Execution Version
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY “[***]”, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND CUSTOMARILY AND ACTUALLY TREATED BY THE COMPANY AS PRIVATE OR CONFIDENTIAL.
OPTION AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALCON RESEARCH, LTD.,
ITHACA MERGER SUB, INC.,
AND
IVANTIS, INC.
DATED AS OF
November 9, 2018
______________________________________________________________________________
THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF OR, IF APPLICABLE, ITS AFFILIATE, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Page

ARTICLE 1 Definitions	1
1.1 Certain Definitions	1
1.2 Rules of Construction	18
ARTICLE 2 The Option; Merger; Closing	18
2.1 The Option	20
2.2 The Merger	20
2.3 Effective Time	20
2.4 Effect of the Merger	20
2.5 Certificate of Incorporation; Bylaws	20
2.6 Directors and Officers	20
2.7 Transfers	20
ARTICLE 3 Total Merger Consideration	20
3.1 Total Merger Consideration	20
3.2 Milestones	20
3.3 Withholding	23
3.4 Pre-Closing Merger Consideration Adjustment	23
3.5 Post-Closing Merger Consideration Adjustment	23
ARTICLE 4 Payments; PayMENTS ADMINISTRATOR; Effect on Securities	25
4.1 Payments at Closing; Payments Administrator	25
4.2 Indemnity Escrow Fund and Stockholder Representative Reimbursement Fund	26
4.3 Effect on Securities	26
4.4 Exchange of Certificates	28
4.5 Exchange Procedures for Company Options	28
4.6 No Further Ownership Right	29
4.7 Taking of Necessary Action; Further Action	29
4.8 Appraisal Rights	29
4.9 Transfer of Merger Consideration	30
4.10 Aggregate Total Merger Consideration Payments	30
ARTICLE 5 Representations and Warranties of the Company	30
5.1 Organization; Subsidiaries	30
5.2 Company Capitalization	31
5.3 Authority; Non-Contravention	32
5.4 Financial Statements; No Liability	33
5.5 Absence of Certain Changes or Events	34
5.6 Taxes	34
5.7 Real and Personal Property	36
5.8 Intellectual Property	36
5.9 Compliance with Laws and Orders; Permits	39
5.10 Litigation	40
5.11 Employee Benefit Plans	41
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(continued)
Page

5.12 Employee Matters	42
5.13 Environmental Matters	43
5.14 Material Contracts	44
5.15 Brokers’ and Finders’ Fees	46
5.16 Insurance	46
5.17 Minutes and Stock Records	46
5.18 Related Party Transactions	46
5.19 Distributors; Suppliers	47
5.20 Product Warranty; Product Liability	47
5.21 Medical Products	47
5.22 Anti-Corruption Laws	48
5.23 Distribution of Merger Consideration	49
ARTICLE 6 Representations and Warranties Regarding the Parent and the Merger Sub	49
6.1 Organization of the Parent and the Merger Sub	49
6.2 Authority; Non-Contravention	49
6.3 Litigation	50
6.4 Adequacy of Financing	50
6.5 Merger Sub	50
6.6 Parent’s Due Diligence; Limitations on Representations and Warranties	50
ARTICLE 7 Conduct Prior to the Effective Time	51
7.1 Conduct of Business During the Option Period	51
7.2 Conduct of Business Following the Data Request Trigger Date	53
7.3 No Control	55
ARTICLE 8 Covenants	55
8.1 Confidentiality	55
8.2 Appraisal Rights Notice	56
8.3 Consents, Approvals and Filings	56
8.4 D&O Indemnification; Exculpation; Insurance	58
8.5 Further Assurances	58
8.6 Third Party Consents	58
8.7 Tax Matters	59
8.8 Notification of Certain Matters	61
8.9 Access and Information	62
8.10 Company Acquisition Proposals	62
8.11 Data Room	62
8.12 Solicitation of Stockholder Written Consent and Support Agreements	63
8.13 Company 401(k) Plan	63
8.14 Section 280G Approval	63
8.15 Termination of the Investment Agreements	63
8.16 Notice of Additional Shares of Company Capital Stock	63
- ii -

(continued)
Page

8.17 Registration and Public Offerings	64
8.18 Restrictions on Transfers of Company Capital Stock; Enforcement of Support Agreement	64
8.19 Classification	64
8.20 Inventions and Proprietary Rights Agreement	64
8.21 Applicable Accounting Standards	64
8.22 Pro Forma Closing Payment Spreadsheet	64
8.23 Escrow Agent and Payments Administrator	64
8.24 Berlin Escrow	64
ARTICLE 9 Indemnification; Survival of Representations	65
9.1 Agreement to Indemnify the Parent Indemnified Parties	65
9.2 Agreement to Indemnify the Holder Indemnified Parties	66
9.3 Exercise of Remedies by Indemnified Parties other than the Parent or the Stockholder Representative	66
9.4 Survival	66
9.5 Limitation of Liability	67
9.6 Sources of Recovery	68
9.7 Process for Indemnification Claims	68
9.8 Defense of Third Party Claims	69
9.9 Tax Treatment of Indemnity Payments	70
9.10 Offsets	70
9.11 Knowledge	71
9.12 No Double Remedy	71
9.13 Non-Reliance	71
9.14 Release of Indemnity Escrow Fund	71
ARTICLE 10 Stockholder Representative	72
10.1 Appointment; Authorization	72
10.2 Resignation; Replacement	72
10.3 Decisions and Actions Binding	72
10.4 Actions of the Stockholder Representative	72
10.5 Payment of Expenses	73
10.6 Provision of Information	74
ARTICLE 11 Closing Conditions	74
11.1 Conditions to Obligations of Each Party to Effect the Closing	74
11.2 Additional Conditions to Obligations of the Company	74
11.3 Additional Conditions to the Obligations of the Parent and the Merger Sub	75
ARTICLE 12 Termination, Amendment and Waiver	76
12.1 Termination	76
12.2 Notice of Termination; Effect of Termination	77
ARTICLE 13 General Provisions	78
13.1 Amendment	78
13.2 Extension; Waiver	78
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(continued)
Page

13.3 Notices	78
13.4 Assignment	79
13.5 Successors	79
13.6 Non-Recourse	79
13.7 Governing Law; Consent to Jurisdiction	80
13.8 Specific Performance	80
13.9 Waiver of Jury Trial	80
13.10 Disclosure Schedules	80
13.11 Entire Agreement; Third Party Beneficiaries	81
13.12 Severability	81
13.13 Mutual Drafting	81
13.14 Counterparts	81
13.15 Expenses	81
13.16 Waiver of Conflict; Communications	81
13.17 Attorney-Client Privilege	82

- iv -

APPENDICES
Appendix I    -    Restricted Persons
Appendix II    -    Applicable Accounting Principles
SCHEDULES
Schedule 11.3.11    -    Third Party Consents

EXHIBITS

Exhibit A	-	Form of Noncompetition, Nonsolicitation and Confidentiality Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Payments Administration Agreement
Exhibit D	-	Form of Support Agreement
Exhibit D-1		Form of Berlin Support Agreement
Exhibit E	-	Form of Option Exercise Notice
Exhibit F	-	Form of Certificate of Merger
Exhibit G	-	Certificate of Incorporation of the Surviving Corporation
Exhibit H	-	Form of Invoice
Exhibit I	-	Form of Letter of Transmittal
Exhibit J	-	Pro Forma Closing Payment Spreadsheet

- v -

OPTION AGREEMENT AND PLAN OF MERGER
This OPTION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 9, 2018 (the “Execution Date”), by and among (i) Alcon Research, Ltd., a Delaware corporation (the “Parent”), (ii) Ithaca Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), (iii) Ivantis, Inc., a Delaware corporation (the “Company”), and (iv) following its nomination and appointment, and delivery by it of a joinder to this Agreement, in each case, in accordance with Section 10.1 of this Agreement, the Stockholder Representative (as defined herein).
RECITALS
WHEREAS, the Company has evaluated numerous potential strategic alternatives and financing strategies and evaluated the Company’s prospects and the risks and uncertainties facing its business;
WHEREAS, the Company wishes to grant to the Parent an exclusive option to acquire the Company (the “Option”) pursuant to a merger of the Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (“Delaware Law”);
WHEREAS, the respective boards of directors of the Parent, the Merger Sub and the Company have approved and adopted this Agreement and declared advisable the Option and the Merger upon the terms and subject to the conditions of this Agreement and Delaware Law;
WHEREAS, the boards of directors of the Company and the Merger Sub have recommended this Agreement for adoption and approval by their respective stockholders;
WHEREAS, promptly following the execution and delivery of this Agreement by the Company, the Company shall seek approval of this Agreement, the Option, the Merger and the other transactions contemplated hereby by written consent (the “Stockholder Written Consent”) by the Required Stockholder Vote (as defined herein) in accordance with applicable Law and the Company Charter Documents (as defined herein), and as otherwise required hereunder; and
WHEREAS, concurrently with the execution of this Agreement, the Persons set forth on Appendix I are executing and delivering a Noncompetition, Nonsolicitation and Confidentiality Agreement in the form attached hereto as Exhibit A (the “Noncompetition Agreement”) which shall be subject to and conditioned upon the Closing and the continued employment of such Person.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows.
ARTICLE 1
DEFINITIONS
1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings.
1.1.1“2007 Company Option Plan” shall mean the Company’s 2007 Stock Incentive Plan.
1.1.2“2017 Company Option Plan” shall mean the Company’s 2017 Stock Incentive Plan.
1.1.3“‘858 IPR Decision” shall mean [***]
1.1.4“‘858 IPR Decision Date” shall mean [***]
1.1.5“Accounting Firm” shall mean KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parent and the Stockholder Representative in writing.

1.1.6“Action” shall mean any claim, complaint, investigation, petition, litigation, suit, arbitration, charge, cause of action, allegation, hearing, criminal prosecution, demand letter, or proceeding whether civil, criminal, administrative, or investigative, at law or at equity, before or by any Governmental Entity, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Entity.
1.1.7“Adjustment Holdback” shall mean an amount equal to $[***], which shall be held back from payment of the Closing Payment by the Parent at the Closing to be used towards satisfaction of any adjustment required pursuant to Section 3.5.
1.1.8“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. When used in this Agreement, “control”, including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, by contract or otherwise.
1.1.9“Aggregate Exercise Price” shall mean the aggregate exercise price of all vested In-the-Money Options (including, for the avoidance of doubt, all such Company Options that vest in connection with the consummation of the transactions contemplated by this Agreement outstanding immediately prior to the Closing).
1.1.10“Agreement” has the meaning set forth in the Preamble.
1.1.11“Anti-Corruption Laws” shall mean Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
1.1.12“Antitrust Laws” shall mean all Laws, in any jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.
1.1.13“Applicable Accounting Principles” shall mean the accounting principles set forth in Appendix II.
1.1.14“Applicable Accounting Standards” shall mean, with respect to the Company, GAAP and, with respect to the Parent, the Merger Sub, and the Selling Party, IFRS or GAAP, whichever is utilized by Parent to satisfy its reporting obligations to its shareholders, in each case, as generally and consistently applied throughout the Party’s organization.
1.1.15“Auditor” has the meaning set forth in Section 3.2.2.4.
1.1.16“Balance Sheet Date” has the meaning set forth in Section 5.4.1.
1.1.17“Balance Sheet Liabilities” has the meaning set forth in Section 5.4.4.
1.1.18“Benefit Plan” shall mean (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA); (ii) each employment, consulting, severance, termination, change in control, retention, vacation, salary continuation, bonus, incentive, stock option, stock purchase, stock-based, retirement, pension, profit sharing or deferred compensation plan or other similar contract, program, fund, policy or arrangement of any kind; and (iii) each other plan, contract, program, fund, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, involving direct or indirect compensation or benefits other than workers’ compensation, unemployment compensation and other government programs, in each case, that is sponsored, maintained or contributed to by, or required to be contributed to by, any Relevant Company, or under which any Relevant Company has any Liability, in each case, for the benefit of any current or former employee, officer, Contract Worker, stockholder or director of the Company.
1.1.19“Berlin” shall mean Michael S. Berlin.
1.1.20“Berlin Escrow” shall mean an escrow account established in accordance with the Berlin Patent Assignment Agreement.
1.1.21“Berlin Patent Assignment Agreement” shall mean the Patent Assignment Agreement, dated as of July 12, 2018, by and between the Company and Berlin.
1.1.22“Berlin Support Agreement” shall mean a Support Agreement, duly executed by Berlin, in the form attached hereto as Exhibit D-1.
1.1.23“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in Basel, Switzerland; Fort Worth, Texas; or Los Angeles, California are required or authorized by Law or Order to be closed for regular banking business.
1.1.24“Calendar Year” shall mean a period of 12 consecutive calendar months ending on December 31.
1.1.25“CE Mark of Conformity” shall mean the certificates issued by a Notified Body following the completion of a conformity assessment procedure in relation to a medical device.
1.1.26“Certificates” has the meaning set forth in Section 4.4.1.
1.1.27“CFIUS” shall mean the Committee on Foreign Investment in the United States, as established by the DPA, as amended.
1.1.28“CFO Certificate” has the meaning set forth in Section 4.1.1.3.
1.1.29“Claim” has the meaning set forth in Section 9.3.2.
1.1.30“Claim Notice” has the meaning set forth in Section 9.7.
1.1.31“Closing” has the meaning set forth in Section 2.3.
1.1.32“Closing Cash” shall mean the aggregate amount of any cash and cash equivalents of the Relevant Companies, less (i) any restricted cash, less (ii) any drawn but uncashed checks, plus (iii) any deposited but not yet credited checks as of such time and/or any wire transfers initiated but not yet received as of such time, in each case as determined as of 11:59 p.m. Eastern time on the day immediately preceding the Closing Date and without giving effect to any of the transactions contemplated hereby. The Closing Cash shall not include any cash in the Berlin Escrow.
1.1.33“Closing Date” has the meaning set forth in Section 2.3.
1.1.34“Closing Date Balance Sheet” has the meaning set forth in Section 3.5.1.
1.1.35“Closing Indebtedness” shall mean the Indebtedness of the Relevant Companies, calculated as of immediately prior to the Effective Time and without giving effect to any of the transactions contemplated hereby.
1.1.36“Closing Payment” shall mean the Estimated Total Closing Consideration, minus the Indemnity Escrow Amount, minus the Adjustment Holdback, minus the Stockholder Representative Reimbursement Fund.
1.1.37“Closing Payment Spreadsheet” has the meaning set forth in Section 4.1.1.4.

1.1.38“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.1.39“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.1.40“Combination Product” has the meaning set forth in Section 1.1.159.13.
1.1.41“Comment Notice” has the meaning set forth in Section 2.1.2.3.
1.1.42“Comment Response Period” has the meaning set forth in Section 2.1.2.3.
1.1.43“Common Stockholder Vote” shall mean the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class.
1.1.44“Company” has the meaning set forth in the Preamble.
1.1.45“Company 401(k) Plan” has the meaning set forth in Section 8.13.
1.1.46“Company Acquisition Proposal” has the meaning set forth in Section 8.10.1.
1.1.47“Company Balance Sheet” has the meaning set forth in Section 5.4.1.
1.1.48“Company Bylaws” has the meaning set forth in Section 5.1.4.
1.1.49“Company Capital Stock” shall mean the Company Common Stock (including, for the avoidance of doubt, the Company Restricted Shares) and Company Preferred Stock.
1.1.50“Company Certificate of Incorporation” has the meaning set forth in Section 5.1.4.
1.1.51“Company Charter Documents” has the meaning set forth in Section 5.1.4.
1.1.52“Company Common Stock” shall mean the common stock, par value US$0.001 per share, of the Company.
1.1.53“Company Confidential Information” has the meaning set forth in Section 8.1.1.
1.1.54“Company Disclosure Schedule” has the meaning set forth in Section 13.10.
1.1.55“Company Financial Statements” has the meaning set forth in Section 5.4.1.
1.1.56“Company Governing Agreements” has the meaning set forth in Section 5.2.4.
1.1.57“Company Holders” shall mean (i) the holders of record of Company Capital Stock as of immediately prior to the Effective Time and (ii) the holders of Company Options as of immediately prior to cancellation thereof pursuant to Section 4.3.
1.1.58“Company Indemnitees” has the meaning set forth in Section 8.4.1.
1.1.59“Company Intellectual Property” has the meaning set forth in Section 5.8.3.
1.1.60“Company Intellectual Property Licenses” has the meaning set forth in Section 5.8.11.
1.1.61“Company Material Adverse Effect” shall mean any circumstance, change, effect or occurrence (whether considered alone or in combination with other circumstances, changes, effects or occurrences) that has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), business, or results of operations of the Relevant

Companies or on the ability of the Relevant Companies to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any changes affecting general economic, political or financial market conditions, foreign or domestic; (ii) any changes generally affecting the medical device industry; (iii) any failure by the Relevant Companies to meet internal or other estimates, predictions, projections or forecasts, including as provided to the Parent by the Company or any of the Company’s Representatives, related to revenue, net income or any other measure of financial performance (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iv) any changes arising from or attributable or relating to any breach by the Parent or the Merger Sub of this Agreement or any other Transaction Document; (v) additions, amendments, changes or modifications to any Law, GAAP, IFRS or the regulatory or interpretative guidance relating thereto, including the action of any regulatory agency; (vi) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism; (vii) any effect resulting from the filing or threat of any Action relating to any of the Company Intellectual Property or any other matter or item disclosed in a Section of the Company Disclosure Schedule relating to Section 5.8 of this Agreement, not resulting in the entry of a preliminary or permanent injunction prior to the Effective Time; (viii) any circumstance, change, effect or occurrence relating to any Relevant Company’s failure to conduct successful clinical trials on a timely basis for any of its products in development; or (ix) any changes attributable to the announcement of the Merger and the other transactions contemplated by this Agreement, except that, with respect to the changes described in clauses (i), (ii), (v) or (vi) above, such change will be taken into account to the extent such change has had a disproportionate effect on the Relevant Companies as compared to other similar companies engaged in the medical device industry.
1.1.62“Company Option” shall mean each option or right to purchase shares of Company Common Stock, including options granted under the Company Option Plans, that is vested (including such Company Options for which vesting is accelerated as a result of the transaction contemplated hereby), outstanding and unexercised immediately prior to the Effective Time.
1.1.63“Company Option Closing Payment” has the meaning set forth in Section 4.3.3.2.
1.1.64“Company Option Plans” shall mean the 2007 Company Option Plan and the 2017 Company Option Plan.
1.1.65“Company Permits” has the meaning set forth in Section 5.9.2.
1.1.66“Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.
1.1.67“Company Representation Termination Date” has the meaning set forth in Section 9.4.3.
1.1.68“Company Restricted Shares” shall mean each share of restricted Company Common Stock granted under the Company Option Plans.
1.1.69“Company Rights” has the meaning set forth in Section 5.2.4.
1.1.70“Company Subsidiaries” shall mean the Subsidiaries of the Company.
1.1.71“Company Subsidiary Charter Documents” has the meaning set forth in Section 5.1.4.
1.1.72“Company’s Knowledge” (and words of similar import) shall mean the actual knowledge of Dave Van Meter, Todd Abraham, Ken Galt, Helene Spencer, Richard Hope, Brett Trauthen, Jennifer Wilson, Michael Chodzko, Frank Shields, Glen Burgess, David Kimball and Kelli Gerasimou after due inquiry.
1.1.73“Confidential Information” shall mean all Intellectual Property or other information disclosed by a Party to the other Party, including proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that is treated as confidential by the disclosing Party in the regular course of business, is designated as confidential by the disclosing Party or that the receiving Party could reasonably be expected to believe is confidential. The terms of this Agreement shall constitute the “Confidential Information” of both the Parent and the Company.
1.1.74“Contract Worker” shall mean independent contractors, consultants, temporary employees, leased employees, retired persons entitled to payment from the Company, or other service providers employed or used by any Relevant Company who are not (i) classified by the Relevant Company as employees or (ii) compensated by a Relevant Company through wages reported on a form W-2.
1.1.75“Copyrights” shall mean all copyrights and registrations and applications therefor, works of authorship and mask work rights.
1.1.76“Current Representation” has the meaning set forth in Section 13.16.
1.1.77“Damages” shall mean any loss, liability, injury, claim, settlement, judgment, award, fine, penalty, damage, Taxes, Encumbrance, charge, cost or expense of any nature (including costs of collection and reasonable attorneys’ fees and disbursements and other litigation expenses), whether or not involving the claim of another Person; provided, however, that “Damages” shall not include, and the Parent Indemnified Parties shall not be entitled to seek or recover from any Company Holder under any theory of liability, for diminution of value of the Company, lost profits, consequential, incidental or punitive damages, unless such damages are (i) actually paid or payable pursuant to a Third Party Claim, or (ii) reasonably foreseeable and flow proximately from the breach giving rise thereto.
1.1.78“Data Request Date” has the meaning set forth in Section 2.1.2.1.
1.1.79“Data Request Trigger Date” shall mean the first Data Request Date on or after December 1, 2019.
1.1.80“Data Room” shall mean the information that is readable, printable and otherwise fully accessible to the Parent and its Representatives in the electronic data room maintained by the Company as of 5 p.m. on the date immediately prior to the Execution Date.
1.1.81“Debt Payment Schedule” has the meaning set forth in Section 4.1.1.2.
1.1.82“Delaware Law” has the meaning set forth in the Recitals.
1.1.83“Designated Person” has the meaning set forth in Section 13.6.
1.1.84“Dissenting Shares” has the meaning set forth in Section 4.8.1.
1.1.85“DOJ” has the meaning set forth in Section 8.3.2.
1.1.86“DPA” shall mean the Defense Production Act of 1950, as amended.
1.1.87“Due Diligence Package” has the meaning set forth in Section 2.1.2.1.
1.1.88“Effective Time” has the meaning set forth in Section 2.3.
1.1.89“Election to Defend” has the meaning set forth in Section 9.8.2.
1.1.90“Employment Laws” shall mean, to the extent enacted prior to the Closing Date and as in effect on the Closing Date, all federal, state and local statutes, regulations, ordinances, and judicial and administrative orders and determinations concerning hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as Contract Workers and employees as exempt or non-exempt under applicable Laws), leaves of absences, privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

1.1.91“Encumbrance” shall mean any lien, claim, charge, option, mortgage, pledge, security interest, right of first refusal or right of first offer, license, encumbrance (including any lease, easement, license, zoning ordinance, covenant, condition, restriction or right-of-way) or other similar right affecting real, personal or intangible property, in each case, whether arising by contract, operation of law or otherwise. “Encumber” shall have the corresponding meaning.
1.1.92“Enterprise Value” shall mean $[***]
1.1.93“Environmental Claim” shall mean any Action or other written or oral notice alleging potential Liability arising out of, based on or resulting from (i) the presence or Release or threatened Release of any Environmental Material at a location, whether or not owned or operated by the Party subject to the allegation or any of its Affiliates, or (ii) any violation, or alleged violation, of any Environmental Law.
1.1.94“Environmental Law” shall mean any Law or Order relating to (i) the regulation of pollution, or protection of the environment, natural resources, or health and safety (with respect to Environmental Materials), or (ii) the handling, use, Release or threatened Release of any Environmental Material.
1.1.95“Environmental Material” shall mean any substance, material or waste that is listed, characterized, defined, classified or regulated by any Environmental Law as hazardous, toxic, dangerous, a pollutant or contaminant, or words of similar meaning and effect, including (i) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (ii) any other hazardous substance that may be regulated pursuant to any Environmental Law.
1.1.96“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.1.97“ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
1.1.98“Escrow Agent” shall mean, subject to Section 8.23, JPMorgan Chase Bank, N.A.
1.1.99“Escrow Agreement” shall mean, subject to Section 8.23, an Escrow Agreement to be dated as of the Closing Date, by and among the Escrow Agent, the Parent and the Stockholder Representative, substantially in the form attached hereto as Exhibit B.
1.1.100“Estimate Statement” has the meaning set forth in Section 3.4.2.
1.1.101“Estimated Closing Cash” has the meaning set forth in Section 3.4.2.
1.1.102“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 3.4.2.
1.1.103“Estimated Closing Indebtedness” has the meaning set forth in Section 3.4.2.
1.1.104“Estimated Total Closing Consideration” has the meaning set forth in Section 3.4.2.
1.1.105“Estimated Transaction Expenses” has the meaning set forth in Section 3.4.2.
1.1.106“Estimated Working Capital” has the meaning set forth in Section 3.4.2.
1.1.107“Execution Date” has the meaning set forth in the Preamble.
1.1.108 “Extension Notice” has the meaning set forth in Section 2.1.3.
1.1.109“Extension Payment” has the meaning set forth in Section 2.1.3.

1.1.110“FDA” shall mean the United States Food and Drug Administration, or any successor agency.
1.1.111“FDCA” shall mean the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, and the regulations promulgated thereunder by the FDA.
1.1.112“Final Closing Cash” has the meaning set forth in Section 3.5.1.
1.1.113“Final Closing Indebtedness” has the meaning set forth in Section 3.5.1.
1.1.114“Final Total Closing Consideration” has the meaning set forth in Section 3.5.1.
1.1.115“Final Transaction Expenses” has the meaning set forth in Section 3.5.1.
1.1.116“Final Working Capital” has the meaning set forth in Section 3.5.1.
1.1.117“First Release Date” has the meaning set forth in Section 9.14.1.
1.1.118“Fraud” has the meaning set forth in Section 9.6.
1.1.119“FTC” has the meaning set forth in Section 8.3.2.
1.1.120“Fully Diluted Common Stock” shall mean the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time assuming, without double-counting, (i) conversion of all shares of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time to Company Common Stock and (ii) the exercise of all In-the-Money Options issued and outstanding immediately prior to the Effective Time.
1.1.121“Fundamental Company Representations” shall mean the representations and warranties of the Company set forth in Section 5.1 (Organization; Subsidiaries), Section 5.2 (Company Capitalization), Section 5.3 (Authority; Non-Contravention), Section 5.8.9 (Intellectual Property), Section 5.15 (Brokers’ and Finders’ Fees), and Section 5.22.4 (Distribution of Merger Consideration).
1.1.122“GAAP” shall mean United States generally accepted accounting principles.
1.1.123“Government Official” shall mean (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (i) or (ii) of this definition.
1.1.124“Governmental Entity” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, quasi-governmental, self-regulatory, Tax, regulatory or administrative function of government, including the FDA, the U.S. Federal Trade Commission, the U.S. Department of Justice, any applicable stock exchange and all foreign equivalents thereof.
1.1.125“Holder Claim” has the meaning set forth in Section 9.3.2.
1.1.126“Holder Indemnified Parties” has the meaning set forth in Section 9.2.
1.1.127“HORIZON Study” shall mean the HORIZON Study (Protocol CP11-001) which is the pivotal clinical study in the United States evaluating the Hydrus Microstent implanted at the time of cataract surgery for the reduction of intraocular pressure, compared to cataract surgery alone.
1.1.128“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

1.1.129“IFRS” shall mean International Financial Reporting Standards.
1.1.130“In-the-Money Option” shall mean a Company Option for which the portion of the Closing Payment payable in respect of a Company Common Stock underlying such Company Option exceeds the exercise price per Company Common Stock of such Company Option.
1.1.131“Inbound Licenses” has the meaning set forth in Section 5.8.10.
1.1.132“Indebtedness” shall mean, as to any Person, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP or IFRS, as applicable; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person that is not converted at or prior to the Effective Time; (vii) for any or all of the deferred purchase price of property or services, including “earnout” or similar payments or noncompete payments owed or potentially owed by such Person; (viii) any Liability of the type described in the preceding clauses (i) through (vii) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; and (ix) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses associated with the prepayment of any Indebtedness of such Person.
1.1.133“Indemnified Parties” has the meaning set forth in Section 9.2.
1.1.134“Indemnity Cap” has the meaning set forth in Section 9.5.6.
1.1.135“Indemnity Escrow Amount” shall mean an amount equal to $[***].
1.1.136“Indemnity Escrow Fund” shall mean, at any given time after the Closing, the funds remaining in one or more accounts in which the Escrow Agent has deposited the Indemnity Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.
1.1.137“Information Systems” has the meaning set forth in Section 5.8.22.
1.1.138“Initial Company Disclosure Schedule” shall mean the Company Disclosure Schedule delivered on the Execution Date.
1.1.139“Intellectual Property” shall mean (i) inventions and discoveries, whether patentable or not, and all invention disclosures, patents, patent applications and statutory invention registrations therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, Software (in source code and object code), databases, specifications and related items and registrations and applications for registration thereof, (iv) trade secrets under applicable Law, including confidential and proprietary information and know how, and (v) all proprietary rights in any of the foregoing. Intellectual Property shall include all Patents, Marks, Copyrights and Trade Secrets.
1.1.140“Investment Agreements” shall mean, collectively, (i) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among the Company, the Investors (as defined therein) and the Stockholders (as defined therein), dated January 6, 2017, (ii) that certain Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company and the Investors (as defined therein), dated January 6, 2017, and (iii) that certain Sixth Amended and Restated Voting and Drag-

Along Agreement, by and among the Company and the Investors (as defined therein), dated January 6, 2017 (the “Voting Agreement”), each as may be amended or amended and restated from time to time.
1.1.141“IP Special Representations” shall mean the representations and warranties of the Company set forth in Sections 5.8.1, 5.8.2, 5.8.3, 5.8.10, 5.8.11, 5.8.12 and 5.8.15 (Intellectual Property).
1.1.142“IRS” shall mean the Internal Revenue Service.
1.1.143“Law” shall mean any federal, state, provincial, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, code, rule or regulation of any Governmental Entity, including the rules, regulations and listing requirements of any applicable stock exchange or similar quasi-governmental or self-regulatory body.
1.1.144“Leased Real Property” has the meaning set forth in Section 5.7.2.
1.1.145“Leases” has the meaning set forth in Section 5.7.2.
1.1.146“Letter of Transmittal” has the meaning set forth in Section 4.4.1.
1.1.147“Liability” shall mean any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or determinable, accrued or unaccrued, absolute or contingent and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and Contract Workers and costs of investigation.
1.1.148“Marks” shall mean all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
1.1.149“Material Contract” has the meaning set forth in Section 5.14.3.
1.1.150“Measurement Period” has the meaning set forth in Section 3.2.1.2.
1.1.151“Medical Product” has the meaning set forth in Section 5.21.1.
1.1.152“Merger” has the meaning set forth in the Recitals.
1.1.153“Merger Certificate” has the meaning set forth in Section 2.3.
1.1.154“Merger Sub” has the meaning set forth in the Preamble.
1.1.155“Merger Sub Common Stock” shall mean the common stock, par value US$0.01 per share, of the Merger Sub.
1.1.156“MEWA” has the meaning set forth in Section 5.11.4.
1.1.157“Milestone Payments” has the meaning set forth in Section 3.2.
1.1.158“Milestones” has the meaning set forth in Section 3.2.
1.1.159“Net Sales” shall mean the net sales recorded by the Parent or any of its Affiliates (including, following the Closing, the Relevant Companies) or licensees (which excludes distributors and wholesalers for which the Parent is liable for sales thereto) (collectively, the “Selling Party”) for any Product sold to Third Parties other than sublicensees as determined in accordance with the Parent’s Applicable Accounting Standards as consistently applied. The deductions booked on an accrual basis by the Parent and its Affiliates under its Applicable Accounting Standards to calculate the recorded net sales from gross sales include, without limitation, the following: [***]

1.1.160“Net Sales Annual Report” has the meaning set forth in Section 3.2.2.2.
1.1.161“Net Selling Price” has the meaning set forth in Section 1.1.159.13.
1.1.162“Net Working Capital” has the meaning set forth in the Applicable Accounting Principles in Appendix II.
1.1.163“Non-Company Products” has the meaning set forth in Section 1.1.159.13.
1.1.164“Noncompetition Agreement” has the meaning set forth in the Recitals.
1.1.165“Notice of Disagreement” has the meaning set forth in Section 3.5.2.
1.1.166“Notified Body” shall mean an organization that has been appointed by the competent authorities of a European Union Member State to conduct conformity assessment procedures and verify the conformity of the manufacturer with the requirements of the Council Directive 93/42/EEC concerning medical devices.
1.1.167“Option” has the meaning set forth in the Recitals.
1.1.168“Option Exercise Date” has the meaning set forth in Section 2.1.4.
1.1.169 “Option Exercise Notice” has the meaning set forth in Section 2.1.4.
1.1.170 “Option Expiration Date” shall mean 11:59 p.m., Eastern Time (other than as may be extended pursuant to the terms of this Agreement), on the later of:[***]
1.1.171“Option Period” shall mean the period commencing on the Execution Date and ending on the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article 12.
1.1.172“Option Price” shall mean $[***].
1.1.173“Order” shall mean any order, judgment, writ, assessment, injunction, judgment, award, decree, undertaking, stipulation, ruling or other requirement entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Entity of competent jurisdiction.
1.1.174“Ordinary Course Licenses” has the meaning set forth in Section 5.8.11.
1.1.175“Ordinary Course of Business” means in the ordinary course of business of the Relevant Companies and consistent with past practices as of the Execution Date.
1.1.176 “Outside Date” has the meaning set forth in Section 12.1.7.
1.1.177“Owned Intellectual Property” has the meaning set forth in Section 5.8.9.
1.1.178“Parachute Payment Waiver” has the meaning set forth in Section 8.14.1.
1.1.179“Parent” has the meaning set forth in the Preamble.
1.1.180“Parent Affiliated Party” has the meaning set forth in Section 1.1.209.
1.1.181“Parent Claim” has the meaning set forth in Section 9.3.1.
1.1.182“Parent Confidential Information” has the meaning set forth in Section 8.1.1.
1.1.183“Parent Indemnified Parties” has the meaning set forth in Section 9.1.

1.1.184“Parent Material Adverse Effect” shall mean any circumstance, change, effect or occurrence that has a material adverse effect on the ability of the Parent or the Merger Sub to perform their respective obligations under, or to consummate in any material respect any of the transactions contemplated by, this Agreement or any other Transaction Document.
1.1.185“Parent Representation Termination Date” has the meaning set forth in Section 9.4.4.
1.1.186“Party” shall mean the Parent, the Merger Sub, the Company, or the Stockholder Representative, individually, as the context so requires. “Parties” shall mean the Parent, the Merger Sub, the Company and the Stockholder Representative collectively.
1.1.187“Patents” shall mean all patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction.
1.1.188“Payment Spreadsheet” shall mean with respect to any payment of any portion of Total Merger Consideration, a spreadsheet setting forth (i) the name, address, email address (to the extent known), tax identification number (to the extent known), employment status (i.e., whether current or former employee or Contract Worker), if applicable, and details of the account to which such payments are to be made for each Company Holder (to the extent known), the respective portion (expressed on a percentage basis and rounded to four decimal places) of such payment of Total Merger Consideration payable to each such Company Holder; (ii) each Transaction Expense payable in connection with, or contemporaneous with, the payment of such portion of Total Merger Consideration to which such Payment Spreadsheet relates, including copies of final invoices for such Transaction Expenses (if available), wire transfer instructions or mailing address for payment to be made and, in the event that any Transaction Expense is subject to withholding and/or reporting as compensation, (a) the amount that is compensation income, (b) the amount of the corresponding Transaction Payroll Taxes required to be paid in respect of payments made at or in connection with such payment and (c) whether the amount is reportable on an IRS Form W-2 or IRS Form 1099-MISC; and (iii) in the event that any payment made to a Company Holder is subject to withholding and/or reporting as compensation, the Payment Spreadsheet shall indicate, with respect to each such Company Holder, with respect to the applicable portion of the Total Merger Consideration, (1) the amount that is compensation income, (2) the amount of the corresponding Transaction Payroll Taxes required to be paid in respect of such payment and (3) whether the amount is reportable on an IRS Form W-2 or IRS Form 1099-MISC.
1.1.189 “Payments Administration Agreement” shall mean, subject to Section 8.23, a Payments Administration Agreement, to be dated as of the Closing Date, by and among the Payments Administrator, the Parent and the Stockholder Representative, substantially in the form attached hereto as Exhibit C.
1.1.190“Payments Administrator” has the meaning set forth in Section 4.1.3.
1.1.191 “Permitted Encumbrances” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Encumbrances arising in the Ordinary Course of Business and securing payments or obligations that are not delinquent; (ii) Encumbrances for Taxes, assessments and other governmental charges that are not due and payable or that are being contested in good faith; (iii) with respect to real property, Encumbrances that arise under zoning, land use and other similar Laws and other minor imperfections of title or Encumbrances, if any, which do not adversely impair the marketability, value or use of the property subject thereto as used as of the Execution Date; and (iv) Encumbrances that arise under leasing arrangements relating to equipment or other personal property transferred, in each case, which do not adversely impair the marketability, value, or use of the property subject thereto as of the Execution Date.
1.1.192“Permitted Financing” has the meaning set forth in Section 7.1.2.7.
1.1.193“Permitted Transfer” means (i) a transfer on death by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee; (iii) a transfer made pursuant to a court order of a court of competent jurisdiction (including in connection with divorce, bankruptcy or liquidation); (iv) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or as in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

1.1.194“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
1.1.195“Post-Closing Adjustment Amount” has the meaning set forth in Section 3.5.3.
1.1.196“Post-Closing Payment” shall mean the payments set forth in Sections 4.3.2.2 through 4.3.2.5.
1.1.197“Post-Closing Representation” has the meaning set forth in Section 13.16.
1.1.198“Post-Closing Statement” has the meaning set forth in Section 3.5.1.
1.1.199“Pre-Closing Tax Return” shall mean a Tax Return of a Relevant Company for any taxable period ending on or before the Closing Date that is due before the Closing Date. For the avoidance of doubt, Pre-Closing Tax Returns do not include Tax Returns relating to a Straddle Period.
1.1.200“Pre-Closing Taxes” shall mean all Taxes of the Relevant Companies (or any predecessors thereof) (i) for any taxable period ending on or before the Closing Date, and (ii) for the portion of any Straddle Period ending at the end of the Closing Date (determined as provided in Section 8.7.3), including any Taxes (regardless of whether paid by installment) imposed under Section 965 of the Code, as amended by the Tax Cuts and Jobs Acts. For purposes of this definition and the calculation of any indemnity, any interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes for which the Company Holders indemnify the Parent or the Company shall be deemed to be attributable to a taxable period ending on or before the Closing Date.
1.1.201“Pro Forma Closing Payment Spreadsheet” has the meaning set forth in Section 8.22.
1.1.202“Product” shall mean the Hydrus Microstent and all predecessors thereof.
1.1.203“Registered” with respect to any item of Intellectual Property, shall mean such Intellectual Property to the extent issued by, filed with or recorded by any Governmental Entity.
1.1.204“Regulatory Approval” shall mean (i) in the United States, approval or clearance granted by the FDA, as evidenced by an approval order issued by the FDA of a premarket approval application or premarket approval supplement or, with respect to the Product, clearance of a premarket notification submission under Section 510(k) of the FDCA, or (ii) in the European Union, the Company’s ability to obtain a CE Mark of Conformity from a Notified Body and to affix the CE Mark of Conformity to the Product in accordance with applicable Law related to medical devices in the European Union, in each case, to market and sell any Product in the United States or the European Union, respectively, for at least one indication. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.
1.1.205“Regulatory Filings” has the meaning set forth in Section 8.1.4.
1.1.206“Related Party” has the meaning set forth in Section 5.18.
1.1.207“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, release or migration into, through or upon the indoor or outdoor environment.
1.1.208“Relevant Companies” shall mean the Company and all Company Subsidiaries.
1.1.209“Remedial Action” shall mean any agreement or commitment by the Parent, the Company, the Surviving Corporation or any of their respective Affiliates (each, a “Parent Affiliated Party”) or any Order (i) obligating or requiring any Parent Affiliated Party to sell, divest, license, lease, hold separate or otherwise transfer or convey any material rights, assets, businesses, products (including any of the foregoing constituting or relating to any Product) of any Parent Affiliated Party; (ii) limiting or restricting in any material respect the freedom or discretion of any Parent Affiliated Party to operate, conduct, manage or otherwise deal with as it sees fit, any of the rights, assets, businesses or products (including any of the foregoing related to any Product) of any Parent Affiliated Party; or (iii) prohibiting, preventing or restraining any of the transactions contemplated by this Agreement or the other Transaction Documents.
1.1.210“Representatives” shall mean, when used with respect to a Person, the directors, officers, employees, Affiliates, Contract Workers, accountants, legal counsel, investment bankers, financial advisors, agents and other representatives of such Person and of any Affiliate of such Person.
1.1.211“Required Stockholder Vote” shall mean the affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted to Company Common Stock basis; (ii) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class; and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class (on an as-converted-to-Company Common Stock basis); provided, that none of the foregoing thresholds shall be met through the exercise of any “drag-along” or similar right set forth in the Voting Agreement.
1.1.212 “Securities Act” has the meaning set forth in Section 5.2.4.
1.1.213“Selling Party” has the meaning set forth in Section 1.1.159.
1.1.214“Series A Preferred Stock” shall mean the Series A preferred stock, US$0.001 par value per share, of the Company.
1.1.215“Series B Preferred Stock” shall mean the Series B preferred stock, US$0.001 par value per share, of the Company.
1.1.216“Series C Preferred Stock” shall mean the Series C preferred stock, US$0.001 par value per share, of the Company.
1.1.217“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
1.1.218“Stockholder Representative” has the meaning set forth in Section 10.1.
1.1.219“Stockholder Representative Expenses” has the meaning set forth in Section 10.4.2.
1.1.220“Stockholder Representative Reimbursement Fund” shall mean an amount equal to $[***], which amount shall be held by the Stockholder Representative and shall be available for reimbursement of the costs, fees and expenses of the Stockholder Representative as provided in Article 10.
1.1.221“Stockholder Vote Notices” has the meaning set forth in Section 12.1.3.
1.1.222“Stockholder Written Consent” has the meaning set forth in the Recitals.
1.1.223 “Straddle Period” has the meaning set forth in Section 8.7.3.
1.1.224“Standalone FDA Approval Milestone” shall mean Regulatory Approval in the United States of the Hydrus Microstent for stand-alone treatment of glaucoma not in conjunction with cataract surgery.
1.1.225 “Subsidiary” when used with respect to any Person shall mean any other Person (i) in which such Person directly or indirectly owns 50% or more of the aggregate equity interests of such other Person, whether voting or non-voting, or (ii) of which such Person controls the ability to appoint, remove or replace a general partner or managing member, 50% or more of the board of directors or board of managers or Persons conducting a similar function of such other Person.
1.1.226“Support Agreement” shall mean the Support Agreement by and among the Parent, on the one hand, and each applicable Company Holder, on the other hand, in the form attached hereto as Exhibit D.
1.1.227“Surviving Corporation” has the meaning set forth in Section 2.2.
1.1.228“Target Working Capital” shall mean the greater of (a) the actual Net Working Capital as of the Closing, (b) $0 and (c) the three-month average Net Working Capital calculated using the Net Working Capital as set forth in the month-end balance sheets of the Company for each of the three months ended prior to the Closing Date.
1.1.229“Tax” or “Taxes” shall mean any and all taxes, whether federal, state, local or foreign, including without limitation income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, stamp duty land tax, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed thereon by any Governmental Entity.
1.1.230“Tax Contest” has the meaning set forth in Section 8.7.6.
1.1.231“Tax Return” shall mean any return, form, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
1.1.232“Terminating Stockholder Representative” has the meaning set forth in Section 10.2.
1.1.233“Third Party” shall mean any Person other than the Parent, the Merger Sub, the Company, the Surviving Corporation or any of their Affiliates.
1.1.234“Third Party Claim” has the meaning set forth in Section 9.8.1.
1.1.235 “Third Party Claim Notice” has the meaning set forth in Section 9.8.1.
1.1.236“Total Closing Consideration” shall mean the Enterprise Value, plus the Aggregate Exercise Price plus each of (i) Closing Cash, and (ii) the amount, if any, by which Net Working Capital exceeds Target Working Capital, minus each of (i) Closing Indebtedness, (ii) Transaction Expenses, and (iii) the amount, if any, by which Target Working Capital exceeds Net Working Capital, in each case as adjusted pursuant to Section 3.4 and 3.5.
1.1.237“Total Merger Consideration” shall mean, collectively, the Total Closing Consideration and the Milestone Payments (if any).
1.1.238“Trade Secrets” shall mean discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or Confidential Information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise Copyrights or Patents (other than unpublished patent applications).
1.1.239“Transaction Documents” shall mean this Agreement, the Merger Certificate and each other agreement, document, certificate or instrument required to be executed and delivered in connection with this Agreement, the Merger Certificate or the closing of the transactions contemplated herein.
1.1.240“Transaction Expenses” shall mean, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket costs, fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company in connection with the process of or as a result of selling the Company or otherwise relating to or resulting from the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (i) subject to Section 8.3.6, any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or Third Parties on behalf of the Company; (ii) any fees or expenses associated with obtaining the release and termination of any Encumbrances; (iii) all brokers’ or finders’ fees; (iv) fees and expenses of counsel, advisors, Contract Workers, investment bankers, accountants, auditors and experts; (v) the cost of the prepaid “tail” policy to be purchased pursuant to Section 8.4.4; (vi) any amount that becomes payable to any employee as a result of the transactions contemplated hereby or by the other Transaction Documents, including, without limitation, any change of control, retention, success or transaction payments, fees or bonuses, or severance or severance related costs triggered prior to or as a result of the Closing; (vii) any amount that becomes due to any Third Party (including without limitation any “rebates” or other amounts that become due to the Company’s distributors) as a result of the transactions contemplated hereby; (viii) expenses associated with the preparation of Tax Returns applicable to taxable periods that end on or prior to the Closing Date (but are due after the Closing Date), and (ix) all Transaction Payroll Taxes.
1.1.241“Transaction Expenses Schedule” has the meaning set forth in Section 4.1.1.1.
1.1.242“Transaction Payroll Taxes” shall mean the employer portion of any payroll, employment or similar Taxes incurred with respect to any bonuses, severance, exercises or cash-outs of options or other compensatory payments made in connection with the transactions contemplated by this Agreement, whether payable by the Parent, the Company or their Affiliates.
1.1.243“Transfer Taxes” shall mean any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar Tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
1.1.244“Unrequested Updated Disclosure Schedule” has the meaning set forth in Section 2.1.4.
1.1.245“Updated Disclosure Schedule” shall mean at any point in time, a draft of the Company Disclosure Schedule as may be updated in accordance with Section 2.1.2 hereof to contain disclosures and exceptions to the representations and warranties made by the Company in Article 5 as if such representations and warranties were made as of the date of delivery of such Updated Disclosure Schedule and supplied to the Parent by the Company. Notwithstanding anything in this Agreement to the contrary, (i) any Updated Disclosure Schedule may only reflect changes necessary to disclose facts, events or circumstances that arose or occurred following the Execution Date, (ii) any Updated Disclosure Schedule may not include any facts, events or circumstances that were Known to the Company prior to delivery of any prior Updated Disclosure Schedule, (iii) any Updated Disclosure Schedule shall not change the nature or scope of the applicable representations and warranties by effectively amending or modifying the language contained in such representations and warranties, as opposed to merely listing exceptions thereto or updating lists required by such representations and warranties, and shall not contain any disclaimers of or broad exceptions, (iv) any Updated Disclosure Schedule shall have been prepared in good faith in an attempt to accurately and specifically state, as of the date of delivery of such Updated Disclosure Schedule, any exceptions to, or other information required to be disclosed pursuant to, the representations and warranties of the Company contained in this Agreement and (v) any Updated Disclosure Schedule shall not include disclosure of any Liabilities arising as a result of any breach of any covenant or agreement of the Company in this Agreement. Each Updated Disclosure Schedule shall be structured in substantially the form of the Initial Company Disclosure Schedule and shall be in a form customary for transactions of the type contemplated by this Agreement. Any Updated Disclosure Schedule shall be subject to the provisions of Section 13.9.1.
1.1.246“Voting Agreement” has the meaning set forth in Section 1.1.140.
1.2Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement and the Company Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to dollars ($) shall be to United States dollars and to cash shall be to cash in U.S. dollars.
ARTICLE 2
THE OPTION; MERGER; CLOSING
2.1The Option.
2.1.1Option Price. In consideration for the Option and so long as this Agreement remains in effect, the Parent shall within five Business Days following delivery by the Company to the Parent of the Stockholder Vote Notices, pay to the Company a one-time, non-refundable amount equal to the Option Price, via wire transfer of immediately available funds to an account designated in writing by the Company no later than one Business Day following the Execution Date. Nothing in this Agreement shall be deemed to require the Parent to exercise the Option and consummate the Merger, which shall be within the Parent’s sole and absolute discretion. The Company shall use the proceeds from the Option Price only for the operational needs of the Company.
2.1.2Updated Information.
2.1.2.1Upon written request from the Parent to the Company (the date of each such request, a “Data Request Date”), the Company shall within 15 Business Days following a Data Request Date, deliver to the Parent: (i) a data package with respect to the Products, including all clinical and pre-clinical study reports, analyses, top-line and raw data, material reports received from any contract research organizations and presentations, in each case, whether prepared by, for or on behalf of the Company; (ii) copies of all regulatory filings and written communications (or summaries of material oral communications) with any Governmental Entity relevant to any submission to any Governmental Entity pertaining to any Product; (iii) all safety, efficacy and adverse event data, (iv) such other documents, information and other materials reasonably requested by the Parent in connection with its due diligence investigation or customarily provided for due diligence purposes in a merger or acquisition transaction of the nature contemplated by this Agreement (including with respect to manufacturing information, employee benefits, employment, taxes, material contracts, intellectual property and any changes to the business of the Company or the Products since the Execution Date); (v) the Updated Disclosure Schedule; (vi) an updated draft of Schedule 11.3.11 (if applicable); and (vii) the percentage of Company Capital Stock, on an as converted to Company Common Stock basis, that shall constitute Dissenting Shares, if any (the “Due Diligence Package”).
2.1.2.2The Parent may request the Due Diligence Package at any time, and from time to time prior to the Option Expiration Date, provided that the Parent shall not be entitled to any Due Diligence Package more often than once per calendar quarter. Upon the delivery of any Due Diligence Package, the Company shall provide a redline to show the changes from the Initial Company Disclosure Schedule or prior Updated Disclosure Schedule, as applicable.
2.1.2.3From time to time following the delivery of the Due Diligence Package and prior to the Option Expiration Date, the Parent may provide the Company with written notice (i) identifying data or information that is reasonably available to the Company, its contractors or agents and that the Parent reasonably believes should have been included in the Due Diligence Package or would otherwise be useful in order for the Parent to evaluate the Products and whether it wishes to exercise the Option or (ii) of any comments to the Updated Disclosure Schedule included in such Due Diligence Package (each, a “Comment Notice”). The Company shall use commercially reasonable efforts to provide any data or information requested in such Comment Notice, and/or shall consider in good faith revising the Updated Disclosure Schedule to take in to account any comments provided by the Parent in any such Comment Notice, in each case, as promptly as practicable, and in any event within 15 days (the “Comment Response Period”) after receipt of any such Comment Notice. If the Company includes disclosures in the Updated Disclosure Schedule that are inconsistent with the definition of “Updated Disclosure Schedule”, any such disclosures shall be deemed to be for informational purposes only and shall be disregarded for the purpose of determining the accuracy of any representations and warranties made by the Company or determining whether any of the conditions set forth in Article 11 have been satisfied.
2.1.2.4If the Parent submits a Comment Notice to the Company not less than 16 days prior to the Option Expiration Date, then, if the Company fails to respond to such Comment Notice within the Comment Response Period, the Option Expiration Date shall be extended by a number of days equal to the number of days between the expiration of any such Comment Response Period, and the date the Company fully and completely responds to any such Comment Notice; provided, however, that the Company’s failure to provide any data or information requested in such Comment Notice following use of commercially reasonable efforts to do so or the Company’s decision to not make changes to the Updated Disclosure Schedule (after considering in good faith Parent’s comments pursuant to Section 2.1.2.3) based upon the Parent’s comments in the Comment Notice, subject to the Company’s good faith compliance with this Section 2.1.2, shall not be deemed to be a failure by the Company to fully and completely respond to any such Comment Notice.
2.1.2.5Following the receipt by the Company of any Comment Notice from the Parent, the Parent and the Company shall use good faith efforts (including, as necessary, involving discussions of senior officers of such Persons) to resolve any disputes with respect thereto. The then most recent Due Diligence Package (as finally determined in accordance with the procedures set forth in this Section 2.1.2) shall constitute the “final” Due Diligence Package and the “final” Company Disclosure Schedule for purposes of this Agreement.
2.1.2.6The documents required to be delivered by the Company to Parent as part of the Due Diligence Package, or as part of the response to any Comment Notice, shall be provided by the Company to the Parent in the Data Room with access to print and download.
2.1.3Option Extension. The Parent shall be permitted to extend the Option Expiration Date (as may have been extended pursuant to this Section 2.1.3 or Section 2.1.2.4) by up to three consecutive months in the aggregate, in one or more whole month increments, by delivering one or more written notices to the Company (each an “Extension Notice”) prior to the then Option Expiration Date (as may be extended pursuant to this Section 2.1.3 or Section 2.1.2.4). Within five Business Days following the delivery by Parent to the Company of any Extension Notice, the Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to $[***] (an “Extension Payment”) for each month that the Option Expiration Date is to be extended as set forth in the applicable Extension Notice.
2.1.4Option Exercise. The Parent shall have the exclusive right at any time prior to the Option Expiration Date (as may be extended pursuant to Section 2.1.2.4 or Section 2.1.3) to elect, in its sole discretion, to exercise the Option, by delivery to the Company of a written notice of such election in the form attached hereto as Exhibit E (an “Option Exercise Notice” and, the date of such Option Exercise Notice, the “Option Exercise Date”). In the event the Parent delivers an Option Exercise Notice to the Company prior to the Company delivering any Updated Disclosure Schedule to the Parent, the Company shall have the option to deliver to the Parent, within fifteen (15) Business Days following the Parent’s delivery of the Option Exercise Notice, an Updated Disclosure Schedule. If Parent has not delivered an Option Exercise Notice within ninety (90) days following the Company’s delivery to the Parent of its most recently delivered Updated Disclosure Schedule, the Company may deliver an additional Updated Disclosure Schedule (an “Unrequested Updated Disclosure Schedule”); provided, however, that if the Company delivers an Unrequested Updated Disclosure Schedule and there are less than thirty (30) days prior to the Option Expiration Date, the Option Expiration Date shall be extended to the date that is thirty (30) days from the date the Unrequested Updated Disclosure Schedule is delivered.
2.2The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined below), the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
2.3Effective Time. Unless otherwise mutually agreed in writing by the Company and the Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022, at 10 a.m. Eastern time no later than five Business Days following the satisfaction or waiver of the conditions set forth in Article 11, other than such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions (the date of the Closing, the “Closing Date”). Subject to the provisions of this Agreement, at the Closing and contemporaneous with the Parent making the payment to the Payments Administrator pursuant to Section 4.1.3 for distribution to the Company Holders in accordance with the Payment Spreadsheet delivered in connection therewith, the Parent and the Company shall cause a certificate of merger in the form attached hereto as Exhibit F hereto to be filed with the Secretary of State of the State of Delaware, which shall be executed in accordance with, the relevant provisions of Delaware Law (the “Merger Certificate”). The Merger shall become effective at such time as the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such other time expressly specified in the Merger Certificate (the “Effective Time”).
2.4Effect of the Merger. Unless otherwise agreed to by the Parent and the Company prior to the Closing, at the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Certificate and the applicable provisions of Delaware Law.
2.5Certificate of Incorporation; Bylaws. At the Effective Time:
2.5.1The certificate of incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit G.
2.5.2The bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of the Merger Sub.
2.6Directors and Officers. At the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and officers of the Merger Sub.
2.7Transfers
. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further transfers on the stock transfer books of the Company of the Company Capital Stock or Company Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in Article 4 and the applicable provisions of the Payments Administration Agreement.
ARTICLE 3
TOTAL MERGER CONSIDERATION
3.1Total Merger Consideration. Subject to the terms and conditions in this Agreement, in consideration of the Merger, at the Closing, the Parent shall pay an amount of up to the Total Merger Consideration, in accordance with Article 4 and the applicable provisions of the Payments Administration Agreement.
3.2Milestones.
3.2.1Milestone Payments. Subject to (a) the limitation set forth in Section 3.2.3, (b) the Parent’s right to offset set forth in Section 9.6, and (c) the Stockholder Representative’s rights set forth in Article 10, the Parent shall make the applicable payments as described below (the “Milestone Payments”) to the Payments Administrator for distribution to the Company Holders in accordance with the Payment Spreadsheet delivered in connection therewith, upon the achievement of the respective events described below (collectively, the “Milestones”), in each case in accordance with the notice and payment procedures set forth in Section 3.2.2:
3.2.1.1$[***] upon achievement prior to the eighth anniversary of the Closing Date of the Standalone FDA Approval Milestone; and
3.2.1.2the following portion of Net Sales with respect to the Calendar Years 2020-2024 (the “Measurement Period”), as set forth below:

Calendar Year	Portion of Revenue
2020	[***]% of Net Sales for Calendar Year 2020 in excess of $[***] million
2021	[***]% of Net Sales for Calendar Year 2021 in excess of $[***] million
2022	[***]% of Net Sales for Calendar Year 2022 in excess of $[***] million
2023	[***]% of Net Sales for Calendar Year 2023 in excess of $[***] million
2024	[***]% of Net Sales for Calendar Year 2024 in excess of $[***] million

For the avoidance of doubt, no Milestone Payment shall be payable more than once. Notwithstanding anything herein to the contrary, the Parent may reduce any Milestone Payment by the amount of any Transaction Expenses arising as a result of such Milestone Payment. Subject to Section 3.2.4, the development, manufacture and commercialization of Products shall be in the sole discretion of the Parent and the Surviving Corporation.
3.2.2Notice and Payment of Milestone Payments.
3.2.2.1Within 20 days after the achievement of the Standalone FDA Approval Milestone, the Parent shall provide notice to the Stockholder Representative that such Milestone has been achieved.
3.2.2.2No later than 90 days after the end of each of Calendar Years 2020-2024, the Parent shall provide the Stockholder Representative with a report (including reasonable supporting information) calculating Net Sales for such Calendar Year (each, a “Net Sales Annual Report”), which shall include the Parent’s determination as to whether or not any Milestone Payment is payable for the applicable Calendar Year in respect of the achievement of any Milestone set forth in Section 3.2.1.2.
3.2.2.3Within 30 days after delivery to the Stockholder Representative of any Net Sales Annual Report, upon the written request of the Stockholder Representative, the Stockholder Representative or its designee(s) shall be entitled to meet with a representative of the Parent at a mutually agreed-upon time and location to clarify questions that the Stockholder Representative may have in relation to the content of such Net Sales Annual Report; provided, that the Stockholder Representative shall not request such meetings, and the Parent shall have no obligation to attend any such meetings, more than one time during any Calendar Year.
3.2.2.4From the Closing through the end of the Measurement Period, the Parent and the Surviving Corporation shall keep complete, true and accurate books and records in accordance with its Applicable Accounting Standards in relation to Net Sales for at least three years following the Calendar Year to which they pertain. The Stockholder Representative may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the Parent, to inspect the relevant records to verify the Net Sales with respect to any Calendar Year during the Measurement Period. Before beginning its audit, the Auditor shall execute a confidentiality agreement reasonably acceptable to the Parent by which the Auditor agrees to keep confidential all information received during the audit. The Auditor shall have the right to disclose to the Stockholder Representative only its conclusions regarding any payments owed under this Agreement. The Parent and the Surviving Corporation shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Stockholder Representative. The records shall be reviewed solely to verify the accuracy of the Milestone Payments under this Agreement.

Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific Calendar Year. In addition, the Stockholder Representative shall only be entitled to audit the books and records of the Parent and the Surviving Corporation for the two Calendar Years prior to the Calendar Year in which the audit request is made. The Stockholder Representative agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law, provided, that the foregoing shall not limit the Stockholder Representative’s ability to share such information with its employees, advisors and consultants and Company Holders, in each case who have a need to know such information, provided, that (a) the Stockholder Representative can demonstrate that such persons are subject to confidentiality obligations with respect to such information, or (b) such persons have entered into a confidentiality agreement, in each case, reasonably acceptable to the Parent. The Auditor shall provide a draft of its audit report and its basis for any determination to the Parent at the time such report is provided to the Stockholder Representative before it is considered final. In the event that the final result of the inspection reveals an underpayment, the Parent shall pay or cause to be paid the underpaid amount promptly to the Company Holders. The Stockholder Representative (solely on behalf of the Company Holders) shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder, provided, however, that (A) if (1) the Parent determined that no Milestone Payment was payable pursuant to Section 3.2.2.2 for any given Calendar Year within the Measurement Period, and (2) the Auditor determines that a Milestone Payment should have been paid with respect to such Calendar Year, then the fees and expenses charged by the Auditor in respect of the audit for such Calendar Year shall be paid by the Parent, and (B) if (1) the Parent determined that a Milestone Payment was payable pursuant to Section 3.2.2.2 for any given Calendar Year within the Measurement Period, and (2) the Auditor determines that the amount of the Milestone Payment that should have been (or should be) paid by the Parent in respect of such Calendar Year pursuant to this Section 3.2.2.4 exceeds the amount determined by the Parent to be due and payable in respect of such Calendar Year by more than 5%, then the fees and expenses charged by the Auditor in respect of the audit for such Calendar Year shall be paid by the Parent.
3.2.2.5Following either (A) delivery by the Parent of written notice that any Milestone has been achieved, including any Net Sales Annual Report, or (B) the determination by the Auditor that any Milestone has been achieved pursuant to Section 3.2.2.4, the Stockholder Representative shall deliver a written notice (together with an updated Payment Spreadsheet) to the Parent for the applicable amount payable in connection with the occurrence of such event pursuant to the terms of this Agreement, and the Parent shall, within 30 days of receiving such notice, pay by wire transfer of immediately available funds such amount (less any applicable Transaction Expenses arising as a result of such Milestone Payment, and less any applicable amounts set off, deducted or retained in accordance with Section 9.6) to the Payments Administrator for distribution to the Company Holders in accordance with the updated Payment Spreadsheet delivered pursuant to this Section 3.2.2.5. Notwithstanding any other provision of this Agreement, if the Standalone FDA Approval Milestone is achieved prior to the Closing, the Parent shall not be obligated to pay the applicable amount payable in connection the achievement of such Milestone unless and until the Effective Time occurs, in which case such payment will be payable at the Closing in addition to the Closing Payment.
3.2.2.6The right of the Company Holders to receive the Milestone Payments (a) is solely a contractual right and will not be evidenced by a certificate, and does not constitute a security or other instrument, (b) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to the Parent and the Stockholder Representative pursuant to a Permitted Transfer, and (c) does not represent any equity or ownership interest in the Parent or in any Relevant Company or any of their respective Affiliates.
3.2.3Limitation on Post-Closing Payments. In no event will the aggregate amounts paid by the Parent pursuant to Section 3.2.1.2 exceed $[***].
3.2.4Additional Milestone Matters. From the Closing through the end of the Measurement Period, (i) the Parent shall not, and shall cause each of the Surviving Corporation and their respective Affiliates not to, directly or indirectly, take any action or fail to take any action the primary intent of which is to prevent or reduce the earning of the Milestone Payments, and (ii) neither the Parent nor the Surviving Corporation shall transfer, sell, license, convey or dispose of all or substantially all of the Products or the commercial rights therein other than to Affiliates of the Parent or the Surviving Corporation or to Third Parties that expressly agree to be bound by the obligation to pay the Milestone Payments on the terms and conditions set forth in this Agreement (including the right to offsets hereunder), provided, that the Parent shall not be released from liability for such obligations.

3.3Withholding.
3.3.1The Parent and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Law relating to Taxes. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.3.2Notwithstanding anything herein to the contrary, all payments or distributions in respect of Company Options and Company Restricted Shares held by employees of the Company shall be paid to the Payments Administrator for distribution to the holders thereof in accordance with the Payment Spreadsheet delivered in connection therewith, net of any required withholding Taxes.
3.4Pre-Closing Merger Consideration Adjustment.
3.4.1At least 10 Business Days prior to the Closing Date, the Company shall deliver to the Parent initial drafts of the Estimated Closing Date Balance Sheet and Estimate Statement referenced in Section 3.4.2 below (which shall be updated when delivered pursuant to Section 3.4.2) and include related supporting schedules and calculations. The Company shall consider in good faith any of the Parent’s comments to the content of the Estimated Closing Date Balance Sheet and Estimate Statement delivered pursuant to this Section 3.4.1.
3.4.2At least four Business Days prior to the Closing Date, the Company shall deliver to the Parent a balance sheet of the Company as of immediately prior to the Effective Time (the “Estimated Closing Date Balance Sheet”) and a statement certified by the Company’s chief financial officer in his capacity as such (the “Estimate Statement”) containing the Company’s good faith estimate of each of: (i) Net Working Capital calculated as of immediately prior to the Effective Time and without giving effect to any of the transactions contemplated hereby (the “Estimated Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) Transaction Expenses as of immediately prior to the Effective Time (the “Estimated Transaction Expenses”) and (v) the calculation of Total Closing Consideration resulting from each of the foregoing estimates of the components thereof (the “Estimated Total Closing Consideration”). The Estimated Closing Date Balance Sheet and the Estimate Statement shall each be determined in accordance with Applicable Accounting Principles and include related supporting schedules and calculations.
3.5Post-Closing Merger Consideration Adjustment.
3.5.1Post-Closing Statement. As promptly as reasonably practicable but in no event later than 90 calendar days after the Closing Date, the Parent shall cause the Surviving Corporation to deliver to the Stockholder Representative a balance sheet of the Company as of immediately prior to the Effective Time (the “Closing Date Balance Sheet”) and a statement certified by an officer of the Surviving Corporation in his/her capacity as such (the “Post-Closing Statement”) containing the Surviving Corporation’s good faith calculation of each of: (i) Net Working Capital calculated as of immediately prior to the Effective Time and without giving effect to any of the transactions contemplated hereby (the “Final Working Capital”), (ii) the Closing Cash (the “Final Closing Cash”), (iii) the Closing Indebtedness (the “Final Closing Indebtedness”), (iv) the Transaction Expenses (the “Final Transaction Expenses”) and (v) the calculation of Total Closing Consideration resulting from each of the foregoing components thereof (the “Final Total Closing Consideration”). The Closing Date Balance Sheet and the Post-Closing Statement shall each be determined in accordance with Applicable Accounting Principles and include related supporting schedules, calculations and documentation. If the Parent and the Surviving Corporation fail to deliver notice of any adjustments within such 90 day period, then the Estimated Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and/or Estimated Transaction Expenses, as applicable, shall respectively be deemed for all purposes hereunder to be the final statement of the Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses of the Company and the Parent and the Surviving Corporation shall have no further rights to object or require adjustments thereto.
3.5.2Review and Dispute. Within 45 calendar days following receipt by the Stockholder Representative of the Post-Closing Statement, the Stockholder Representative shall either inform the Parent in writing that the Post-Closing Statement is acceptable, or deliver written notice (the “Notice of Disagreement”)

to the Parent of any dispute the Stockholder Representative has with respect to the preparation or content of the Post-Closing Statement or the calculations reflected therein. The Notice of Disagreement must identify the items contained in the Post-Closing Statement that the Stockholder Representative disputes and the basis in reasonable detail for any such disputes, and shall provide the Stockholder Representative’s proposed Closing Date Balance Sheet and calculations of each of Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses. If the Stockholder Representative does not notify the Parent of a dispute with respect to the Post-Closing Statement within such 45 calendar day period, such Post-Closing Statement, and the Final Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Transaction Expenses reflected in the Post-Closing Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to the Parent within such 45 calendar day period, the Parent and the Stockholder Representative shall negotiate in good faith to resolve such dispute. If, notwithstanding such good faith effort, the Parent and the Stockholder Representative fail to resolve such dispute within 20 calendar days after the Stockholder Representative provides the Parent with the Notice of Disagreement, then, at the request of either the Parent or the Stockholder Representative, the Parent and the Stockholder Representative jointly shall engage the Accounting Firm to resolve such dispute in accordance with this Section 3.5. The Stockholder Representative and the Parent shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 20 calendar days of the making of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Notice of Disagreement were prepared in accordance with Applicable Accounting Principles and the Accounting Firm shall determine, on such basis, whether and to what extent the Post-Closing Statement and the amounts reflected therein require adjustment. The Accounting Firm is not to make any other determination, including any determination as to whether the Target Working Capital is correct. The Accounting Firm’s decision shall be based solely on written submissions by the Stockholder Representative and the Parent and their respective Representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The fees and expenses of the Accounting Firm shall be borne by the Company Holders, on one hand, and by the Parent, on the other hand, in inverse proportion to the portion of the amount in dispute allocated to the Company Holders, on one hand, and by the Parent, on the other hand. The Parties agree that the procedure set forth in this Section 3.5.2 for resolving disputes with respect to the specified issues set forth in the Notice of Disagreement shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.
3.5.3Post-Closing Adjustment. If the Final Total Closing Consideration as finally determined pursuant to Section 3.5.1 (i) is less than the Estimated Total Closing Consideration, then the Total Merger Consideration will be adjusted downward dollar-for-dollar by the amount of such shortfall, or (ii) is greater than the Estimated Total Closing Consideration, then the Total Merger Consideration will be adjusted upward dollar-for-dollar by the amount of such excess. The net result of the adjustment determined in accordance with this Section 3.5.3 shall be referred to as the “Post-Closing Adjustment Amount”.
3.5.4Downward Adjustment. If the Post-Closing Adjustment Amount results in a net decrease in Total Merger Consideration, then, within five Business Days from the date on which the Final Total Closing Consideration is finally determined in accordance with Section 3.5.1, the Parent will retain the Post-Closing Adjustment Amount by way of offset against the Adjustment Holdback. If the Adjustment Holdback is insufficient to satisfy any amount due to the Parent pursuant to this Section 3.5.4, such excess amount shall be paid by the Company Holders to the Parent by wire transfer and without limiting such obligation, if not so paid, the Parent shall be entitled to claim such payment from the Indemnity Escrow Funds. Any remaining amounts of the Adjustment Holdback after deduction pursuant to the first sentence of this Section 3.5.4 shall be, promptly upon receipt of (i) an invoice therefor from the Stockholder Representative in the form attached hereto as Exhibit H and (ii) an updated Payment Spreadsheet setting forth the amounts payable to each Company Holder who is entitled to receive a portion thereof, delivered by wire transfer of immediately available funds by the Parent to the Payments Administrator for distribution to the Company Holders in accordance with the Payment Spreadsheet delivered in connection therewith, pursuant to Article 4 and the applicable provisions of the Payments Administration Agreement.
3.5.5Upward Adjustment. If the Post-Closing Adjustment Amount results in a net increase in Total Merger Consideration, then, promptly upon receipt of (i) an invoice therefor from the Stockholder Representative in the form attached hereto as Exhibit H and (ii) an updated Payment Spreadsheet setting forth the amounts payable to each Company Holder who is entitled to receive a portion thereof, the

Parent shall deliver to the Payments Administrator by wire transfer of immediately available funds an amount in equal to (A) entire amount of the Adjustment Holdback and (B) the Post-Closing Adjustment Amount, in each case to the Payments Administrator for distribution to the Company Holders in accordance with the Payment Spreadsheet delivered in connection therewith, pursuant to Article 4 and the applicable provisions of the Payments Administration Agreement.
3.5.6Access. For purposes of complying with the terms set forth in this Section 3.5, each Party shall cooperate with and make available to the other Parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimate Statement or the Post-Closing Statement or any amounts reflected therein and the resolution of any disputes in connection therewith. As reasonably requested, the Parties shall use reasonable efforts to transmit or provide remote access (via online data rooms or otherwise) to the foregoing information, including to financial statements, general journal and trial balances in formats such as Excel spreadsheets or searchable Word or .pdf documents.
ARTICLE 4
PAYMENTS; PAYMENTS ADMINISTRATOR; EFFECT ON SECURITIES
4.1Payments at Closing; Payments Administrator.
4.1.1No later than three Business Days prior to the Closing Date, the Company shall deliver to the Parent:
4.1.1.1final invoices in respect of Transaction Expenses, including details of the accounts to which payment of the Transaction Expenses shall be sent as of the Closing (the “Transaction Expenses Schedule”);
4.1.1.2pay-off letters in respect of Indebtedness to be repaid as of the Closing, in a form and substance reasonably acceptable to the Parent, including details of the accounts to which payments for Indebtedness shall be sent as of the Closing (the “Debt Payment Schedule”);
4.1.1.3a certificate of the Company’s Chief Financial Officer setting forth the amount of all Transaction Expenses and Indebtedness to be paid at Closing as set forth in the Transaction Expenses Schedule and Debt Payment Schedule (a “CFO Certificate”);
4.1.1.4a Payment Spreadsheet with respect to the Total Merger Consideration (the “Closing Payment Spreadsheet”);
4.1.1.5all information necessary to deliver Letters of Transmittal or make payments of any portion of the Total Merger Consideration, which shall be in such form as the Payments Administrator may have reasonably requested and shall include each Company Holders’ portion of each of the Adjustment Holdback, Indemnity Escrow Amount and Stockholder Representative Reimbursement Fund (expressed as both a dollar amount and percentage of the total amount); and
4.1.1.6a funds flow memorandum, including proper wire transfer instructions, detailing each of the foregoing payments.
4.1.2At least 10 Business Days prior to the Closing Date, the Company shall deliver to the Parent drafts of each of the documents contemplated by Section 4.1.1 and shall incorporate such comments as are reasonably made by the Parent.
4.1.3Subject to Sections 4.3 and 4.4 and Article 11, at the Closing, the Parent shall deliver, by wire transfer of immediately available funds to Acquiom Financial LLC, a Colorado limited liability company, or such other bank, trust company or other institution mutually acceptable to the Parent and the Stockholder Representative (the “Payments Administrator”), an amount in cash equal to the Closing Payment less the Aggregate Exercise Price, which amount shall be payable and distributed pursuant to this Article 4 and the applicable provisions of the Payments Administration Agreement.

4.1.4Subject to the terms and conditions in this Agreement, and as an inducement to the Company to execute and deliver this Agreement, at the Closing, the Parent shall pay or, in the Parent’s sole discretion, cause the Payments Administrator to pay (i) to the Company (or directly on behalf of the Company), for immediate payment to the holders of Indebtedness the corresponding amounts set forth in the Debt Payment Schedule and (ii) to the Persons set forth in the Transaction Expenses Schedule as being entitled to receive unpaid Transaction Expenses, the corresponding amounts set forth in the Transaction Expenses Schedule.
4.1.5Notwithstanding any other provisions of this Agreement, the Parent’s sole obligation with respect to payment of all or any portion of Total Merger Consideration or other amount payable pursuant to this Article 4 shall be the making of such payment to the Payments Administrator or the Escrow Agent, as applicable, pursuant to the terms and conditions hereof. Notwithstanding any other provision of this Agreement, neither the Parent nor the Surviving Corporation shall have any Liability with respect to the allocation of such amounts among the Company Holders and/or any other Persons entitled to any portion thereof or otherwise in connection with the distribution thereof.
4.2Indemnity Escrow Fund and Stockholder Representative Reimbursement Fund.
4.2.1At the Effective Time, the Parent shall deposit, by wire transfer of immediately available funds, (i) with the Escrow Agent, to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement, cash in the amount of the Indemnity Escrow Amount and (ii) with the Stockholder Representative, cash in the amount of the Stockholder Representative Reimbursement Fund.
4.2.2To the extent that funds are distributed from the Indemnity Escrow Fund to the Company Holders in accordance with the Escrow Agreement or that funds are distributed from Stockholder Representative Reimbursement Fund to the Company Holders, such funds shall be paid to the Payments Administrator for distribution to the Company Holders in accordance with the terms of this Article 4 and the applicable provisions of the Payments Administration Agreement. The Payments Administration Agreement shall require that the Stockholder Representative shall deliver to the Payments Administrator an updated Payment Spreadsheet setting forth the amounts payable to each Person who is entitled to receive any portion of the Indemnity Escrow Fund or the Stockholder Representative Reimbursement Fund prior to any release of such funds pursuant to the terms hereof and the Escrow Agreement.
4.3Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Company, the Merger Sub or any Company Holder:
4.3.1Treasury Stock. All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, the Merger Sub, the Parent or any of its Subsidiaries immediately prior to the Effective Time shall cease to be outstanding and shall be canceled, extinguished (without conversion thereof), retired and shall cease to exist and none of the Total Merger Consideration or other consideration shall be delivered in exchange therefor.
4.3.2Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 4.3.1 and Dissenting Shares) shall be canceled and converted into, and become a right to receive, deliverable upon surrender of a Certificate representing such share (or affidavit of lost certificate and indemnity agreement or similar agreement) and a Letter of Transmittal provided in Section 4.4 below and subject to Article 9, cash in an amount equal to the portion set forth on a Payment Spreadsheet, delivered in accordance with the terms of this Agreement, of each of the following (as determined in accordance with this Agreement, the Company Charter Documents and the Company Governing Agreements):
4.3.2.1the Closing Payment;
4.3.2.2the Milestone Payments, if any, that the Company Holders become entitled to receive pursuant to Section 3.2.1;
4.3.2.3the Adjustment Holdback, if any, and the Post-Closing Adjustment Amount, if any, that the Company Holders become entitled to receive pursuant to Section 3.5.4 or Section 3.5.5;

4.3.2.4the Indemnity Escrow Fund, if any, that the Company Holders become entitled to receive pursuant to Article 9 and the Escrow Agreement; and
4.3.2.5the Stockholder Representative Reimbursement Fund, if any, that the Company Holders become entitled to receive pursuant to Section 10.5.
4.3.3Company Options.
4.3.3.1Option Merger Consideration. Subject to Section 4.3.3.3, each issued and outstanding Company Option as of immediately prior to the Effective Time shall automatically vest in full and be canceled and converted into the right to receive (i)(A) the number of shares subject to such Company Option divided by (B) the number of shares of Fully Diluted Common Stock multiplied by (ii) the portion of Total Merger Consideration payable to Company Holders less (iii) the applicable aggregate exercise price of such Company Option, and from and after the Effective Time, the Company Options shall no longer be exercisable by the holders thereof, but shall only entitle such holders to the payment of the consideration set forth in this Section 4.3.3. Prior to the Closing, the board of directors of the Company will take all actions necessary under the Company Option Plans and the agreements governing the Company Options to effectuate the provisions of this Section 4.3.3 with respect to the Company Options issued thereunder and to terminate each of the Company Option Plans such that from and after the Effective Time no employee or other service provider of the Company or any Company Subsidiary, or any participant under the Company Option Plans, shall have any option to purchase shares of Company Capital Stock, any other equity interest in the Company, or any right to receive, purchase or be granted an equity interest in the Company.
4.3.3.2Company Option Closing Payment. Subject to Section 4.3.3.3, following the Closing, and subject to Section 4.5.2, the Payments Administrator shall, subject to Section 4.5, distribute to the holders of Company Options in respect of each issued and outstanding Company Option an amount equal to (i)(A) the number of shares subject to such Company Option divided by (B) the number of shares of Fully Diluted Common Stock multiplied by (ii) the Closing Payment less (iii) the applicable aggregate exercise price of such Company Option (the result of such calculation, the “Company Option Closing Payment”). Following payment of the Company Option Closing Payment, each former holder of Company Options shall be paid in respect of each Company Option the applicable portion of Total Merger Consideration (other than any portion of the Closing Payment payable to holders of Company Common Stock) to which each such holder would be entitled pursuant to Section 4.3.2 as if such holder of Company Options held a share of Company Common Stock immediately prior to the Effective Time.
4.3.3.3At the Effective Time, each outstanding Company Option that is not an In-the-Money Option shall be cancelled for no consideration.
4.3.4Company Restricted Shares. Each issued and outstanding Company Restricted Share as of immediately prior to the Effective Time shall automatically vest in full such that the Company’s right of repurchase shall lapse in full, and shall be treated as an outstanding share of Company Common Stock for purposes of this Agreement. Prior to the Closing, the board of directors of the Company will take all actions necessary under the Company Option Plans and the agreements governing the Company Restricted Shares to effectuate the provisions of this Section 4.3.4.
4.3.5Other Notices. The Company shall send holders of Company Preferred Stock, Company Options and Company Restricted Shares timely notice pursuant to all applicable certificates of incorporation, certificates of designation, plans and agreements governing the Company Restricted Shares, Company Options and Company Preferred Stock of the foregoing in form and substance reasonably acceptable to the Parent.
4.3.6Conversion of Merger Sub Common Stock. Each outstanding share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of the common stock, US$0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.
4.4Exchange of Certificates.

4.4.1Promptly following the Closing Date, the Payments Administrator shall mail and distribute electronically to each holder of record of shares of Company Capital Stock as of immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger; (ii) a letter of transmittal substantially in the form attached hereto as Exhibit I (the “Letter of Transmittal”); and (iii) instructions for use in surrendering the certificates representing the former shares of Company Capital Stock (collectively, the “Certificates”) and for receiving the applicable portions of the Total Merger Consideration in respect thereof. Upon surrender to the Payments Administrator of a Certificate together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable portions of the Total Merger Consideration, as, if and when payable in accordance with Section 4.3 and (ii) the Certificate so surrendered shall forthwith be canceled. The Payments Administrator shall, promptly, in accordance with the Payments Administration Agreement, following receipt of each properly surrendered Certificate, cause the payment(s) described in the preceding sentence to be made to the holder of such Certificate by check or wire transfer to the account designated by such holder in the Letter of Transmittal delivered with such Certificate.
4.4.2If any Certificate shall have been lost, stolen or destroyed, the record holder of such Certificate shall deliver to the Parent or the Payments Administrator an affidavit with respect to such loss, theft or destruction in a form reasonably acceptable to the Parent and the Payments Administrator. The Payments Administrator or the Parent may, in its sole discretion and as a condition precedent to the delivery of any applicable portion of the Total Merger Consideration to such holder, require such record holder to indemnify the Payments Administrator, the Parent and the Surviving Corporation against any claim that may be made against the Payments Administrator, the Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The Payments Administrator shall not deliver to such record holder any portion of the Total Merger Consideration attributable to any such lost, stolen or destroyed Certificate until such record holder shall have complied with this Section 4.4.2.
4.4.3Notwithstanding anything to the contrary in this Section 4.4, none of the Payments Administrator, the Parent, the Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative or any other Person shall be liable to any Company Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
4.4.4Any portion of the funds received by the Payments Administrator (including the proceeds of any investments thereof) that remains unclaimed by any Company Holder for one year after the date of delivery to the Payments Administrator shall be delivered to the Surviving Corporation. Any Company Holder that has not theretofore surrendered any Certificate and submitted a Letter of Transmittal in accordance with the requirements set forth in such Letter of Transmittal and this Article 4, or otherwise received any portion of the Total Merger Consideration due and payable to such Company Holder pursuant to this Agreement, shall thereafter look only to the Parent (or any successor thereto) and the Surviving Corporation (or any successor thereto) for payment of the applicable portion of the Total Merger Consideration (after giving effect to any required Tax withholdings and without any interest thereon) upon due surrender of any applicable Certificate (or effective affidavits of loss in lieu thereof).
4.5Exchange Procedures for Company Options.
4.5.1Promptly following the Closing Date, the Payments Administrator shall mail or electronically deliver to each holder of Company Options as of immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger; (ii) a Letter of Transmittal; and (iii) instructions for receiving the applicable portions of the Total Merger Consideration in respect thereof. Upon delivery to the Payments Administrator of such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, each holder of Company Options shall be entitled to receive in exchange therefor the applicable portions of the Total Merger Consideration payable in accordance with Section 4.3.
4.5.2The Payments Administrator shall, promptly, in accordance with the Payments Administration Agreement, following receipt of each duly executed and completed Letter of Transmittal, cause the payment described in Section 4.5.1, as, if and when payable to each applicable holder of Company Options to be paid to such holder. The Payments Administrator shall distribute, or cause to be distributed, all amounts described in the preceding sentence to the holders of Company Options net of any required withholding Taxes. The Payments Administrator shall pay, or cause the applicable Person to pay, all payments or distributions in respect of Company Options in accordance with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) or in a manner exempt from the requirements of Section 409A of the Code in reliance upon Treasury Regulation

Section 1.409A-1(b)(4), and neither the Payments Administrator, the Parent nor any of its Affiliates (including any Relevant Company) shall report or take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment unless required by a final determination under Code Section 1313(a) (or similar state law).
4.6No Further Ownership Right. At the Effective Time, all shares of Company Capital Stock and each Company Option outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except in the case of all shares of Company Capital Stock and each Company Option, for the right to receive the applicable portion of the Total Merger Consideration, without interest. The applicable portions of the Total Merger Consideration paid upon the surrender of Certificates or payable thereafter in accordance with this Agreement and any other applicable Transaction Document shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock formerly represented thereby or issuable upon exercise or conversion thereof. The applicable portions of the Total Merger Consideration payable to holders of Company Options in accordance with this Agreement, the Company Charter Documents, the Company Governing Agreements and any other applicable Transaction Document shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock formerly issuable upon exercise thereof.
4.7Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are authorized in the name and on behalf of the Company to take all such lawful and necessary action. The Parent shall cause the Merger Sub or the Surviving Corporation, as the case may be, to perform all of the obligations of the Merger Sub or the Surviving Corporation, as applicable, relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.
4.8Appraisal Rights.
4.8.1Notwithstanding any provision of this Agreement to the contrary, other than Section 4.8.2, in the event any holder of shares of Company Capital Stock duly and validly demands appraisal of such shares of Company Capital Stock in accordance with the provisions of Section 262 of Delaware Law, is in compliance with all of the provisions of Section 262 of Delaware Law concerning the right of such holder to demand appraisal of such shares of Company Capital Stock in connection with the Merger and, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (all shares of Company Capital Stock held by all such holders, the “Dissenting Shares”), any Dissenting Shares held by such holder shall not be converted into or represent a right to receive any portion of the Total Merger Consideration pursuant to Section 4.3 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Section 262 of Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.
4.8.2Notwithstanding the provisions of Section 4.3, if any holder of shares of Company Capital Stock who demands appraisal of such shares under Section 262 of Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or purchase, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall no longer be deemed Dissenting Shares pursuant to this Agreement and shall automatically be converted into, and represent only, the right to receive the applicable portions of the Total Merger Consideration as provided in Section 4.3 upon surrender of the Certificates representing such shares of Company Capital Stock in accordance with Section 4.4.
4.8.3Promptly following the last date upon which a stockholder may properly perfect appraisal rights with respect to any shares of Company Capital Stock pursuant to Section 262 of Delaware Law, the Company shall give the Parent notice of any written demands for appraisal of any shares of Company Capital Stock and thereafter shall, prior to the Effective Time, promptly provide notice of any withdrawals of such demands and any other instruments served pursuant to Chapter Section 262 of Delaware Law and received by the Company that relate to any such demand for appraisal or purchase. The Company shall not, except with the prior written consent of the Parent (not to be unreasonably withheld) or as required by applicable Law, either (i) voluntarily make any payment with respect to any demands for appraisal or purchase of shares of Company Capital Stock or offer to settle or settle any such demands or (ii) make any offer to buy, or accept any offer to sell, any shares of Company Capital Stock.
4.9Transfer of Merger Consideration. The right of each Company Holder to receive the portion of the Total Merger Consideration, if any, to which such Company Holder is entitled pursuant to this Agreement upon consummation of the Merger: (i) shall be personal to such Company Holder and shall not be transferable by such Company Holder or any Person claiming under such Company Holder, whether by sale, assignment, pledge or otherwise, except, in each case, subject to compliance with applicable Law and the provisions of this Section 4.9, and any other purported transfer shall be void and of no force or effect; (ii) shall not constitute or represent any equity or ownership interest in the Parent or the Surviving Corporation; (iii) shall not entitle such Company Holder to any voting or dividend rights, rights to any other distributions or other rights common to stockholders of the Parent or the Surviving Corporation; and (iv) does not constitute a security for any purpose. Subject to the foregoing, this Agreement shall not restrict any Company Holder from transferring such Company Holder’s right to receive the portion of the Total Merger Consideration, if any, to which such Company Holder is entitled pursuant to this Agreement upon consummation of the Merger (A) to Affiliates controlled by such Company Holder, (B) to a trust or other similar vehicle for purposes of tax, estate or financial planning, (C) upon the death of such Company Holder to such Company Holder’s beneficiaries, estate, executor or administrator, (D) in the case of any Company Holder that is a venture capital investment or similar fund, pursuant to a pro rata in kind distribution to investors in such fund in accordance with the governing documents of such fund; provided, however, that in each case, (1) such transferor Company Holder (or in the event of death, if applicable, such Company Holder’s executor or legal representative) provides to the Parent and the Stockholder Representative prompt written notice of such transfer, which written notice shall be given in accordance with the provisions of Section 13.3 and shall set forth the name and address of each transferee and provide such other information as the Parent may reasonably request, (2) such transferor Company Holder does not receive any consideration in connection with such transfer, and (3) any such permitted transferee agrees to assume all of the obligations of such transferor Company Holder under this Agreement to the extent such obligations are applicable to the portion of the Total Merger Consideration so transferred to such permitted transferee; provided, further, that any transferee of such transferor Company Holder’s right to receive the portion of the Total Merger Consideration shall be deemed by virtue of such assignment or transfer to have agreed to the provisions of Article 10. Subsequent transfers by any such transferee of the right to receive a portion of the Total Merger Consideration shall also be made pursuant to, and in accordance with, all of the provisions of this Section 4.9 (including the provisos of the preceding sentences) to the same extent as if each such transferee were a Company Holder. Notwithstanding any other provision of this Agreement, where a provision in this Agreement refers to the payment of any portion of the Total Merger Consideration to a Company Holder, the term Company Holder shall be deemed to include any transferees of such Company Holder, as permitted pursuant to this Section 4.9.
4.10Aggregate Total Merger Consideration Payments. Notwithstanding any other provision of this Agreement, in no event shall the total payments made to Company Holders in respect of Company Capital Stock and Company Options exceed the Total Merger Consideration.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes the following representations and warranties to the Parent and the Merger Sub, subject to the corresponding exceptions set forth in the applicable Section of the Company Disclosure Schedule:
5.1Organization; Subsidiaries.
5.1.1The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted; and (iii) is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary under applicable Law, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.
5.1.2Each Company Subsidiary (i) is a corporation or other legal entity duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of formation; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted; and (iii) is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary under applicable Law, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.
5.1.3Section 5.1.3 of the Company Disclosure Schedule sets forth a list of the number and type of equity securities held by the Company in each of the Company Subsidiaries, the percentage of all outstanding equity interests for the Company Subsidiaries represented by the securities held by the Company and a summary of all outstanding options or similar arrangements to acquire equity securities of the Company Subsidiaries. Other than as set forth on Section 5.1.3 of the Company Disclosure Schedule, the Company (i) has no Subsidiaries, (ii) does not own, directly or indirectly, any capital stock of any Person, and (iii) has not agreed, is not obligated to make and is not bound by any written agreement or contract to make any future investment in or capital contribution to any other Person.
5.1.4The Company has made available in the Data Room (i) its certificate of incorporation, as amended and restated as of the Execution Date (the “Company Certificate of Incorporation”), (ii) the bylaws of the Company, as amended to the Execution Date (the “Company Bylaws” and together with the Company Certificate of Incorporation, the “Company Charter Documents”), and (iii) all charter, bylaw, formation or similar constitutive or governing documents of each Company Subsidiary (the “Company Subsidiary Charter Documents”). Each Company Charter Document and Company Subsidiary Charter Document is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no Company Subsidiary is in violation of any Company Subsidiary Charter Document.
5.2Company Capitalization.
5.2.1Immediately prior to the Closing and the conversion of the Company Preferred Stock to Company Common Stock, the authorized capital of the Company consists of:
5.2.1.1Series A Preferred Stock. 9,065,414 authorized shares of Series A Preferred Stock, all of which are issued and outstanding. Each share of Series A Preferred Stock is convertible into one share of Company Common Stock. All such issued and outstanding shares of Series A Preferred Stock are held by the Persons and in the amounts set forth on Section 5.2.1.1 of the Company Disclosure Schedule.
5.2.1.2Series B Preferred Stock. 17,786,921 authorized shares of Series B Preferred Stock, all of which are issued and outstanding. Each share of Series B Preferred Stock is convertible into one share of Company Common Stock. All such issued and outstanding shares of Series B Preferred Stock are held by the Persons and in the amounts set forth on Section 5.2.1.2 of the Company Disclosure Schedule.
5.2.1.3Series C Preferred Stock. 5,121,692 authorized shares of Series C Preferred Stock, all of which are issued and outstanding. Each share of Series C Preferred Stock is convertible into one share of Company Common Stock. All such issued and outstanding shares of Series C Preferred Stock are held by the Persons and in the amounts set forth on Section 5.2.1.3 of the Company Disclosure Schedule.
5.2.1.4Common Stock. 45,000,000 authorized shares of Company Common Stock, 3,277,980 of which are issued and outstanding. All such issued and outstanding shares of Company Common Stock are held by the persons and in the amounts set forth on Section 5.2.1.4 of the Company Disclosure Schedule.
5.2.2Options. The Company has reserved for issuance pursuant to the Company Option Plans an aggregate of 11,203,732 shares of Company Common Stock, of which options to purchase 6,148,994 shares of Company Common Stock are outstanding, which options are held by the Persons set forth in Section 5.2.2(i) of the Company Disclosure Schedule, and 392,239 shares of Company Common Stock remain available for issuance to the employees, directors or outside Contract Workers. All agreements governing Company Options and Company Restricted Shares are in the forms of option agreements and restricted stock purchase agreements, as applicable, made available in the Data Room.
5.2.3All Company Capital Stock and Company Options have been issued and granted in compliance with all applicable Laws.

5.2.4Except as set forth in Section 5.2.2(ii) of the Company Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, equity or equity-linked securities, stock appreciation, phantom stock, profit participation, calls, rights (including conversion rights, preemptive rights, co-sale rights, voting rights, registration rights, rights of first refusal, rights relating to the transfer of or other similar rights relating to Company Capital Stock or other equity securities of the Company), convertible debt or other agreements to which the Company or, to the Company’s Knowledge, any Company Holder, is a party or by which it is bound obligating (and there are no securities of the Company outstanding which upon conversion or exchange would obligate) the Company to issue, sell, transfer, repurchase or redeem any Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company and (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (B) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person (such items set forth on such Sections of the Company Disclosure Schedule, collectively, the “Company Rights”). Except as set forth in Section 5.2.4 of the Company Disclosure Schedule, (1) there are no agreements to which the Company or, to the Company’s Knowledge, any Company Holder, is a party or by which it is bound with respect to the voting or consent of any shares of Company Capital Stock or other equity securities of the Company (including voting trusts or proxies), registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), purchase, sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or drag-along rights) of any Company Capital Stock or other equity securities of the Company and (2) there are no bonds, debentures, notes or other debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Holders may vote (such items set forth on such Sections of the Company Disclosure Schedule, collectively, the “Company Governing Agreements”).
5.2.5The Company has never made a liquidating distribution, as determined in accordance with the Company Certificate of Incorporation.
5.2.6The Payment Spreadsheet sets forth the applicable portion of the Total Merger Consideration payable to the Company Holders, as contemplated by this Agreement, the Company Charter Documents and the Company Governing Agreements.
5.3Authority; Non-Contravention.
5.3.1The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has unanimously (i) adopted this Agreement and approved its execution and delivery and the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) determined that the Merger is advisable and in the best interests of the Company and the stockholders of the Company. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to receipt of the Required Stockholder Vote and the filing of the Merger Certificate pursuant to Delaware Law. The Required Stockholder Vote will be sufficient for the holders of the Company Capital Stock to adopt and approve this Agreement and the Merger pursuant to applicable Laws and the Company Charter Documents, Company Governing Agreements, Company Rights and Material Contracts of the Company, and no other vote of the holders of the Company Capital Stock or any class thereof is required thereby in connection with the consummation of the transactions contemplated hereby or by the other Transaction Documents. This Agreement is, and each of the other Transaction Documents to which the Company is or shall be a party has been, or upon execution and delivery thereof shall be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Company is or shall be a party by the other parties hereto or thereto, constitute, or upon execution and delivery shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity regardless of whether asserted in a proceeding in equity or at law.
5.3.2The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or shall be a party do not, and the performance by the Company of the transactions contemplated hereby and thereby shall not, constitute a default or breach (or an event which with notice or lapse of time or both would become a default or breach) under, or conflict with or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liability or the loss of any material benefit or result in the creation of any Encumbrance on any of the properties or assets of the Relevant Companies pursuant to (i) the Company Charter Documents, (ii) the Company Subsidiary Charter Documents, (iii) any Company Permit, (iv) except as set forth in Section 5.3.2 of the Company Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license franchise, concession or other instrument or obligation to which any Relevant Company is a party or by which any Relevant Company or any of its properties or assets is bound, or (v) any Law or Order applicable to any Relevant Company or any of their respective properties or assets; except, in the case of clause (ii), (iii) or (iv), for any consent, waiver, approval or notice set forth in Section 5.3.2 of the Company Disclosure Schedule. Except as set forth in Section 5.3.2 of the Company Disclosure Schedule, no consent, waiver or approval of any Person, nor any notice to any Person, of the transactions contemplated by this Agreement and the other Transaction Documents is required to be obtained or made under any Material Contract or Company Permit, the breach of which would cause any Relevant Company to lose any material rights under such Material Contract or Company Permit.
5.3.3No consent, waiver, Order, permit, approval or authorization of, or registration, notice to or filing with, any Governmental Entity is required to be obtained or made by any Relevant Company in connection with the execution and delivery by the Company of this Agreement or any other Transaction Document to which the Company is or shall be a party, the compliance by the Company with any provisions of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby by the Company, except for the filing of (i) the Merger Certificate with the Secretary of State of the State of Delaware and (ii) filings under the HSR Act and any other applicable Antitrust Laws and clearance thereunder.
5.4Financial Statements; No Liability.
5.4.1Section 5.4 of the Company Disclosure Schedule sets forth true and complete copies of (i) the audited balance sheet of the Company and each non-consolidated Company Subsidiary as of December 31, 2017 and 2016 and the related audited statements of operations and cash flows for the years then ended, (ii) when and to the extent available, the audited balance sheet of the Company and each non-consolidated Company Subsidiary as of December 31, 2018 and the related audited statements of operations and cash flows for the years then ended, and (iii) the unaudited balance sheet and related statements of operations and cash flows of the Company and each non-consolidated Company Subsidiary as of and for each full month since the last month of the most recently available audited balance sheet. Collectively, the financial statements referred to in the immediately preceding sentence are referred to herein as the “Company Financial Statements”, and the most recent audited balance sheets of the Relevant Companies are referred to herein as the “Company Balance Sheet” and December 31st of the year of the most recent audited balance sheets is referred to herein as the “Balance Sheet Date.”
5.4.2The Company Financial Statements (i) are true and complete in all material respects, (ii) are consistent with the books and records of the Company, (iii) were prepared in accordance with GAAP or IFRS, as applicable to each Relevant Company, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto; provided, that the unaudited Company Financial Statements do not contain any of the footnotes required by GAAP or IFRS, as applicable to each Relevant Company), and (iv) fairly present the financial position of each Relevant Company at the respective dates thereof and the results of operations and cash flows of each Relevant Company for the periods indicated; provided, however, that the unaudited Company Financial Statements referred to in clause (ii) of Section 5.4.1 above do not contain any of the footnotes required by GAAP or IFRS, as applicable to each Relevant Company, and are subject to normal and recurring year-end adjustments, including expenses for stock options, stock valuation and imputed warrant interest expense.
5.4.3Each Relevant Company has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company Financial Statements in accordance with GAAP or IFRS, as applicable to each Relevant Company.
5.4.4No Relevant Company has Liabilities of the nature required to be disclosed in the liabilities section of a balance sheet prepared in accordance with GAAP or IFRS, as applicable to each

Relevant Company, including the notes thereto (the “Balance Sheet Liabilities”), except for Balance Sheet Liabilities reflected on the Company Balance Sheet, or incurred after the date of the Company Balance Sheet in the ordinary course of business, or set forth in Section 5.4 of the Company Disclosure Schedule, or that are not material to any Relevant Company. No Relevant Company is a party to any material off-balance sheet arrangements or any material obligations under any interest rate or currency cap, swap, collar, hedging or similar transaction.
5.5Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any Company Material Adverse Effect. Except as set forth in Section 5.5 of the Company Disclosure Schedule, since the Balance Sheet Date, (i) each Relevant Company has conducted its business in the ordinary course consistent with past practice and (ii) there has not occurred any action that, if it had occurred between the Balance Sheet Date and the Execution Date without the consent of the Parent, would have constituted a breach of any of the covenants set forth in Article 7.
5.6Taxes.
5.6.1Each Relevant Company has timely filed all Tax Returns that it was required to file on or prior to the date hereof taking into account any valid extensions. All such Tax Returns were true, complete and correct in all material respects at the time they were filed. All Taxes, whether or not shown as due and payable on such Tax Returns, have been timely paid. Section 5.6.1 of the Company Disclosure Schedule sets forth all jurisdictions, foreign or domestic, in which the Relevant Companies file Tax Returns. To the Company’s Knowledge, no written claim has ever been made by any Governmental Entity in a jurisdiction where any Relevant Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction.
5.6.2Except as set forth in Section 5.6.2 of the Company Disclosure Schedule, the Company Financial Statements contain adequate reserves in accordance with GAAP or IFRS, as applicable to each Relevant Company (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Liabilities for Taxes accrued by any Relevant Company but not yet due and payable or that are being contested in good faith as of the dates thereof, and no Relevant Company has incurred any Liability for Taxes subsequent to the date of the latest Company Financial Statements except in the ordinary course of business.
5.6.3Except as set forth in Section 5.6.3 of the Company Disclosure Schedule, no Relevant Company is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for any amount of Taxes, other than Taxes not yet due and payable.
5.6.4Except as set forth in Section 5.6.4 of the Company Disclosure Schedule, each Relevant Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by law, paid over to the proper Governmental Entity all amounts required to be withheld and paid over under applicable Laws.
5.6.5No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are currently pending or, to the Company’s Knowledge, threatened in writing with respect to any Relevant Company. The Company has made available in the Data Room copies of all material income Tax Returns filed by and on behalf of each Relevant Company since January 1, 2008 (or, in the case of any Relevant Company formed following January 1, 2008, since such Relevant Company’s date of formation).
5.6.6No Relevant Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
5.6.7No Relevant Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Relevant Company is a party to or bound by any Tax allocation, indemnity or sharing agreement, other than, in each case, standard commercial agreements with third parties entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes. No Relevant Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any Law.

5.6.8No Relevant Company has engaged in a “reportable transaction”, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state, local or foreign law.
5.6.9(i) No Relevant Company has agreed to, nor is required to make, any adjustment pursuant to Section 481(a) of the Code; (ii) to the Company’s Knowledge, the IRS has not proposed in writing any such adjustment or change in accounting method with respect to any Relevant Company; and (iii) no Relevant Company has an application pending with any taxing authority requesting permission for any change in accounting method.
5.6.10There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of any Relevant Company (except for Taxes not yet due and payable).
5.6.11No Relevant Company will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) change in accounting method, (ii) closing or similar agreement with any taxing authority, (iii) installment sale or open transaction, (iv) election under Section 108(i) of the Code, or (v) prepaid amount received prior to the Closing Date.
5.6.12None of the Relevant Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code.
5.6.13No Company Subsidiary organized under the laws of a non-U.S. jurisdiction owns any “United States property” that could, if the Subsidiary were treated as a “controlled foreign corporation” within the meaning of Code Section 957, result in an inclusion of income under Code Section 956.
5.6.14No Relevant Company has made a “domestic use election” pursuant to Treasury Regulation Section 1.1503(d)-6 or will have recapture under the dual consolidated loss provisions of U.S. federal, state, local, or non-U.S. applicable Law after the Closing by reason of such losses incurred prior to the Closing.
5.6.15Section 5.6.15 of the Company Disclosure Schedule lists each Company Subsidiary as of the date hereof, the jurisdiction in which such Company Subsidiary is incorporated or is otherwise organized, the Company Subsidiary’s status for U.S. federal income Tax purposes, and whether an election has been made under Treasury Regulation Section 301.7701-3 with respect to the status of the Company Subsidiary. No Relevant Company has or has had any permanent establishment or other place of business in any country other than the country of its organization.
5.6.16No Relevant Company has ever held an interest in an entity treated as a partnership (other than a partnership the sole owners of which are Relevant Companies) or a disregarded entity for federal income tax purposes.
5.6.17The Company does not have an “excess loss account” with respect to stock owned in any Company Subsidiary. No Relevant Company has recognized any item of income, gain, loss, expense or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local, or non-U.S. applicable Law).
5.6.18Except insofar as Section 5.11 relates to Taxes, notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth above in this Section 5.6 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes.
5.7Real and Personal Property.
5.7.1The Relevant Companies own no real property and have never owned any real property.
5.7.2Section 5.7.2 of the Company Disclosure Schedule lists all real property leases to which each Relevant Company is a party, and each amendment thereto setting forth the address of the Leased Real Property and the names of all parties thereto (the “Leases” and the real property subject to such Leases, the “Leased Real Property”). The Leases are in full force and effect and are valid and effective in accordance with their respective terms, and there is not, under any Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by any Relevant Company or, to the Company’s Knowledge, any other party thereto. The Company has made available in the Data Room true and complete copies of the Leases, which Leases (i) permit the current occupation and use of the applicable Leased Real Property by each Relevant Company and (ii) shall continue to be valid and binding in accordance with their respective terms immediately following the Effective Time. Except as set forth in Section 5.7.2 of the Company Disclosure Schedule, the Leased Real Property comprises all of the real property occupied or otherwise used by the Relevant Companies. The improvements located on the Leased Real Property are in good operating condition and repair and are adequate and suitable for their current uses by the Relevant Companies. No Relevant Company has entered into any subleases for any portion of the Leased Real Property, nor has any Relevant Company assigned, licensed or otherwise conveyed to any Person any right to use all or any part of the Leased Real Property. Each Relevant Company has obtained all necessary certificates and licenses necessary for the current use and operation of the Leased Real Property, which are in full force and effect and there are no violations of record. To the Company’s Knowledge, there are no actual or threatened condemnation or eminent domain proceedings which would affect the Leased Real Property. The Leased Real Property and the current use of the Leased Real Property pursuant to the Leases comply in all material respects with applicable Law. No consents of any party to any Lease are required in connection with the transaction contemplated by this Agreement.
5.7.3Except as set forth in Section 5.7.3 of the Company Disclosure Schedule, each Relevant Company has good and marketable title to or holds under valid and enforceable leases all material tangible personal property, free and clear of any Encumbrances, except for Permitted Encumbrances, necessary for the conduct of the business of such Relevant Company as currently conducted. Such tangible personal property of each Relevant Company is in sufficiently good operating condition (except for ordinary wear and tear) to allow such Relevant Company to operate in the ordinary course of business consistent with past practice.
5.8Intellectual Property.
5.8.1To the Company’s Knowledge, (i) the use, practice or other exploitation of the Intellectual Property owned, used, practiced or otherwise commercially exploited by any Relevant Company, (ii) the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Product as presently conducted and as currently proposed to be conducted, and (iii) the Relevant Companies’ present and currently proposed business practices and methods, in each case, (A) have not infringed upon, misappropriated or otherwise constituted an unauthorized use of or otherwise violated, (B) do not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate, and (C) if any products of any Relevant Company currently in development were to be manufactured, licensed, marketed, imported, offered for sale, sold or used as of the date hereof, would not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate, in each case, the Intellectual Property of any Third Party. No claim has been made to any Relevant Company, nor has any Relevant Company received any other notice alleging, that the conduct of the business of any Relevant Company as presently conducted and as currently proposed to be conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any products of any Relevant Company currently in development) infringes upon, may infringe upon, misappropriates, constitutes an unauthorized use of or otherwise violates the Intellectual Property of any Third Party.
5.8.2The Company Intellectual Property includes all of the Intellectual Property used by any Relevant Company to conduct its business in the manner in which such business is currently being conducted and currently proposed to be conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any products of any Relevant Company currently in development).
5.8.3Except as set forth in Section 5.8.3 of the Company Disclosure Schedule, the Company is (i) the sole and exclusive owner of all right, title and interest in and to or (ii) has valid, exclusive and continuing rights to use, sell and license, as the case may be, the Company Intellectual Property, in each case, free and clear of all Encumbrances or obligations to any Third Party. No owned Company Intellectual Property is owned by a Company Subsidiary. “Company Intellectual Property” shall mean all Intellectual Property, in each case, which is currently used, licensed, practiced or otherwise exploited by the Relevant Companies in the conduct of their businesses as currently conducted or currently proposed to be conducted

(including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any other products of the Relevant Companies currently in development).
5.8.4Except for patent applications abandoned or allowed to expire in the ordinary course of patent prosecution, all Registered Company Intellectual Property is pending, issued or registered, as applicable, and, to the Company’s Knowledge, is valid, enforceable and in good standing (including, without regard to the Company’s Knowledge, the payment of all applicable maintenance fees and other fees, such that no such Registered Company Intellectual Property has been allowed to lapse or become abandoned due to failure to pay a maintenance fee or other fee). No Relevant Company has, and, to the Company’s Knowledge, no Third Party that has granted any Relevant Company rights to any Company Intellectual Property has, received any written notice challenging the validity or enforceability of any Company Intellectual Property.
5.8.5None of the Patents that constitute Company Intellectual Property is involved in any interference, reissue or reexamination proceeding, conflict or opposition proceeding, and, to the Company’s Knowledge, there has been no threat or other written indication that any such proceeding shall hereafter be commenced.
5.8.6Except as set forth in Section 5.8.6 of the Company Disclosure Schedule, (i) no university, Governmental Entity (whether U.S. or non-U.S., federal or state) or other non-profit organization (A) sponsored research and development conducted in connection with the business of any Relevant Company or (B) has any claim of right to, ownership of or other Encumbrance on any Company Intellectual Property and (ii) no inventor of any Patent that constitutes Company Intellectual Property (x) to the Company’s Knowledge, was a student, university employee or employee of any Governmental Entity at the time the applicable invention was made or (y) has any claim of right to, ownership of or other Encumbrance on any Company Intellectual Property.
5.8.7No written or, to the Company’s Knowledge, other claim has been made to any Relevant Company or, to the Company’s Knowledge, to any Third Party alleging that any Company Intellectual Property is being licensed in conflict with the terms of any Third Party license or other agreement.
5.8.8Except as set forth in Section 5.8.8 of the Company Disclosure Schedule, to the Company’s Knowledge, no Person is engaging in any activity that infringes upon, violates, misuses or misappropriates any Company Intellectual Property, or with respect to products currently under development by others, would constitute an act of infringement if such products were manufactured, marketed, imported, offered for sale, sold or used as of date hereof, and no such claims have been made against any Person by any Relevant Company.
5.8.9Except as set forth in Section 5.8.9 of the Company Disclosure Schedule, the Company is the sole and exclusive owner of all right, title and interest in the Company Intellectual Property owned or purported to be owned by the Company (“Owned Intellectual Property”) free and clear of all Encumbrances or any claims by a Third Party of ownership or inventorship in such Owned Intellectual Property. Section 5.8.9 of the Company Disclosure Schedule contains a true and complete list of all Owned Intellectual Property that is Registered with or applied to be Registered with any Governmental Entity.
5.8.10Section 5.8.10 of the Company Disclosure Schedule sets forth (i) all licenses, sublicenses and other agreements to which any Relevant Company is a party and pursuant to which any Relevant Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from, any Intellectual Property of any Third Party (the “Inbound Licenses”) and (ii) a true and complete list of all Intellectual Property that is Registered, or able to be Registered, and which a Relevant Company is granted any license or right or is otherwise authorized to use, exercise or receive any benefit from pursuant to the Inbound Licenses. Each Relevant Company is in compliance in all material respects with the terms and conditions of the Inbound Licenses.
5.8.11Section 5.8.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts or agreements to which any Relevant Company is a party (i) granting any Intellectual Property licenses by any Relevant Company to any other Person (the “Ordinary Course Licenses”), (ii) containing a covenant not to compete, exclusivity provision, covenant not to sue, freedom to operate license or otherwise limiting the Company’s or its Affiliates’ ability to use or exploit fully any of the Company Intellectual Property, or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property (collectively with the Inbound Licenses, the “Company Intellectual Property Licenses”).
5.8.12Except as set forth in Section 5.8.12 of the Company Disclosure Schedule, no Relevant Company is (nor with the passage of time, the giving of notice or both, will be) required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of any Relevant Company as currently conducted or proposed to be conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any product of any Relevant Company currently in development).
5.8.13Each Relevant Company has taken commercially reasonable measures to protect and maintain the proprietary nature of each item of Company Intellectual Property. Except as set forth in Section 5.8.13 of the Company Disclosure Schedule, all employees and Contract Workers of the Relevant Companies involved in the creation or development of any Company Intellectual Property have assigned all of their right, title and interest in and to such Company Intellectual Property to the Company and are bound by confidentiality obligations through signed agreements containing Intellectual Property assignments and confidentiality provisions in favor of the Company.
5.8.14No Trade Secret of any Relevant Company used in such Relevant Company’s business as presently conducted or as presently proposed to be conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any product of any Relevant Company currently in development) has been authorized to be disclosed or has been actually disclosed by any Relevant Company to any employee, Contract Worker or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property that constitutes such Trade Secret consistent with best practices in the industry in which the Relevant Companies operate. Each Relevant Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Relevant Companies, including invention disclosures, not the subject of any issued patents owned or published patent applications owned by the Relevant Companies, which measures are consistent with best practices in the industry in which the Relevant Companies operate. Each current and former employee and Contract Worker of each Relevant Company has entered into valid and enforceable written non-disclosure and invention assignment agreement with such Relevant Company in a form provided to the Parent in the Data Room, and each such agreement includes restrictions on the disclosure and use of Intellectual Property consistent with best practices in the industry in which the Relevant Companies operate. With respect to each Trade Secret of the Relevant Companies, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each Relevant Company has good title and an absolute right to use its Trade Secrets used in its business as presently conducted or as presently proposed to be conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Product or any product of any Relevant Company currently in development). The Trade Secrets of the Relevant Companies are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Relevant Companies) or to the detriment of any Relevant Company. No Trade Secret of the Relevant Companies is subject to any adverse claim or has been challenged or threatened in any way.
5.8.15Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Encumbrance or restriction on, any Company Intellectual Property; (ii) a material breach of any Company Intellectual Property Licenses; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interest under any Company Intellectual Property; (iv) payment of any additional fees, or trigger any payment escalation under, any Inbound License; or (v) the loss or impairment, or Encumbrance or restriction on, the Parent’s, the Company’s or either of their respective Affiliates’ right to own or use any of the Company Intellectual Property except as set forth in Section 5.8.15 of the Company Disclosure Schedule.
5.8.16There are no Orders to which any Relevant Company is a party or by which any Relevant Company is bound that restrict, in any material respect, the right to use any of the Company Intellectual Property.

5.8.17The Company has provided in the Data Room copies of all standard form agreements used by the Relevant Companies that contain assignment or licenses of Intellectual Property or otherwise relate to Company Intellectual Property.
5.8.18No present or former employee of the Company or any present or former Affiliate of the Company has any right, title, or interest, directly or indirectly (but not including indirect interests arising solely because of such Person’s status as a stockholder of the Company), in whole or in part, in any Intellectual Property owned or used by any Relevant Company.
5.8.19To the Company’s Knowledge, no employee or Contract Worker of any Relevant Company is, as a result of or in the course of such employee’s or Contract Worker’s engagement by such Relevant Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
5.8.20Section 5.8.20 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned by each Relevant Company and (ii) all Software that is used by each Relevant Company in the business of the Relevant Companies that is not owned by a Relevant Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $500 per “seat” annually.
5.8.21Section 5.8.21 of the Company Disclosure Schedule lists all open source computer code contained in the Product or contained or used in any product or service of any Relevant Company and describes (i) the applicable Software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) the manner in which such code is used, (v) whether (and if so, how) such code was modified by or for any Relevant Company, (vi) whether such code was distributed by or for any Relevant Company, and (vii) how such code is integrated with or interacts with any other Software. Except as disclosed on Section 5.8.21 of the Company Disclosure Schedule, neither the Product or any product or service of any Relevant Company constitutes, contains, or is dependent on any open source computer code, and neither the Product nor any product or service of any Relevant Company is subject to any contractual obligation that would require any Relevant Company to divulge to any Person any source code is part of the Product or any product or service of any Relevant Company.
5.8.22Each Relevant Company owns, leases or licenses all Software, hardware, computer and telecommunications equipment and other information technology and related services (collectively, “Information Systems”) that are material to the operation of its business as currently conducted, including the capacity and ability to process current peak volumes in a timely manner. Except as set forth on Section 5.8.22 of the Company Disclosure Schedule, in the last 12 months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Systems. Upon Closing, except as set forth on Section 5.8.22 of the Company Disclosure Schedule, the Information Systems will be in the possession, custody or control of the Surviving Corporation or its Subsidiaries, along with all tools, documentation, and other materials, as existing immediately prior to the Closing. The transactions contemplated by this Agreement and the other Transaction Documents will not adversely affect the Product or the Information Systems, or any Relevant Company’s legal right and ability to continue using the Product and the Information Systems, and operating each Relevant Company’s business after the Closing Date to the same extent as each of the Product and the Information Systems, respectively, are used or such Relevant Company’s business is operated prior to the Closing Date.
5.9Compliance with Laws and Orders; Permits.
5.9.1Each Relevant Company is and at all times since January 1, 2013 (or, in the case of any Relevant Company formed following January 1, 2013, since such Relevant Company’s date of formation), has been in compliance in all material respects with all Orders and Laws applicable to such Relevant Company, its business operations or assets. No investigation or review by any Governmental Entity is pending against any Relevant Company or has since January 1, 2013 (or, in the case of any Relevant Company formed following January 1, 2013, since such Relevant Company’s date of formation) been threatened in writing against such Relevant Company. To the Company’s Knowledge, no director, officer or member of the management team of any Relevant Company is or has been charged with or is under investigation in matters including without limitation any fraud, financial misconduct, insider trading or criminal acts while acting on behalf of any Relevant Company.

5.9.2The Relevant Companies hold all permits, licenses, authorizations, approvals, registrations, certificates, exemptions and orders from Governmental Entities necessary for the operation of the business of the Relevant Companies as currently conducted or currently proposed to be operated, including but not limited to, distributor or wholesale licenses or permits, registration notifications or their foreign equivalents required for the research, development, manufacture, distribution, marketing, storage, import, export, transportation, use or sale of the Relevant Companies’ products, except for such permits, licenses, authorizations, approvals, registrations, certificates, exemptions and orders from Governmental Entities, which the failure to hold would not be reasonably likely to be material to the Company and that the Company believes it can obtain without undue burden or expense (collectively, the “Company Permits”). The Relevant Companies are in compliance in all material respects with the terms of all Company Permits and all material Company Permits are valid and subsisting in full force and effect. Section 5.9.2 of the Company Disclosure Schedule contains a true and complete list of all Company Permits. There are no Actions pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any Company Permit. None of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
5.9.3All compensation and benefits, including stock, stock options and other equity grants, provided at any time by or on behalf of any Relevant Company to any physician or other healthcare provider for consulting services to or any other services for the benefit of any Relevant Company are and were at the time of grant (i) consideration for services actually performed or to be performed by such health care provider, (ii) reasonable in light of the services provided, and (iii) consistent with the standards of the industry in which such Relevant Company operates.
5.9.4Each Relevant Company’s use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable Laws, and contractual obligations applicable to such Relevant Company or to which such Relevant Company is bound, including the Health Insurance Portability and Accountability Act, the HITECH Amendment, the EU Directive 95/46/EC, and all similar Laws. Each Relevant Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguards that are commercially reasonable and, in any event in compliance in all material respects with all applicable Laws and contractual obligations applicable to such Relevant Company or to which such Relevant Company is bound. Other than as set forth in Section 5.9.4 of the Company Disclosure Schedule, to the Company’s Knowledge there have been no security breaches relating to, or violations of, any security policy regarding, or any unauthorized access of, any data or information used by any Relevant Company. The transactions contemplated by this Agreement and the other Transaction Documents will not, as of the Closing, violate in any material respect any privacy policy, terms of use, Law or contractual obligations of any Relevant Company relating to the use, dissemination, or transfer of any data or information.
5.10Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule, there is no Action pending and there has not been since January 1, 2013 any Action against any Relevant Company or to which any Relevant Company is otherwise a party, or to the Company’s Knowledge, threatened against any Relevant Company by any Person. To the Company’s Knowledge, no event has occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action. No Relevant Company is subject to any Order, and no Relevant Company is in breach or violation of any Order. There is no Action pending, or to the Company’s Knowledge, threatened which questions the validity of this Agreement or any of the other Transaction Documents or the right of the Company to enter into this Agreement or any of the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby. There is no Action brought by any Relevant Company currently pending or which any Relevant Company intends to initiate.
5.11Employee Benefit Plans.
5.11.1Section 5.11.1 of the Company Disclosure Schedule sets forth a true and complete list of each Benefit Plan. The Company has made available in the Data Room the following documents to the Parent with respect to each such Benefit Plan: (i) the current version of each such Benefit Plan, including all amendments thereto; (ii) the most recent determination or opinion letter (if any) from the IRS with respect to any such Benefit Plan; (iii) a written description of any such Benefit Plan that is not set forth in a written document; (iv) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (v) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any; (vi) all current trust agreements, investment contracts, and insurance contracts, if any; (vii) the most recent actuarial valuation report, if any; and (viii) all material correspondence to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any such Benefit Plan since January 1, 2015.
5.11.2Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Law (including ERISA and the Code) and other agreements and instruments which are applicable to such Benefit Plans. All contributions, reserves or premium payments required to be made or accrued with respect to the Benefit Plans for all periods ending on or prior to the Closing Date have been made or accrued. Each Benefit Plan is and has been in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder to the extent applicable. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a favorable determination, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS and, to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect such favorable determination. No services are provided to any Relevant Company by any “leased employee,” as that term is defined under Section 414(n) of the Code. No Benefit Plan provides for any participating employers other than a Relevant Company. Each Company Option was granted with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock on the date of the grant, as such fair market value is determined pursuant to Section 409A of the Code. Section 5.11.2 of the Company Disclosure Schedule sets forth each former employee of each Relevant Company or its ERISA Affiliates entitled to COBRA benefits and the remaining period of such benefits.
5.11.3Each Benefit Plan that is subject to Laws other than the federal, state or local laws of the United States (i) has, to the extent intended or required to be qualified, approved or registered by or with a Governmental Entity, been so qualified, approved or registered by or with such Governmental Entity and has been maintained in good standing, and, to the Company’s Knowledge, no event has occurred or condition exists that would reasonably be expected to jeopardize such qualification, approval, registration or good standing, as applicable; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iii) is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions and does not have unfunded liabilities that could reasonably be or expected to be imposed upon the assets of any Relevant Company.
5.11.4Neither the Company nor any ERISA Affiliate currently maintains, sponsors, contributes to or is required to contribute to, or has at any time in the past maintained, sponsored, contributed to or been required to be contributed to (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (a “MEWA”). If any Benefit Plan is a MEWA, the benefits thereunder are fully insured. Neither the Company nor any ERISA Affiliate has any Liability to the Pension Benefit Guaranty Corporation or under Title IV of ERISA or under Section 412 or 430 of the Code.
5.11.5No Benefit Plan provides or has at any time provided retiree life insurance, retiree health or other retiree employee welfare benefits to any current or former employee, except (i) as may be required by COBRA or other applicable federal, state or local statute and (ii) disability benefits that have been fully provided for by insurance under one or more Benefit Plans set forth in Section 5.11.1 of the Company Disclosure Schedule.
5.11.6No Relevant Company is subject to any Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred and remains uncorrected with respect to any Benefit Plan. No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought, is pending or, to the Company’s Knowledge, is threatened against or with respect to any Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, Department of Labor or other Governmental Entity with respect to any Benefit Plan. There is and has been no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding past or present Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Benefit Plans.

5.11.7Except as set forth in Section 5.11.7(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) shall not (i) entitle any Person to any payment, vesting, distribution or increase in compensation or benefits under or with respect to any Benefit Plan or (ii) otherwise trigger any acceleration (of vesting, funding or payment of benefits or otherwise) under or with respect to any Benefit Plan. Except as set forth in Section 5.11.7(b) of the Company Disclosure Schedule, there are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to any Relevant Company under Section 280G of the Code.
5.11.8The Relevant Companies do not have any obligation to gross up, indemnify or otherwise reimburse any current or former service provider to a Relevant Company for any tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.
5.11.9There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of any Relevant Company or any ERISA Affiliate by any Person on behalf of any Relevant Company that provide for or could be construed as a contract or promise by any Relevant Company or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Benefit Plans.
5.12Employee Matters.
5.12.1The Relevant Companies are in compliance in all material respects with all Employment Laws, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment. With respect to each current and former employee of the Relevant Companies, the Relevant Companies: (i) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employee; (ii) is not liable for any arrears of wages, severance pay or other amounts due to such employees, including pursuant to any contract, policy, practice or applicable Law; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employee (other than routine payments to be made in the normal course of business and consistent with past practice). There are no administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Relevant Companies before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency or arbitrator relating to any labor, safety or employment matters, nor, to the Company’s Knowledge, is there any basis for any such charge, complaint or arbitration, nor have any such charges, complaints or arbitrations been filed. The Relevant Companies are not and have not been since January 1, 2013 an employer covered by the Worker Adjustment and Retraining Notification Act or any similar state law nor have they effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act and similar Laws. None of the Relevant Companies’ employment policies or practices is currently being audited or, to the Company’s Knowledge, investigated by any Governmental Entity.
5.12.2The Relevant Companies are not party to any collective bargaining agreement or other labor union contract, nor is any such contract being negotiated by the Relevant Companies. None of the Relevant Companies’ employees or Contract Workers are represented by a labor union or labor organization and to the Company’s Knowledge, there are no organizing, election or other activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees or Contract Workers. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. The Relevant Companies are not engaged in any unfair labor practice and there are no, and within the past six years there have been no (i) unfair labor practice charge or complaint pending against the Relevant Companies or, to the Company’s Knowledge, threatened against the Relevant Companies before the National Labor Relations Board; (ii) strike, labor dispute, slow down or work stoppage pending against the Relevant Companies or, to the Company’s Knowledge, has been threatened against the Relevant Companies; and (iii) Actions or controversies with respect to Employment Laws matters (including, relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices) existing, pending or, to the Company’s Knowledge, threatened against or involving the Relevant Companies in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure by any of their respective current and former employees or Contract Workers. The Relevant Companies are not party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Entities relating to employees or employment practices.
5.12.3Each individual that renders services to the Relevant Companies that is classified as (i) a Contract Worker or other non-employee status or (ii) an exempt and non-exempt employee, is properly characterized as such for all purposes, including (a) Tax and Tax reporting, (b) Fair Labor Standards Act and similar state Laws purposes and (c) applicable non-Tax Laws governing the payment of wages (including overtime), and the Relevant Companies have properly classified and treated them in accordance with all applicable Laws and for purposes of all applicable Relevant Companies plans and perquisites. The Relevant Companies have no Liability for any misclassification of any employee as an independent contractor or any non-exempt employee as an exempt employee.
5.12.4All persons employed by the Relevant Companies are employees at will or otherwise employed such that the employing Relevant Company may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against any Relevant Company or otherwise giving rise to any material liability of any Relevant Company for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity. A true and correct copy of any form of non-competition, non-solicitation or confidentiality agreement currently in force with any of the employees or Contract Workers of the Relevant Companies, and any material variances therefrom, has been provided to the Parent in the Data Room.
5.12.5Section 5.12.5 of the Company Disclosure Schedule sets forth the following: a true, complete and accurate list of each current employee or Contract Worker of each Relevant Company, his or her date(s) of hire, position and title (if any), location, current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is classified under applicable Employment Laws as exempt or non-exempt for overtime pay, the number of such employee’s accrued sick days and vacation days, leave of absence status and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment, full-time, part-time, temporary or seasonal employee status, and employee or Contract Worker/non-employee classification. Except as set forth in Section 5.12.5 of the Company Disclosure Schedule, the Relevant Companies have no unsatisfied liability to any previously terminated employee or Contract Worker. The Relevant Companies have disclosed all written employee handbooks, policies, programs and arrangements to the Parent.
5.12.6As of the date hereof, no key employee or Contract Worker of the Relevant Companies has given written notice to the Relevant Companies that any such employee or Contract Worker intends to terminate his or her employment or relationship with the Relevant Companies.
5.13Environmental Matters.
5.13.1Each Relevant Company is and has been since January 1, 2013 (or, in the case of any Relevant Company formed following January 1, 2013, since such Relevant Company’s date of formation) in compliance, in all material respects, with all applicable Environmental Laws. No Relevant Company has received any oral or written communication that alleges that any Relevant Company is not in compliance in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against any Relevant Company. There are no material Liabilities of or relating to any Relevant Company arising under or relating to any Environmental Law or any Environmental Materials. No Relevant Company is subject to any Order or other agreement with any Governmental Entity relating to Environmental Law, nor has any Relevant Company entered into or assumed by contract or operation of Law any Liability under Environmental Law. To the Company’s Knowledge, no circumstances or conditions involving any Relevant Company, including the use, storage, treatment or disposal of Environmental Materials, would reasonably be expected to result in any Relevant Company incurring any Liability under Environmental Law.
5.13.2Except as disclosed in Section 5.13.2 of the Company Disclosure Schedule, (i) all material permits, registrations, licenses and authorizations required to be obtained or filed by any Relevant Company under any applicable Environmental Laws, including those activities relating to the generation, use, storage, treatment, disposal, handling, management, procurement, distribution, Release or remediation of

Environmental Materials, have been duly obtained or filed, and (ii) each Relevant Company is in compliance in all material respects with the terms and conditions of such permits, registrations, licenses and authorizations.
5.13.3The Company has made available in the Data Room all material environmental site assessments and reports and all environmental, health and safety audits related to its facilities and operations that are within the custody or control of any Relevant Company, and all material correspondence with any Governmental Entity or other Persons with respect to any Environmental Claims and the Relevant Companies’ compliance with or Liability under Environmental Laws.
5.14Material Contracts.
5.14.1Section 5.14.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Material Contracts in effect as of the Execution Date. The Company provided to the Parent in the Data Room true, correct and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto.
5.14.2Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Relevant Company, enforceable against such Relevant Company in accordance with its terms. Further, (i) no Relevant Company is in breach of or default in any material respect under any Material Contract; (ii) to the Company’s Knowledge, no other party to any Material Contract is in breach of or default in any material respect under such Material Contract; (iii) no Relevant Company has received any written or oral notice of termination, or intent to terminate, any Material Contract; (iv) to the Company’s Knowledge, no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach thereof or default thereunder by any Relevant Company or any other party to such Material Contract or would permit the modification or premature termination of such Material Contract by any other party thereto; and (v) consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is or shall be a party do not, and the performance by the Company of the transactions contemplated hereby and thereby shall not, constitute a default or breach (or an event which with notice or lapse of time or both would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liability or the loss of any material benefit or result in the creation of any Encumbrance on any of the properties or assets of any Relevant Company pursuant to any Material Contract.
5.14.3“Material Contract” shall mean any contract, agreement or other binding arrangement to which any Relevant Company is a party or by which any Relevant Company is bound that:
5.14.3.1involves expected receipts or expenditures in excess of $100,000 in the aggregate in the current or any future Calendar Year (other than employment agreements or arrangements), and which is not cancelable (i) without penalty or further payment or (ii) without more than 30 days’ notice;
5.14.3.2     is a Company Intellectual Property License or other contract or agreement pursuant to which any Relevant Company has obtained from or granted to any Person any right, title or interest in, under or to any Intellectual Property (other than Ordinary Course Licenses or contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $100,000 for such contract);
5.14.3.3     imposes on the Relevant Company obligations to research, develop, manufacture, or commercialize the Product;
5.14.3.4     is a lease or sublease of any real property, including the Leases;
5.14.3.5     is a capital lease, as determined in accordance with GAAP or IFRS, as applicable to the Relevant Company;
5.14.3.6     provides for a loan or advance of any amount to any other Person, other than a director or officer of any Relevant Company solely for travel and other appropriate business expenses in the ordinary course of business;
5.14.3.7     is a joint venture, strategic alliance, partnership or other contract or agreement involving any joint ownership or sharing of any business, venture or enterprise, or a sharing of profits or losses, or pursuant to which any Relevant Company has any ownership or control interest in any other Person or business enterprise;
5.14.3.8     (i) contains any covenant or other agreement limiting the right or ability of the Company or its Affiliates to (A) manufacture, research, develop, distribute, sell or otherwise commercialize any products, (B) solicit for employment or hire any employees of any other Person, or (C) engage in any line of business or to compete (geographically or otherwise) with any Person, (ii) granting any exclusive rights to make, sell or distribute any of the Company’s products, or (iii) granting any “most favored nation” or similar rights;
5.14.3.9     involves any union contract or collective bargaining agreement;
5.14.3.10involves payments by any Relevant Company based, in whole or in part, on profits, revenue, fee income or other financial performance measures of such Relevant Company;
5.14.3.11involves payments by any Relevant Company of any royalties, earnouts, development or commercialization milestones or similar payments;
5.14.3.12is a warranty, guaranty, or surety, or indemnification, direct or indirect, or other similar undertaking by any Relevant Company;
5.14.3.13was entered into relating to the purchase or sale of assets of any Relevant Company outside the ordinary course of business and that involves an amount or value in excess of $100,000;
5.14.3.14relates to sale of any of the material assets of any Relevant Company other than in the ordinary course of such Relevant Company’s business or for the grant to any Person of any preferential rights to purchase any of the Relevant Companies’ assets;
5.14.3.15relates to the acquisition (by merger, purchase of stock or assets or otherwise) by any Relevant Company of any operating business or material assets or the capital stock of any other Person;
5.14.3.16relates to the incurrence, assumption or guarantee of any Indebtedness of $50,000 or more or imposing an Encumbrance on any of the assets of any Relevant Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
5.14.3.17obligates any Relevant Company to provide or obtain products or services for a period of one year or more or requiring any Relevant Company to purchase or sell a stated portion of its requirements or outputs, including any “take or pay” or minimum purchase obligations;
5.14.3.18provides for severance, retention, change in control or other similar payments that would become payable, directly or indirectly, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;
5.14.3.19is a management or employment contract or contract with a Contract Worker (or similar arrangement) providing annual compensation in excess of $75,000;
5.14.3.20contains provisions pursuant to which material rights of any Third Party are triggered or become exercisable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;
5.14.3.21contains an option (other than Company Options, employment agreements or arrangements), grants any right of first refusal, right of first negotiation or right of first offer in favor of any Person;

5.14.3.22involves any resolution or settlement in an amount in excess of $100,000 of any Action;
5.14.3.23is between or among the Company, on the one hand, and any Affiliate of the Company or any director or officer of the Company or its Affiliates, on the other hand;
5.14.3.24any Governmental Entity is a party to; or
5.14.3.25is not otherwise described in this Section 5.14.3 and, is otherwise material to the business or operations of any Relevant Company.
5.15Brokers’ and Finders’ Fees. Except as set forth in Section 5.15 of the Company Disclosure Schedule, no Relevant Company has incurred, nor shall any Relevant Company incur, any Liability for financial advisors’, brokerage or finders’ fees or agents’ fees, expenses or commissions in connection with this Agreement or any transaction contemplated hereby.
5.16Insurance Section 5.16 of the Company Disclosure Schedule sets forth a list of each insurance policy relating to the business, operations and assets of the Relevant Companies as of the Execution Date. There is no claim pending under any such policy or any fidelity bond as to which coverage has been questioned, denied or disputed by the underwriter of such policy or bond. All premiums due and payable under all such policies and bonds have been paid, and each Relevant Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The insurance policies set forth in Section 5.16 of the Company Disclosure Schedule are of such types, in such amounts and for such risks, casualties and contingencies as are reasonably adequate to fully insure each Relevant Company against insurable losses, damages and claims to such Relevant Company’s business, properties, assets and operations. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has made available in the Data Room true, accurate and complete copies of such insurance policies.
5.17Minutes and Stock Records. The minute books of each Relevant Company for the past three years (or, in the case of any Relevant Company formed within the past three years, since such Relevant Company’s date of formation) contain records that are true and complete in all material respects of all meetings and consents in lieu of meetings of such Relevant Company’s board of directors (or equivalent) and any committees thereof (whether permanent or temporary) and of its stockholders (or equivalent equityholders), and such minutes truly and completely reflect all material transactions referred to in such minutes and consents. The stock books of each Relevant Company accurately reflect the ownership of the Company Capital Stock or equity interest in any Company Subsidiary, as applicable. The Company has made available in the Data Room true and complete copies of the minutes, consents and stock books of each Relevant Company for the past three years (or, in the case of any Relevant Company formed within the past three years, since such Relevant Company’s date of formation).
5.18Related Party Transactions. Except as set forth in Section 5.18 of the Company Disclosure Schedule, no (a)  individual who is an officer, director or employee of any Relevant Company; (b) Company Holder who owns of record in excess of 5% of the outstanding Company Capital Stock on a fully diluted basis; (c) holder of equity interest in any Company Subsidiary who owns of record in excess of 5% of the outstanding or equity in any Company Subsidiary on a fully diluted basis; (d) to the Company’s Knowledge, member of the immediate family of each of the individuals referred to in clauses (a), (b) and (c) above, where “immediate family” shall mean such individual’s spouse and minor children living in such individual’s home; or (e) to the Company’s Knowledge, trust or other entity, other than any Relevant Company, in which any one of the individuals referred to in clauses (a), (b) (c) and (e) above holds, or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary, equity or other financial interest (any such Person, a “Related Party”) (i) has any direct or indirect interest in any material asset used in the business of any Relevant Company as currently conducted or currently planned to be conducted; (ii) is indebted for any material amount to any Relevant Company other than travel advances in the ordinary course of business; (iii) has entered into, or has had any direct or indirect financial interest in, any Material Contract entered into by any Relevant Company; and (iv)  has any claim, cause of action or other Liability to or by any Relevant Company, in each case, other than pursuant to any agreement relating to the employment of any employee or Contract Worker of such Relevant Company, the indemnification of any director or officer of such Relevant Company, any Benefit Plan, any travel advances in the ordinary course of business, or any agreement set forth in Section 5.2.4 of the Company Disclosure Schedule. Except as set forth in Section 5.18 of the Company Disclosure Schedule, to the Company’s Knowledge, no Contract Worker providing services to any Relevant Company has any direct or indirect interest (including any equity interest or other financial interest) in any Related Party.
5.19Distributors; Suppliers.
5.19.1Section 5.19.1 of the Company Disclosure Schedule sets forth a list of the 10 largest distributors and 10 largest suppliers of the Relevant Companies, as measured by the dollar amount of purchases, or sales, as applicable, therefrom, during each of the three most recently completed fiscal years, showing the approximate total purchases and sales, as applicable, by the Relevant Companies from each such supplier and to each such distributor, as applicable, during such period.
5.19.2Since the Balance Sheet Date, no distributor or supplier listed on Section 5.19.1 of the Company Disclosure Schedule has terminated its relationship with any Relevant Company or materially reduced or changed the pricing or other terms of its business with any Relevant Company and, to the Company’s Knowledge, no distributor or supplier listed on Section 5.19.1 of the Company Disclosure Schedule has notified any Relevant Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with any Relevant Company.
5.20Product Warranty; Product Liability. To the Company’s Knowledge, no Relevant Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed, or services rendered, by or on behalf of such Relevant Company. To the Company’s Knowledge, no Relevant Company has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any Relevant Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed or services rendered by or on behalf of any Relevant Company. Each product designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed, and all services rendered, by or on behalf of the Relevant Companies have been in conformity in all material respects with all applicable commitments and warranties as set forth in the Relevant Companies’ contracts. Except as set forth in Section 5.20 of the Company Disclosure Schedule, no Relevant Company has designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed any product, or rendered services, that included a warranty for a period of longer than one year. Set forth on Section 5.20 Company Disclosure Schedule are all standard forms of warranty used in connection with the business of the Relevant Companies.
5.21Medical Products.
5.21.1With respect to each product subject to the FDCA or similar Laws in any non-United States jurisdiction that is researched, developed, manufactured, tested, distributed, sold and/or marketed by or on behalf of any Relevant Company (each, a “Medical Product”), the activities carried out by or on behalf of any Relevant Company with respect to the Medical Products, and the Medical Products themselves, have been and remain in material compliance with the requirements of the FDCA and all similar Laws regulating the research, development, manufacturing, testing, distribution, sale, marketing, and reimbursement of similar products.
5.21.2The activities carried out by or on behalf of any Relevant Company with respect to the Medical Products have been and remain in material compliance with applicable regional and country ethical codes pertaining to similar products, including without limitation the MedTech Europe Code of Ethical Business Practice, the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, and the American Medical Association’s guidelines on gifts to physicians.
5.21.3No Relevant Company has received any notice (written or otherwise) from FDA or any other Governmental Entity alleging that a Relevant Company or its employees or agents is or may be in material violation of the FDCA or similar applicable Laws regulating the research, development, manufacturing, testing, distribution, sale, marketing, and reimbursement of any Medical Product.
5.21.4All manufacturing operations relating to the Medical Products conducted by or on behalf of a Relevant Company are being, and have been, carried out in material compliance with applicable

FDA, International Standards Organization, and similar applicable Laws relating to quality system regulation and good manufacturing practices.
5.21.5All human clinical studies conducted by or on behalf of a Relevant Company are being, and have been, carried out in material compliance with (i) applicable FDA, International Conference on Harmonization, International Standards Organization, and similar applicable Laws relating to good clinical practices and clinical study registration and disclosure; and (ii) applicable Laws pertaining to reimbursement from Governmental Entities and third-party payors for items and services furnished to subjects as part of a human clinical study.
5.21.6There are no ongoing or completed proceedings undertaken by FDA or any other applicable Governmental Entity to (i) recall, hold, detain, or seize any Medical Product; (ii) enjoin or materially limit the manufacturing, clinical study, distribution, sale, marketing or reimbursement of any Medical Product; or (iii) suspend or withdraw any Regulatory Approval relating to the manufacturing, clinical study, distribution, sale, marketing or reimbursement of any Product.
5.21.7No false statements of material fact have been made by or, to the Company’s Knowledge, on behalf of any Relevant Company to FDA or to any other applicable Governmental Entity responsible for regulating the manufacturing, clinical study, distribution, sale, marketing or reimbursement of any Medical Product.
5.21.8No Relevant Company and, to the Company’s Knowledge, none of their respective employees or contractors have been debarred or otherwise prohibited from participating in any program administered by FDA or any other applicable Governmental Entity responsible for regulating the manufacturing, clinical study, distribution, sale, marketing or reimbursement of a Medical Product or any similar product.
5.22Anti-Corruption Laws.
5.22.1Neither the Company nor any of its Affiliates nor any of their respective Representatives has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other Third Party), (i) taken any action in violation of any applicable Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) improperly influencing any act or decision of any Government Official in their official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; (4) inducing any Government Official to improperly influence or affect any act or decision of any Governmental Entity; or (5) assisting the Company or any of its Affiliates or any of their respective Representatives in obtaining or retaining business for or with, or directing business to, the Company or any of its Affiliates or any of their respective Representatives; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.
5.22.2There have been no false or fictitious entries made in the books and records of any Relevant Company relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and neither the Company nor any of its Affiliates has established or maintained a secret or unrecorded fund.
5.22.3Neither the Company nor any of its Affiliates nor, to the Company’s Knowledge, any of its or their respective directors, officers, employees or other Representatives has been convicted of violating any Anti-Corruption Laws or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any applicable Anti-Corruption Laws.
5.22.4Neither the Company nor any of its Affiliates, nor any of their respective distributors, Representatives, sales intermediaries or other Third Parties acting on behalf of any Relevant Company or any of their Affiliates, has taken any action in violation of any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in

Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. Each Relevant Company has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, Orders, permits, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, Software, Information Systems and technology. There are no material pending or, to the Company’s Knowledge, threatened Actions, demand letters, settlements or enforcement actions involving the Company or any of its Affiliates relating to Laws identified in this Section 5.22.4. Neither the Company nor its Affiliates produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies” as defined in the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the associated CFIUS regulations at 31 C.F.R. Part 800 et seq.
5.23Distribution of Merger Consideration. When distributed in accordance with the terms of this Agreement, the Total Merger Consideration will have been distributed to the Company Holders in accordance with the provisions of the Company Charter Documents, the Company Governing Agreements and any other document or agreement among the Company and/or the Company Holders related to the distribution of the Total Merger Consideration.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
REGARDING THE PARENT AND THE MERGER SUB
Each of the Parent and the Merger Sub makes the representations and warranties set forth in this Article 6 to the Company and, when such representations and warranties are made following its joinder in accordance with Section 10.1, the Stockholder Representative:
6.1Organization of the Parent and the Merger Sub. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Parent and Merger Sub is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its respective activities makes such qualification necessary under applicable Law, except where the failure to be so qualified would not have a Parent Material Adverse Effect.
6.2Authority; Non-Contravention.
6.2.1Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, by the Parent and the Merger Sub have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub. The board of directors of the Parent and the Merger Sub have approved this Agreement and its execution and delivery and the consummation of the Merger and the other transactions contemplated by this Agreement, and declared the advisability of this Agreement and the Merger. No vote of the stockholders of the Parent is required in connection with the consummation of the transactions contemplated hereby. The Parent, as the sole stockholder of the Merger Sub, has adopted and approved this Agreement and the Merger in accordance with Delaware Law. This Agreement is, and each of the other Transaction Documents to which the Parent or the Merger Sub is or shall be a party has been, or upon execution and delivery thereof shall be, duly and validly executed and delivered by the Parent or the Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Parent or the Merger Sub is or shall be a party by the other parties hereto or thereto, constitute, or upon execution and delivery shall constitute, the valid and binding obligation of the Parent or the Merger Sub, as applicable, enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity regardless of whether asserted in a proceeding in equity or at law.

6.2.2The execution and delivery by each of the Parent and the Merger Sub of this Agreement and the other Transaction Documents to which it is or shall be a party do not, and the performance by each of the Parent and the Merger Sub of the transactions contemplated hereby and thereby shall not, result in a termination, breach or violation by the Parent or the Merger Sub of, or under, (i) the certificate or articles of incorporation or bylaws, each as amended to date, of the Parent or the Merger Sub; (ii) any Law or Order applicable to the Parent or the Merger Sub or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Parent or the Merger Sub is a party and, with respect to each of clauses (ii) and (iii) above, which would have a Parent Material Adverse Effect.
6.2.3No consent, waiver, Order, permit, approval or authorization of, or registration, notice to or filing with, any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution and delivery by the Parent or the Merger Sub of this Agreement or any other Transaction Document to which the Parent or the Merger Sub is or shall be a party, the compliance by the Parent or the Merger Sub with any provisions of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby by the Parent or the Merger Sub, except for the filing of (i) the Merger Certificate with the Secretary of State of the State of Delaware and (ii) any required filing under the HSR Act and clearance thereunder.
6.3Litigation. There are no Actions pending or, to the knowledge of the Parent, threatened against the Parent, its Affiliates or Subsidiaries or the Merger Sub before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which would have a Parent Material Adverse Effect. To the knowledge of the Parent, no event has occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.
6.4Adequacy of Financing. The Parent has, and will at Closing continue to have, adequate financial resources to satisfy its monetary and other obligations under this Agreement and the other Transaction Documents, including its obligation to pay the Total Merger Consideration. Neither the execution and delivery by the Parent and the Merger Sub of this Agreement, nor consummation by the Parent or the Merger Sub of any of the transactions contemplated by this Agreement or any of the Transaction Documents will render the Parent insolvent or unable to pay its debts as they become due.
6.5Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Documents, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and the other Transaction Documents.
6.6Parent’s Due Diligence; Limitations on Representations and Warranties. Each of the Parent and the Merger Sub hereby acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article 5, it is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Each of the Parent and the Merger Sub is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken its own independent investigation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of the Parent and the Merger Sub acknowledges and agrees that, except for and to the extent of the representations and warranties of the Company expressly set forth in Article 5 (as qualified by the Company Disclosure Schedule) or any Transaction Document, none of the Relevant Companies, any of their respective directors, managers, officers, employees, stockholders, members, Affiliates, agents or representatives, or any other Person, has made any representation or warranty to the Parent or the Merger Sub with respect to any of the Relevant Companies or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE 7
CONDUCT PRIOR TO THE EFFECTIVE TIME
7.1Conduct of Business During the Option Period.
7.1.1During the Option Period, except to the extent that the Parent shall otherwise consent in writing, as is required by Law, including to the extent that it would violate any Antitrust Laws, or as is expressly required or permitted by this Agreement, each Relevant Company shall (a) carry on its business in the ordinary course and in substantially the same manner as heretofore conducted, (b) pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), (c) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (d) otherwise pay or perform in all material respects its obligations when due, (e) use commercially reasonable efforts to: (i) maintain and preserve intact its present business organization, (ii) retain the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, developers, distributors, licensors, licensees, lessors, clinical trial investigators or managers of its clinical trials, clinical advisors, Contract Workers, business associates and others having business dealings with such Relevant Company or to whom such Relevant Company has contractual obligations, (f) take commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of the trade secrets and other material confidential or other proprietary information of each Relevant Company and, in each such case, using not less than a reasonable degree of care under the circumstances, (g) use commercially reasonable efforts to have each separating employee sign a release of claims in favor of the Company and its Affiliates in customary form, with such release having effect from the date of such employee’s separation from the Relevant Company, and (h) promptly notify the Parent upon learning of any material litigation, potential litigation or other similar proceeding whether threatened in writing or otherwise, or any material changes to any litigation that is pending, or any material inquiry or investigation by any Governmental Entity.
7.1.2Without limiting the generality or effect of the provisions of Section 7.1 during the Option Period, each Relevant Company shall not do, cause or permit any of the following, other than as expressly required or permitted by this Agreement, as required by Law, as set forth on Section 7.1.2 of the Company Disclosure Schedule, or with the prior written consent of the Parent:
7.1.2.1(A) cause or permit any amendments to the Company Charter Documents, Company Subsidiary Charter Documents, Company Governing Agreements or Company Rights in existence as of the Execution Date; (B) enter into any new agreement or grant of rights that would constitute Company Governing Agreements or Company Rights; (C) create any Subsidiary of any Relevant Company; or (D) create any Affiliate of any Relevant Company or cause or permit any Relevant Company to become an Affiliate of any Person of which such Relevant Company is not an Affiliate as of the Execution Date;
7.1.2.2adopt a plan or agreement of, or resolutions providing for or authorizing, a complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any Relevant Company (other than the Merger);
7.1.2.3enter into any Material Contract, or amend or otherwise modify or waive any of the material terms of any Material Contract, that (A) would impair the ability of the Company to consummate the Merger or fulfill its obligations under this Agreement, (B) would require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or accelerate or terminate, in each case, as a result of the Closing or the Merger, or (C) grants any Person (other than the Parent or any of its Affiliates) marketing or other commercialization rights of any kind or scope with respect to the Company’s assets, the Products or any Company Intellectual Property, whether or not such grant is conditional or contingent; provided, however in each case such Material Contract may be terminated at the option of the Relevant Company within 90 days and without the requirement to pay any consideration;
7.1.2.4except (A) in the Ordinary Course of Business, (B) in connection with the settlement of an active litigation Action or (C) in connection with the incurrence of indebtedness for borrowed money, (i) sell, transfer, lease, license, mortgage or otherwise Encumber or dispose of any rights to any Company Intellectual Property, or otherwise grant to any Person rights in any Company Intellectual Property, including, in each case, to any Company Subsidiary; (ii) grant, extend, amend, waive or modify any rights in or to any Company Intellectual Property; or (iii) acquire, or license, or exercise an option to acquire or license from any Person any Intellectual Property rights, or otherwise take any actions that would require any Relevant Company to pay any royalty, development milestone or commercialization milestone or other similar payment;
7.1.2.5(A) fail to diligently prosecute or maintain any of the Patents constituting Company Intellectual Property; (B) disclose all or any part of the Trade Secrets of any Relevant Company; or (C) fail to take commercially reasonable efforts that are customary with respect to companies of similar size and similar stage of development in the Company’s industry to protect the Company Intellectual Property;

7.1.2.6 (A) declare, set aside for payment or pay any dividends on or make any other distributions (whether in cash, stock or property), in respect of any shares of Company Capital Stock or equity interest in any Company Subsidiary, as applicable, or otherwise make any payments to its stockholders in their capacity as such or (B) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock or equity interest in any Relevant Company, as applicable, or any rights, warrants or options to acquire any shares of Company Capital Stock or equity interest in any Company Subsidiary, as applicable, other than, the repurchase of unvested shares of Company Common Stock or equity interest in any Company Subsidiary, as applicable, at cost held by employees, directors or officers of, or Contract Workers of the Relevant Company in connection with the termination of such employee’s, director’s, officer’s or Contract Worker’s service to such Relevant Company in accordance with the terms of the applicable grant or award and with the terms of Section 7.2.1.1;
7.1.2.7sell, issue, grant or authorize the issuance of any Company Capital Stock or other securities of any Relevant Company, or securities convertible into, or rights, warrants or options to acquire any shares of, Company Capital Stock or other securities of any Relevant Company, other than (A) the grant of Company Options and Company Restricted Shares to employees, directors or outside Contract Workers pursuant to the Company Option Plans, (B) the issuance of Company Capital Stock pursuant to the valid exercise or valid deemed exercise of any Company Option, (C) upon the valid conversion of any share of Company Preferred Stock; provided, that each Person to whom the Company sells, issues, or grants shares of Company Capital Stock shall have executed a Support Agreement simultaneously with such sale, issuance, or grant, and/or (D) any such issuance, delivery, sale or authorization or grant in connection with one or more equity or debt financings of the Company funded by Persons who have (or will have concurrently with the closing of such financing) executed a Support Agreement (or a joinder agreement thereto) (each, a “Permitted Financing”); provided, that (i) such Permitted Financing will in no way affect the ability of the Parties to effect the Merger, (ii) the shares of Company Capital Stock issued in connection with such Permitted Financing shall be subject to the Merger, (iii) the Company shall require any prospective provider of such Permitted Financing to execute a customary non-disclosure agreement, to the extent not otherwise already bound, (iv) any Third Party investor in any Permitted Financing is not a competitor of the Parent or its Affiliates, (v) the Company shall require that any investor rights agreements (including investor rights agreements, shareholders agreements, right of first refusal and/or co-sale agreements, and any other similar agreements) entered into in connection with such Permitted Financing provide for automatic termination of such agreement(s) at, or immediately prior to, the Closing;
7.1.2.8 (A) acquire, whether by merger or consolidation by purchase of assets, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (B) acquire any rights, assets or properties other than in the Ordinary Course of Business, or (C) acquire any equity interest in, or other securities of, any Person;
7.1.2.9cancel, terminate, fail to keep in place or materially reduce the amount of any insurance coverage provided by existing insurance policies without obtaining comparable substitute insurance coverage;
7.1.2.10fail to use commercially reasonable efforts to maintain the material tangible assets of any Relevant Company in their current physical condition, subject to ordinary wear and tear, regardless of whether or not any damage, destruction or loss is covered by insurance;
7.1.2.11enter into or amend any collective bargaining or similar agreement;
7.1.2.12grant any severance rights to any Person, or otherwise pay any severance to any Person who is not entitled to such severance under an agreement in full force and effect as of the Execution Date, unless the payment of such severance is conditioned on such Person executing a release of claims in favor of the Company and its Affiliates in customary form, with such release having effect from the date of such Person’s separation from the Company;
7.1.2.13other than to give effect to, or in connection with, any Permitted Financing, enter into any Material Contract or transaction with any Related Party, Company Holder or Affiliate of any Company Holder outside the Ordinary Course of Business;
7.1.2.14terminate, amend, restate or amend and restate any Support Agreement;

7.1.2.15commence, settle, compromise or terminate any material Action, cause of Action, claim, audit, hearing or other proceeding or waive, release or assign any rights or claims under any Material Contract, including granting any covenant not to sue, other than any commencement, settlement, compromise or termination that does not impose any restrictions, limitations or financial obligations on the operations of the Related Companies following Closing;
7.1.2.16make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have the effect of materially increasing the Tax liability of the Surviving Corporation for any period ending after the Closing Date;
7.1.2.17undertake to transfer or otherwise implement any transactions (including adopting a cost sharing arrangement) or restructuring that would result in any transfer of its intangible assets (including any intellectual property) outside of the United States; or
7.1.2.18take, agree or otherwise commit, in writing or otherwise, to take any of the actions described in this Section 7.1.2.
7.2Conduct of Business Following the Data Request Trigger Date.
7.2.1During the period commencing with the Data Request Trigger Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, in addition to (and not in lieu of the restrictions set forth in Section 7.1.2) each Relevant Company shall not do, cause or permit any of the following, other than as expressly required or permitted by this Agreement, as required by Law or with the prior written consent of the Parent:
7.2.1.1(A) adopt any new, terminate any existing, or make any changes in existing Benefit Plans, fail to renew the insurance policies for any Benefit Plans that are welfare benefit plans, or make any material increases in wages, salary or other compensation with respect to its employees, officers, Contract Workers or directors, except, in each case, to the extent required to comply with applicable Law or the terms of any Benefit Plan in effect as of the Execution Date; (B) grant, modify or pay any severance, change of control, termination or similar benefits or increase any severance, change of control, termination or similar benefit obligations; (C) grant new awards under any Benefit Plan; (D) amend or modify any outstanding awards under any Benefit Plan; (E) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan (other than any such acceleration or payments required pursuant to the terms of such Benefit Plan in connection with the transactions contemplated herein); (F) pay any bonus to any current or former employees, officers or directors (other than pursuant to written agreements or Benefit Plans in effect on the Execution Date); (G) make, grant or promise any other change in material employment terms for any employee or officer; (H) enter into any collective bargaining agreement or other agreement with any labor organization; or (I) hire or offer to hire any employee or Contract Worker whose annual base compensation would be in excess of $200,000;
7.2.1.2(A) adjust, split, combine or reclassify or otherwise amend the terms of any shares of capital stock or other equity interests or authorize the issuance of any equity interests in respect of, in lieu of or in substitution for any capital stock, except for any such actions in respect of a Permitted Financing or (B) purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interests, except for purchases, redemptions or other acquisitions of capital stock or other securities permitted or required pursuant to equity compensation or other arrangements with employees, directors and consultants not otherwise in violation of this Agreement;
7.2.1.3make any investments in, or loans or advances to any Person, other than routine travel advances to any employees of the Relevant Companies in the Ordinary Course of Business consistent with past practice;
7.2.1.4(A) incur or assume any Indebtedness; (B) guarantee any Indebtedness; (C) issue or sell any debt securities or warrants or other rights to acquire debt securities of any Relevant Company or guarantee any such debt securities, warrants or other rights of others; or (D) loan any money to or extend credit to any Third Party, except, in the case of (A) or (D) above, in the Ordinary Course of Business and to a Person who is not a competitor of the Parent or its Affiliates;
7.2.1.5sell, assign, transfer, license, mortgage, convey, lease, license or otherwise dispose of or Encumber or permit the imposition of any Encumbrance on (other than pursuant to Permitted Encumbrances) any of its properties, assets or lines of business with a value in excess of $100,000, individually or in the aggregate;
7.2.1.6make any material changes in any of the Relevant Companies’ fiscal year, financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or IFRS, as applicable;
7.2.1.7fail to maintain (A) the accounts, books, records and ledgers of any Relevant Company in the Ordinary Course of Business, in accordance with sound business practices and, to the extent applicable, in accordance with GAAP or IFRS, as applicable, and any other applicable legal and accounting requirements, in each case, reflecting only actual bona fide transactions; (B) the minute books of any Relevant Company in a correct and complete manner, recording all meetings and other corporate actions of the Company Holders, the equityholder(s) of the Company Subsidiaries, the Company’s board of directors, including committees thereof, and board of directors (or equivalent governing body) of each Company Subsidiary; or (C) the stock ledger (or equivalent) of each Relevant Company in a correct and complete manner reflecting all issuances, transfers, repurchases and cancelations of shares of Company Capital Stock and equity interests of the Company Subsidiaries;
7.2.1.8make any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate or incur any Liability therefor;
7.2.1.9(A) acquire or agree to acquire (by merging or consolidating with or by purchasing the stock or assets of, or by any other manner) any Person, business or division, or any equity interest of any Person; (B) merge or consolidate with any other Person; (C) other than in the Ordinary Course of Business, agree to acquire assets that are material, individually or in the aggregate, to the Company’s business as currently conducted, taken as a whole; or (D) enter into any joint venture, partnership, license, limited liability company, operating agreement or agreement requiring sharing of profits or revenues with any Person;
7.2.1.10except as expressly required or permitted by this Agreement, enter into, amend, modify, or terminate prematurely, or cancel, waive, assign or release any rights or claims under, any Material Contract or any contract or agreement that would constitute a Material Contract if such contract or agreement were in effect as of the Execution Date;
7.2.1.11purchase or otherwise acquire, or enter into any Material Contract to acquire, any ownership interest in any real property, wherever located;
7.2.1.12fail to pursue or delay in pursuing the development of the Product consistent with past practice; or
7.2.1.13take, agree or otherwise commit to take any of the actions described in Sections 7.2.1.1 through 7.2.1.11.
7.3No Control. The Parties acknowledge and agree that, notwithstanding the provisions of this Agreement, including Article 7 or Section 8.1.4, (i) nothing contained herein shall give the Parent, directly or indirectly, the right to control or direct the operations of any Relevant Company prior to the Effective Time, (ii) prior to the Effective Time, each Relevant Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.

ARTICLE 8
COVENANTS

8.1Confidentiality.
8.1.1Confidential Information. Subject to the other provisions of this Section 8.1 and other than as set forth in this Section 8.1.1, all Confidential Information disclosed by the Parent or the Merger Sub to another Party (“Parent Confidential Information”) and all Confidential Information disclosed by the Company or the Stockholder Representative to another Party (“Company Confidential Information”) in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement or the other Transaction Documents, shall be maintained in confidence by the receiving Party, and shall not otherwise be disclosed by the receiving Party to any other Person, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:
8.1.1.1was known by the receiving Party prior to its date of disclosure to the receiving Party;
8.1.1.2either before or after the date of the disclosure to the receiving Party, is lawfully disclosed to the receiving Party by sources (other than the disclosing Party) rightfully in possession of the Confidential Information;
8.1.1.3either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business), without the receiving Party violating this Section 8.1;
8.1.1.4is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or
8.1.1.5is disclosed by the Stockholder Representative to the Company Holders in connection with the Stockholder Representative’s duties.
Notwithstanding the foregoing, (a) this Section 8.1.1 shall not prohibit the receiving Party from disclosing Confidential Information of the disclosing Party to the extent otherwise required by applicable Law; provided, however, that such disclosure shall be subject to the terms of this Section 8.1 and (b) to the extent that the Confidential Information relates to the existence of this Agreement, the Merger Agreement, the Escrow Agreement, the Payments Administration Agreement and the documents and instruments contemplated hereby and thereby, the terms hereof and thereof, the negotiations hereof and thereof and the transactions contemplated hereby and thereby, the exclusions set forth in Sections 8.1.1.1 through 8.1.1.5 shall not apply.
8.1.2Employee and Advisor Obligations. Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to its and its Affiliates’ Representatives and contractors who have a need to know such information in order for the receiving Party to exercise its rights or perform its obligations under this Agreement or the other Transaction Documents and have obligations restricting disclosure and use of the Confidential Information on terms no less restrictive than those set forth herein.
8.1.3Publications. The Parties acknowledge that medical and scientific publications must be closely monitored in order to prevent any adverse effect of the premature publication of information or data relating to the Product. To the extent that the Company, the Stockholder Representative or any of their respective Affiliates or Representatives intend to release information or data relating to the Product, including publishing online or in any journal or other publication or submitting abstracts to or presenting at a medical congress, exhibition or similar event, each such disclosure shall be subject to the terms of this Section 8.1.
8.1.4FDA and Other Regulatory Filings. The Parties acknowledge that making proper Regulatory Filings is necessary to preserve the value of the Product and to provide effective transition for the operation of the Company’s business following the Effective Time. From and after the Data Request Trigger Date until the earlier of termination of this Agreement pursuant to its terms or the Effective Time, the Company shall: (i) provide the Parent with copies of all material correspondence or other written communication with the FDA or similar Governmental Entity relating to the Product, promptly after receiving or submitting such correspondence; provided, however, that for all material correspondence or written submissions to FDA or another Governmental Entity, Company will provide the Parent any such proposed correspondence or submission for review within a reasonable time (but not fewer than 10 Business Days) prior to submitting such correspondence or other written submission and shall consider in good faith comments from the Parent, provided, that the Company shall have the right to redact any information from such correspondence or written submissions to the extent it is not related to the technical submission requirements for the Product and is otherwise is confidential, proprietary, or competitive in nature; (ii) provide the Parent with all material information and data relating to the Product promptly after becoming aware of such information or data and; (iii) comply with all requirements of any applicable Governmental Entity, including the FDA or similar Governmental Entity. “Regulatory Filings” shall mean, with respect to the Product, any submission to a Governmental Entity of any appropriate regulatory application regarding the Product, and shall include any submission to a regulatory advisory board and any supplement or amendment thereto.
8.1.5Publicity. None of the Parties shall, and each Party shall cause its Affiliates not to, originate any publicity, news release, other public announcement, statement or disclosure (whether or not in response to an inquiry and whether written or oral, including giving interviews to members of the media, equity analysts or research organizations), relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, the Company Confidential Information, the Parent Confidential Information, Novartis AG, the Parent, the Merger Sub, the Surviving Corporation or any of their respective Affiliates without the prior consent of the Parent, in the case of information related to the Parent and its Affiliates or, prior to the Closing, the Company, in the case of information related to the Company and its Affiliates.
8.2Appraisal Rights Notice. Promptly following the effective date of the Stockholder Written Consent, but in any event no later than 10 days thereafter, the Company shall mail to each holder of the Company Capital Stock entitled to vote on the adoption of this Agreement that did not consent to the adoption of this Agreement a notice informing such holder of the approval of the adoption of this Agreement by the Required Stockholder Vote pursuant to Section 228 of Delaware Law and of their rights to appraisal, which notice shall be in accordance with Section 262 of Delaware Law. Such notice shall comply with all applicable Laws and include, among other things, (a) a summary of the Merger and this Agreement and the statutory notice that the Merger has been approved by the requisite vote of the stockholders of the Company, (b) notice under Delaware Law that the holders of Company Capital Stock are or may be entitled to assert appraisal rights under such Law, together with a copy of Section 262 of Delaware Law, and (c) copies of this Agreement, the Stockholder Written Consent and the Support Agreements. The Company shall submit a draft of such notice to the Parent for review and comment for a reasonable period of time (but not less than five Business Days) prior to mailing and shall incorporate therein any changes or comments that the Parent may reasonably request. The Company covenants and agrees that such notice, excluding the changes or comments of the Parent incorporated therein and the effect thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
8.3Consents, Approvals and Filings.
8.3.1Subject to Section 8.3.2, 8.3.3, and 8.3.4, upon the terms and subject to the conditions set forth in this Agreement, following the Option Exercise Date and prior to the Closing, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, including using commercially reasonable efforts to cause each of the conditions precedent set forth in Article 11 to be satisfied.
8.3.2Notwithstanding the provisions of Section 8.3.1 or any other provision of this Agreement or the other Transaction Documents, this Section 8.3.2, Section 8.3.3 and Section 8.3.4 shall be the sole provisions governing the Parties’ obligations with respect to satisfying the requirements of the HSR Act and other Antitrust Laws with respect to the transactions contemplated by this Agreement and the other Transaction Documents. To the extent required by the HSR Act and other Antitrust Laws, each of the Parties (other than the Stockholder Representative) shall: (i) upon the earlier of 15 Business Days following the Option Exercise Date or the delivery of written notice from the Parent to the Company prepare and file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby; (ii) use commercially reasonable efforts to cooperate with each other to promptly prepare and file as is necessary to comply with other applicable Antitrust Laws; (iii) use commercially reasonable efforts to promptly file any supplemental or additional information which may be requested by any Governmental Entity in connection therewith pursuant to the HSR Act and other Antitrust Laws; and (iv) use commercially reasonable efforts to comply in all material respects with the requirements of the HSR Act and other Antitrust Laws.
8.3.3Each Party (other than the Stockholder Representative) shall use best efforts to cooperate with the other Party with respect to preparing any filings, correspondence or submissions to the FTC, DOJ or any other Governmental Entity under the HSR Act and other Antitrust Laws, including furnishing to the other Party’s counsel such information and reasonable assistance as such counsel may request in good faith in connection with its preparation of any filing, communication, or submission to any Governmental Entity under the HSR Act and any other Antitrust Law. Each of the Parent and the Company shall promptly inform the other Party upon receipt of any communication from the FTC, the DOJ or any other Governmental Entity regarding any of the transactions contemplated by this Agreement under the HSR Act and other Antitrust Laws. Each Party shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to the FTC, the DOJ or any other Governmental Entity relating to the HSR Act requirements in connection with the transactions contemplated by this Agreement. Each of the Parent and the Company agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity relating to the HSR Act requirements in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion. Subject to the Parent’s undertakings pursuant to this Section 8.3, the final determination of the appropriate course of action with respect to the actions contemplated in this Section 8.3 shall be made by the Parent. Notwithstanding the foregoing, no Party shall be required to provide the other Party with any information that it reasonably considers to be competitively sensitive; provided, that in such circumstance, the disclosing Party shall provide the information to the receiving Party’s external legal counsel on an “external counsel only basis” (prior to doing so, the disclosing Party may seek an assurance from the receiving Party’s external legal counsel that it will not provide such information to the receiving Party) and, where reasonably practicable, shall provide a redacted version to the receiving Party.
8.3.4Nothing in this Section 8.3 shall require any Parent Affiliated Party to (a) agree or commit to any Remedial Action or (b) in the event any Action is instituted or threatened (as determined by the Parent in its sole discretion) challenging the Merger or any other transactions contemplated by this Agreement or the other Transaction Documents as violating any Antitrust Laws, avoid the filing of, defend against or resolve such Action or commit or agree to any Remedial Action.
8.3.5The Parties hereto (other than the Stockholder Representative) shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (other than the filings under the HSR Act and other applicable Antitrust Laws referenced above, which shall be governed solely by Sections 8.3.2, 8.3.3, and 8.3.4) and obtain as promptly as practicable all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement or any other Transaction Document, including the Merger. The Parties agree that they shall consult with each other with respect to the obtaining of all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement or any other Transaction Document and each Party shall keep the other apprised of the status of matters relating to the consummation of the transactions contemplated herein and therein.
8.3.6Each Party (other than the Stockholder Representative) shall pay expenses related to compliance with the HSR Act and other Antitrust Laws; provided, however, that the Parent shall pay all filing fees, application fees or other fees of the applicable Governmental Entity associated with the HSR Act filing and any filings under other applicable Antitrust Laws.
8.3.7If, prior to the Closing, either Party reasonably determines that a declaration, notice, or other filing is mandated by the DPA or the associated CFIUS regulations at 31 C.F.R. Part 800 et seq. or requested by CFIUS, the Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file such declaration, notice, or other filing.
8.4D&O Indemnification; Exculpation; Insurance.

8.4.1From and after the Effective Time and until the date that is six years thereafter, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Company under applicable Law, the individuals who on or prior to the Effective Time were directors or officers of the Company, in their capacity as directors or officers of the Company (the “Company Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. This Section 8.4 and all rights of the Company Indemnitees to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Certificate of Incorporation or Company Bylaws and any indemnification agreements or arrangements of the Company set forth in Section 8.4 of the Company Disclosure Schedule shall survive the Merger and continue in full force and effect in accordance with their terms from and after the Effective Time and until the date that is six years thereafter.
8.4.2The Parent, from and after the Effective Time and until the date that is six years thereafter, shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the Company Indemnitees with respect to limitation of Liabilities of directors and indemnification of directors, officers and employees than are set forth as of the Execution Date in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified, from and after the Effective Time and until the date that is six years thereafter, in a manner that would adversely affect the rights thereunder of the Company Indemnitees.
8.4.3The provisions of this Section 8.4 are (a) intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and (b) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event that the Surviving Corporation, the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, in each such case, proper provision shall be made so that the successor or assign of the Surviving Corporation or the Parent, as the case may be, shall assume the obligations set forth in this Section 8.4. The obligations of the Parent and the Surviving Corporation under this Section 8.4 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 8.4 applies without the consent of the affected Company Indemnitee. Notwithstanding anything to the contrary in this Agreement, the Parties expressly agree that the Company Indemnitees to whom this Section 8.4 applies shall be third party beneficiaries of this Section 8.4, each of whom shall have the right to enforce its rights hereunder individually.
8.4.4Notwithstanding the foregoing, prior to the Effective Time, the Company shall obtain a prepaid “tail” policy of its existing directors’ and officers’ liability insurance policy for a period ending no earlier than the sixth anniversary of the Effective Time.
8.5Further Assurances. Each Party hereto, at the reasonable request and expense of any other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.
8.6Third Party Consents. As soon as practicable following the Option Exercise Date, the Company shall use commercially reasonable efforts (and the Parent shall cooperate) to obtain any consents, waivers or approvals (including, for the avoidance of doubt, payment of any funds required in connection therewith) under each of the contracts set forth in Section 5.3.2 of the Company Disclosure Schedule, including any consents, waivers or approvals (including, for the avoidance of doubt, payment of any funds required in connection therewith) set forth in Schedule 11.3.12 hereto.
8.7Tax Matters.
8.7.1Pre-Closing Tax Returns. Company shall prepare and file all Tax Returns of the Relevant Companies for any taxable period ending on or before the Closing Date that are due before the Closing Date. Such Tax Returns shall be prepared consistently with past practice unless otherwise required by Applicable Laws. With respect to any income Tax Returns, Company shall submit a copy of any such Tax Returns to the Parent for its review and comment a reasonable period before the due date for filing such Tax Returns, and Company shall consider in good faith all reasonable comments made by the Parent with respect to such Tax Returns.

8.7.2Preparation and Filing Tax Returns Relating to Pre-Closing Period to be Filed after the Closing Date. The Parent shall prepare or cause to be prepared all Tax Returns for the Relevant Companies that are required to be filed after the Closing Date. With respect to such Tax Returns applicable to taxable periods that end on or prior to the Closing Date (but are due after the Closing Date), (i) Company shall bear the reasonable out-of-pocket expenses associated with the preparation of such Tax Returns (which shall be deemed a Transaction Expense) and (ii) each Relevant Company shall exercise reasonable commercial efforts to be consistent with its prior practice unless otherwise required by Applicable Laws in initiating preparation of (or causing the initiation of preparing) such Tax Returns such that such Tax Returns may be timely filed by the Parent or the Relevant Companies after the Closing Date; provided, however, that the Parent agrees that all Transaction Expenses “more likely than not” (or a greater level of certainty) to be allocable to the taxable period ending on or before the Closing Date shall be treated as arising in such taxable period. The Parent and the Company shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the Tax period of the Company for all Tax purposes, and the Parent shall cause the Company to join the Parent’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) effective on the day after the Closing Date. The Parent agrees that neither the Parent, the Company nor their Subsidiaries shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law). With respect to any income Tax Return relating to a pre-Closing period required to be filed after the Closing Date that would reasonably be expected to result in a liability for which the Parent would be entitled to indemnification under Section 9.1, at least 30 days prior to filing any such Tax Return, the Parent shall provide the Stockholder Representative with (A) a draft of each such Tax Return, (B) a statement of any Taxes owed in connection with the filing of such Tax Return and (C) all workpapers and other books, records and other documents and computations reasonably requested by the Stockholder Representative in connection with such Tax Return, and the Stockholder Representative shall be entitled to review and comment on any such Tax Return before it is filed, and the Parent shall make such changes to such Tax Return as the Stockholder Representative may reasonably request. In the event the Stockholder Representative objects to a Tax Return and the Parties cannot resolve the objection before the filing deadline of such Tax Return (with extensions), (i) the Parent shall prepare and file such Tax Return in a manner that it, in good faith, deems to be correct under applicable Law, (ii) the matter shall be resolved by an independent accounting firm agreed upon by the Parties and (iii) if the resolution agreed upon by the Parties require that such Tax Return be filed differently, the Parties shall cause an amended Tax Return to be prepared and filed. In the case of any other such Tax Return that would reasonably be expected to result in a liability for which the Parent would be entitled to indemnification under Section 9.1, the Parent shall permit the Stockholder Representative to review and comment on such Tax Return prior to filing and shall consider in good faith such changes as are reasonably requested by the Stockholder Representative. The Parent shall cause such Tax Returns to be filed and shall cause to be remitted with such Tax Returns any Taxes shown due, subject to indemnification in accordance with Section 8.7.3.
8.7.3Straddle Periods. The Company and the Parent shall cause the Relevant Companies to, unless prohibited by applicable law, close their respective taxable periods as of the end of the Closing Date. If applicable law does not permit Company or Relevant Companies to close its taxable year as of the end of the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not end as of the end of that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Closing Date or (ii) to the period subsequent to the Closing Date, in each case, as set forth in this Section 8.7.3. Except as set forth in the next sentence, any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Relevant Companies as of the end of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of calendar days in each such period. For purposes of determining the amount of income Taxes attributable to the period up to and including the end of the Closing Date, the income amounts under Sections 951, 951A and 956 of the Code shall be computed consistently as if the tax year of any controlled foreign corporation had ended on the Closing Date. In the case of any Taxes of the Relevant Companies imposed on a periodic basis (including real property and ad valorem Taxes) the allocation described in this Section 8.7.3 shall be made based on the number of calendar days during the Straddle Period on or before the Closing Date, on the one hand, and the number of calendar days in the Straddle Period after the Closing Date, on the other hand. Notwithstanding the foregoing, any Taxes relating to any transactions not in the ordinary course of business of the Relevant Companies that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.

8.7.4Except as provided in Section 8.7.2 or 8.7.5, after the Effective Time, none of the Parent, the Company or any Relevant Company shall (i) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any period beginning prior to the Closing Date, in each case except to the extent the original Tax Return or position thereon or decision not to file a Tax Return or take such position thereon, as the case may be, is not “more likely than not” correct (or a greater level of certainty) and Parent, the Company or any Relevant Company provides prior written notice thereof, including a reasonable explanation and supporting materials, to the Stockholder Representative; (ii) discuss, correspond, participate in any sponsored voluntary compliance, amnesty, self-correction or similar program, negotiate, make or initiate any voluntary contact with any Governmental Entity or representative thereof with respect to, or settle with any Governmental Entity or representative thereof, any Tax liability of the Company or any Relevant Company with respect to any period beginning prior to the Closing Date or that may affect the Tax liability of the Company Holders for any period, in each case except to the extent the original Tax Return or position thereon or decision not to file a Tax Return or take such position thereon, as the case may be, is not “more likely than not” correct (or a greater level of certainty) and Parent, the Company or any Relevant Company provides prior written notice thereof, including a reasonable explanation and supporting materials, to the Stockholder Representative; (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning prior to the Closing Date; or (iv) make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date, in each case without the prior written approval of the Stockholder Representative, which shall not be unreasonably withheld; provided, that in the case of clause (i) or (ii), that the withholding of consent shall not be reasonable if the Parent has reasonably determined that the positions do not meet the “more likely than not” standard and has provided prior written notice thereof, including a reasonable explanation and supporting materials, to the Stockholder Representative. The Parent shall not make or permit to be made any election under Section 338 of the Code or Section 336(e) of the Code (or any similar provision under state, local, or foreign Law) with respect to the transactions contemplated by this Agreement.
8.7.5The Company Holders shall be entitled to receive the benefit of any refunds or credits of any Taxes for any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending at the end of the Closing Date (including any interest in respect thereof, and including any reduction of Taxes for any taxable period beginning on or after the Closing Date or the portion of any Straddle Period ending after the Closing Date as a result of application of any refund or credit against such Taxes), and the Parent shall cause the amount of any refunds or credits of Taxes (including interest and net of any costs, expenses or Taxes incurred in obtaining such refund or credit or making such payment) to which the Company Holders are entitled under this Section 8.7.5, but which are received by or credited to the Parent, the Company or any Relevant Company after the Closing Date, to be paid to the Payments Administrator (for further distribution to the Company Holders), within five Business Days following the Parent’s receipt of any such refund or credit, except to the extent any such refund or credit was taken into account in determining Final Working Capital.
8.7.6The Parties hereto shall cooperate with each other in connection with the preparation and timely filing of any Tax Returns of the Relevant Companies required to be prepared and filed or in connection with the preparation or filing of any election, claim for refund, consent or certification (or any audit, proceedings or other Tax-related claims of or affecting a Relevant Company (each a “Tax Contest”)), and allowing the Stockholder Representative to review Tax Returns to determine or verify the proper amounts payable hereunder. Such cooperation shall include, upon request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.7. The Parent and its Affiliates (including the Relevant Companies) shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Relevant Companies respecting any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending at the end of the Closing Date until the seventh anniversary of the Closing Date. If there is any Tax Contest after the Closing Date with respect to a Pre-Closing Tax Return and would reasonably be expected to give rise to a claim for indemnification under Article 9, then (i) the Stockholder Representative shall have the right, in its sole discretion, to control the defense and conduct of such Tax Contest at the expense of the Company Holders, by delivering a written notice of its intent to the Parent within 10 Business Days of receiving written notice of such Tax Contest, (ii) if the Stockholder Representative elects to control such Tax Contest in accordance with the preceding clause, the Parent shall have the right to participate in such Tax Contest at its own expense, (iii) if the Stockholder Representative does not notify the Parent of its intent to control such Tax Contest in accordance with (i), the Parent shall have the right to control the defense and conduct of such Tax Contest and the Stockholder Representative shall have the right to participate in such Tax Contest at the expense of the

Company Holders, and (iv) the Parties shall not settle, compromise and/or concede such Tax Contest without the written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no access to any consolidated, combined, unitary, or similar, federal, state, local or foreign jurisdiction income Tax Returns in which the Company is included (in whole or in part) and with respect to which the Parent is a member, or any work papers, documents, books, records, data, or other information pertaining thereto, filed by the Parent and its Affiliates, except as it reasonably relates to the Relevant Companies.
8.7.7Except as otherwise provided in Section 8.7.6, the Parent shall have the exclusive right to control the audit or litigation, and disposition thereof, of any Tax Return, however, the Stockholder Representative on behalf of the Company Holders shall have the right to participate in the audit or litigation, and approve the disposition thereof (which approval shall not be unreasonably withheld, conditioned, or delayed), of any Tax Return relating to the periods (or portions thereof) beginning before the Closing Date if, and to the extent that such audit or litigation, or disposition thereof, could give rise to a claim for indemnification under Article 9.
8.7.8All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid equally by the Company Holders, on the one hand, and by the Parent, on the other hand. The Parties (other than the Stockholder Representative) agree to reasonably cooperate to minimize such Transfer Taxes to the extent permitted under applicable Law.
8.8Notification of Certain Matters. During the Option Period, the Company shall give written notice to the Parent promptly after becoming aware of, and use commercially reasonable efforts to remedy promptly, any of the following: (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of the Company under this Agreement or any other Transaction Document to be untrue or inaccurate in any material respect (or, in the case of representations and warranties that are qualified by materiality, Company Material Adverse Effect or similar phrase, or in the case of any Fundamental Company Representations, in any respect), (ii) the failure of the Company to comply with, or satisfy in any material respect, any covenant of the Company under this Agreement or any other Transaction Document, or (iii) the occurrence, or failure to occur, of any event that has resulted or will result in the failure of a condition precedent set forth in Section 11.1 or Section 11.3 to be satisfied. During the Option Period, the Parent shall give written notice to the Company promptly after becoming aware of, and use commercially reasonable efforts to remedy promptly, any of the following: (x) the occurrence, or failure to occur, of any event that has caused any representation or warranty of the Parent or the Merger Sub under this Agreement or any other Transaction Document to be untrue or inaccurate in any material respect (or, in the case of representations and in the case of warranties that are qualified by materiality, Parent Material Adverse Effect or similar phrase, in any respect), (y) the failure of the Parent or the Merger Sub to comply with, or satisfy in any material respect, any covenant of the Parent or the Merger Sub under this Agreement or any other Transaction Document, or (z) the occurrence, or failure to occur, of any event that has resulted or, to the Company’s Knowledge, will result in the failure of a condition precedent set forth in Section 11.1 or Section 11.2 to be satisfied. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder. Notwithstanding anything to the contrary contained herein, in the event that following the Closing a Party has a claim for indemnification pursuant to Article 9 with respect to a breach of a representation, warranty or covenant of which any other Party was required to notify such Party pursuant to this Section 8.8, the sole recourse of such Party for Damages arising from such breach shall be pursuant to Article 9, and any liability accruing to any Party failing to make such notification under this Section 8.8 shall only be for actual damages in excess of Damages actually recovered pursuant to Article 9 with respect to such breach. During the Option Period, as soon as reasonably practicable but no later than 120 days following the end of each fiscal year, the Company shall provide the Parent with the audited balance sheet of the Company and each non-consolidated Company Subsidiary as of the end of such fiscal year and the related audited statements of operations and cash flows for the year then ended.
8.9Access and Information. During the Option Period, the Company shall afford to the Parent and its Representatives full access during normal business hours upon reasonable notice to (i) the Company’s properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal controls), contracts and records, and shall furnish promptly such books, records and other documents concerning the businesses, properties and personnel of the Company as the Parent shall reasonably request and provide the opportunity to make copies of such books, records and other documents; provided, however, that such investigation shall not unreasonably disrupt the Company’s operations and (ii) to such Representatives for the Company as the Parent may reasonably request access for purposes of its continuing due diligence with respect to the Company, provided that the Parent shall exercise this right of access no more than once in any calendar quarter during the Option Period. The Company shall cause its accountants to cooperate with the Parent and its Representatives in making available all financial information reasonably requested by them, including the right to examine all working papers pertaining to all financial statements prepared by such accountants. During the Option Period, the Company shall generally keep the Parent informed as to all material matters involving the operations and businesses of the Company. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law. For the avoidance of doubt, all information provided to or obtained by the Parent pursuant to this Section 8.9 shall be deemed Company Confidential Information for purposes of this Agreement. No information provided to or obtained by the Parent pursuant to this Section 8.9 shall affect the representations or warranties of the Parties, the conditions to their respective obligations, their indemnification rights and obligations hereunder, or any other remedies available hereunder to the Parent.
8.10Company Acquisition Proposals.
8.10.1During the Option Period, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, through any Representative of the Company or its Affiliates, solicit or encourage (including by way of furnishing information) the initiation or submission of any inquiries, proposals or offers regarding, and shall not otherwise facilitate, negotiate, discuss, enter into or make any commitment with respect to any merger or acquisition, sale, lease or license of the capital stock of the Company, all or a material portion of the Company’s assets or the Product, other than sales of Product to end-users in the ordinary course of business (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal”); provided, however, that the board of directors of the Company shall be permitted to refer any Third Party to this Section 8.10 subject to its other obligations set forth in this Section 8.10.
8.10.2The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Parent) conducted prior to or as of the Execution Date with respect to any Company Acquisition Proposal. The Company agrees not to release any such parties from any confidentiality agreement to which the Company is a party.
8.10.3The Company shall promptly, and in any event within two Business Days, notify the Parent after receipt of any Company Acquisition Proposal or any request for information relating to the Company in connection with a Company Acquisition Proposal or for access to the properties, books or records of the Company by any Person in connection with a Company Acquisition Proposal. Such notice to the Parent shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.
8.10.4The Company shall ensure that the officers, directors, employees, advisors and other Representatives of the Company are aware of the restrictions described in this Section 8.10, and shall use commercially reasonable efforts to ensure such Persons do not breach this Section 8.10.
8.11Data Room. The Company has provided certain documents and information to the Parent prior to the Execution Date through use of the Data Room. The Company shall maintain and provide the Parent with access to the Data Room during the Option Period. On or promptly following the Execution Date and the Option Exercise Date, the Company will provide to the Parent an electronic copy of the Data Room, on DVD or other medium acceptable to the Parent, containing the complete and accurate contents of the Data Room, but only as such contents were readable, printable and otherwise fully accessible to the Parent and its Representatives as of 5 p.m. on the date immediately prior to (i) the Execution Date and (ii) the Option Exercise Date.
8.12Solicitation of Stockholder Written Consent and Support Agreements. The Company covenants and agrees that the documents soliciting the Stockholder Written Consent and the Support Agreements, excluding any changes or comments of the Parent incorporated therein and the effect thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. Promptly following the Execution Date, the Company shall use commercially reasonable efforts to solicit and obtain a counterpart signature to a Support Agreement from each Company Holder (other than Berlin and Company Holders who only hold Company Options) and to the Stockholder Written Consent from each holder of Company Capital Stock; provided, however, that prior to the Option Exercise Date, the Company shall not seek a Support Agreement from any Company Holder who only holds Company Options. Promptly following the Execution Date, the Company shall use best efforts to solicit and obtain a counterpart signature to the Berlin Support Agreement. Following the Option Exercise Date, the Company shall use commercially reasonable efforts to solicit and obtain a counterpart signature to a Support Agreement from each Company Holder who holds Company Options and has not already executed a Support Agreement.
8.13Company 401(k) Plan. If requested by the Parent in writing not less than five Business Days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary to cease contributions to and terminate each Benefit Plan qualified under Code Section 401(k) (the “Company 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to the Parent, to terminate such Company 401(k) Plan and to 100% vest all Company participants under said Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement.
8.14Section 280G Approval.
8.14.1Waivers. The Company shall have obtained prior to the initiation of the requisite stockholder approval procedure under Section 8.14.2 below, a waiver of the right to receive such portion of the payments and/or benefits that reasonably could constitute “parachute payments” under Section 280G of the Code and regulations thereunder (a “Parachute Payment Waiver”) from each Person who, with respect to the Company, is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 8.14.2 below, and who, with respect to the Company, might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to the Parent on or before the Closing Date.
8.14.2280G Stockholder Vote. No later than 10 days prior to the Closing Date and no earlier than six months prior to the Closing Date, the Company shall use its commercially reasonable efforts to solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render (if such approval is obtained) the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 8.14.1 above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason of Section 4999 of the Code, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Parachute Payment Waivers and documents to be provided to the Company’s stockholders in connection with the solicitation of stockholder approval shall be in a form reasonably acceptable to the Parent.
8.15Termination of the Investment Agreements. The Company shall cause each of the Investment Agreements to be terminated, as of, or immediately prior to, the Closing.
8.16Notice of Additional Shares of Company Capital Stock. During the Option Period, the Company shall notify the Parent of the number and type of any new shares of Company Capital Stock issued or acquired, if any, by any Company Holder party to a Support Agreement during the Option Period or pursuant to any Permitted Financing.
8.17Registration and Public Offerings. During the Option Period, no Relevant Company shall consummate an initial public offering of its securities or file a registration statement with Securities and Exchange Commission or make any equivalent filing with any other Governmental Entity.
8.18Restrictions on Transfers of Company Capital Stock; Enforcement of Support Agreement. During the Option Period:

8.18.1Prior to the Closing Date, the Company shall not consent to, or recognize or record on its books, any (i) sale, (ii) assignment, (iii) transfer (including by operation of applicable Law), or (iv) Encumbrance of any share or shares of Company Capital Stock by any Company Holder party to a Support Agreement, unless in the case of clauses (i) through (iii), such transferee has executed and delivered to the Company and the Parent a joinder signature page to become party to a Support Agreement.
8.18.2From time to time, if requested by the Parent, the Company shall take all actions necessary to enforce the Company’s rights and the obligations of Company Holders under the Support Agreements in accordance with the terms and conditions thereunder and the Company shall not terminate, amend, modify or otherwise alter, or waive any rights under, a Support Agreement without the prior written consent of the Company.
8.19Classification. During the Option Period, the Company shall (and shall cause each Relevant Company to) use commercially reasonable efforts to ensure that each Contract Worker performing services for any Relevant Company is properly classified under applicable Law and for federal income Tax purposes as an employee or independent contractor.
8.20Inventions and Proprietary Rights Agreement. During the Option Period, the Company shall cause each Person now or hereafter employed by it or by any Relevant Company (or engaged by any Relevant Company as a Contract Worker) to enter into a nondisclosure and proprietary rights assignment agreement in customary form, to the extent not previously executed by such Person. During the Option Period, no Relevant Company shall amend, modify, terminate, waive, or otherwise alter, in whole or in part, in any manner that is adverse to the Relevant Companies (taken as a whole), any nondisclosure and proprietary rights assignment agreement without the prior written consent of the Company.
8.21Applicable Accounting Standards. Each Party (other than the Stockholder Representative) shall promptly notify the other in the event that it changes the Applicable Accounting Standards pursuant to which its records are maintained, it being understood that each Party (other than the Stockholder Representative) may only use internationally recognized accounting principles (e.g., IFRS, GAAP).
8.22Pro Forma Closing Payment Spreadsheet. Within 10 Business Days following the Option Exercise Date, the Company will provide a pro forma Closing Payment Spreadsheet, in the form of Exhibit J attached hereto, containing only the good faith estimate by the Company of amounts to be paid to the Company Holders pursuant to this Agreement (and no other information set forth in the definition of “Closing Payment Spreadsheet”), determined as of the date hereof (the “Pro Forma Closing Payment Spreadsheet”), which amounts set forth on such Pro Forma Closing Payment Spreadsheet are subject to change to reflect the terms of this Agreement.
8.23Escrow Agent and Payments Administrator. If, within 15 Business Days following the Option Exercise Date, the Parent determines, acting reasonably, that the Escrow Agent or Payments Administrator identified in this Agreement is no longer suited to serve in such capacity, the Parent may, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed) appoint a third party to act as Escrow Agent or Payments Administrator, as applicable, and make such changes to the Escrow Agreement or Payment Administration Agreement to account for the change in the Escrow Agent or Payments Administrator as reasonably necessary (which shall, for the avoidance of doubt, include using the form of escrow agreement or payment administration agreement of the newly appointed Escrow Agent or Payments Administrator, as applicable).
8.24Berlin Escrow. Prior to the Closing, the Company shall ensure that all amounts required to have been paid to Berlin under the Berlin Patent Assignment Agreement prior to the Closing shall have been paid and any amounts required as of the Closing Date to have been placed in the Berlin Escrow account in accordance with the terms of the Berlin Patent Assignment Agreement shall have been deposited in the Berlin Escrow. To the extent a third party administers the Berlin Escrow, the Company shall take all actions necessary to ensure that Parent shall have access to the Berlin Escrow following the Closing.
ARTICLE 9
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS
9.1Agreement to Indemnify the Parent Indemnified Parties. Subject to the terms, conditions and limitations of this Article 9, from and after the Effective Time, the Company Holders shall indemnify, defend and hold harmless the Parent, the Surviving Corporation and their respective Affiliates, directors, officers, employees and agents (the “Parent Indemnified Parties”) from and against any Damages that are suffered or incurred by any Parent Indemnified Party arising out of or resulting from:
9.1.1any breach of any representation or warranty of the Company set forth in Article 5 or any other Transaction Document executed by, or on behalf of, the Company;
9.1.2any breach by the Company, prior to the Effective Time, of any covenant, agreement, obligation or undertaking of the Company set forth in this Agreement or any other Transaction Document executed by, or on behalf of, the Company, for the benefit of the Parent or the Merger Sub;
9.1.3any Actions or disputes with respect to (i) the allocation or payment among the Company Holders and any other Person of any Total Merger Consideration pursuant to the terms of this Agreement (other than any Action or dispute initiated by a Company Holder with respect to a breach by the Parent of its obligation to pay such Company Holder its respective portion of the Total Merger Consideration due and payable, as set forth on the Payment Spreadsheet pursuant to this Agreement), (ii) any claim directly arising as a result of any inaccuracy or omission in any Payment Spreadsheet or CFO Certificate or document referred to therein, or (iii) appraisal rights under Delaware Law, to the extent of any Damages or other amounts paid or payable by the Parent, the Merger Sub or the Surviving Corporation with respect to any Dissenting Shares in excess of the portion of Total Merger Consideration that would have been due and owing in respect of such Dissenting Shares if the holder thereof had not made a claim of appraisal rights;
9.1.4any Action by a stockholder or former stockholder, optionholder or other equity award holder of the Company, or by any other Person, seeking to assert (i) ownership or rights to ownership of any shares of Company Capital Stock, Company Options or any other equity interest in any Relevant Company or interest in the Total Merger Consideration, (ii) any right of a stockholder, optionholder or other equity award holder of the Company to any preemptive right or right to notice or to vote, or (iii) any right to any portion of the Total Merger Consideration (other than any Action or dispute initiated by a Company Holder with respect to a breach by the Parent of its obligation to pay such Company Holder its respective portion of the Total Merger Consideration due and payable, as set forth on the Payment Spreadsheet pursuant to this Agreement);
9.1.5the 50% share of any indemnification obligations in favor of the Escrow Agent or the Payments Administrator pursuant to the provisions of the Escrow Agreement and the Payments Administration Agreement, as applicable;
9.1.6any Pre-Closing Taxes;
9.1.7any Liability for Transfer Taxes for which the Company Holders are liable under Section 8.7.8 arising from the transactions hereunder (to the extent such Liability for Transfer Taxes is not already included as a Transaction Expense paid at Closing);
9.1.8any Closing Indebtedness or Transaction Expenses to the extent not already taken into account in the calculation of Total Closing Consideration or any Milestone Payment; or
9.1.9any claim of infringement brought by a Third Party (whether arising prior to the Execution Date, during the Option Period, or following the Closing) against any Relevant Company in connection with the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Product (including Losses in the form of any royalty or similar payment obligation agreed to by the Company or imposed on the Company by a Governmental Entity during the Option Period), in each case as conducted or planned to be conducted by any Relevant Company at any time prior to the Closing.
9.2Agreement to Indemnify the Holder Indemnified Parties. Subject to the terms, conditions and limitations of this Article 9, from and after the Effective Time, the Parent shall indemnify, defend and hold harmless the Company Holders and their respective Affiliates, directors, officers, employees and agents (the “Holder Indemnified Parties”, and together with the Parent Indemnified Parties, the “Indemnified Parties”) from and against any Damages that are suffered or incurred by any Holder Indemnified Party arising out of or resulting from:

9.2.1any breach of any representation or warranty of the Parent or the Merger Sub set forth in Article 6;
9.2.2any breach by the Parent, the Merger Sub or, from and after the Effective Time, the Surviving Corporation, of any covenant, agreement, obligation or undertaking of the Parent, the Merger Sub or, from and after the Effective Time, the Surviving Corporation set forth in this Agreement or any other Transaction Document executed by, or on behalf of, the Parent or the Merger Sub, for the benefit of the Company or any Company Holder, including any obligation to pay any portion of the Total Merger Consideration pursuant to this Agreement; or
9.2.3the 50% share of any indemnification obligations in favor of the Escrow Agent or the Payments Administrator pursuant to the provisions of the Escrow Agreement and the Payments Administration Agreement, as applicable.
9.3Exercise of Remedies by Indemnified Parties other than the Parent or the Stockholder Representative.
9.3.1The Parent, or any successor or assignee of the Parent, shall assert any indemnification claim of any Parent Indemnified Party under this Article 9 on behalf of any such Parent Indemnified Party specifying the factual basis of the claim in reasonable detail (any such claim, a “Parent Claim”). No Parent Indemnified Party, other than the Parent or any successor or assignee of the Parent, is entitled to assert any Parent Claim.
9.3.2The Stockholder Representative shall assert any indemnification claim of any Holder Indemnified Party under this Article 9 on behalf of any such Holder Indemnified Party specifying the factual basis of the Claim in reasonable detail (any such claim, a “Holder Claim”, and together with any Parent Claim, a “Claim”). No Holder Indemnified Party, other than the Stockholder Representative or any successor or assignee thereof, is entitled to assert any Holder Claim.
9.4Survival.
9.4.1No obligations of the Company and the Stockholder Representative under the covenants and agreements contained in this Agreement or any other Transaction Document shall survive the Closing, except for pursuant to those covenants or agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive until the later of (i) until fully performed or fulfilled or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations; provided, however, that in the event that, at any time prior to expiration of the applicable statute of limitations, the Parent delivers to the Stockholder Representative written notice pursuant to this Article 9 of the existence of a breach of the applicable obligation, covenant or agreement and asserting a Claim for recovery under this Article 9 based on such breach, the Claim asserted in such notice shall survive the expiration of the applicable statute of limitations until such time as such Claim is fully and finally resolved.
9.4.2No obligations of the Parent, the Merger Sub and/or, from and after the Closing, the Surviving Corporation, under the covenants and agreements contained in this Agreement or any other Transaction Document shall survive the Closing, except for pursuant to those covenants or agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive (i) until fully performed or fulfilled or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations; provided, however, that in the event that, at any time prior to expiration of the applicable statute of limitations, the Stockholder Representative delivers to the Parent written notice pursuant to this Article 9 of the existence of a breach of the applicable obligation, covenant or agreement and asserting a Claim for recovery under this Article 9 based on such breach, the Claim asserted in such notice shall survive the expiration of the applicable statute of limitations until such time as such Claim is fully and finally resolved.
9.4.3All representations and warranties made by the Company in this Agreement or any other Transaction Document shall survive the Closing and the Parent Indemnified Parties shall be entitled to seek indemnification pursuant to Section 9.1.1 (i) with respect to all representations and warranties made by the Company in this Agreement or any other Transaction Document, until the date that is 24 months following the Closing Date, other than as set forth in the following clauses (ii)-(iii), (ii) with respect to each Fundamental Company Representation, indefinitely; (iii) with respect to the representations and warranties in Section 5.6 (Taxes), until the date that is sixty days following the expiration of the applicable statute of limitations; and

(iv) with respect to the IP Special Representations, until the date that is six years following the Closing Date (the termination date applicable to any representation or warranty made by the Company pursuant to this Agreement, the “Company Representation Termination Date”). Notwithstanding anything to the contrary in this Section 9.4.3, in the event that, at any time prior to the applicable Company Representation Termination Date, the Parent delivers to the Stockholder Representative written notice pursuant to this Article 9 of the existence of a breach of any applicable representation or warranty made by the Company and asserting a Claim for recovery under this Article 9 based on such breach, the Claim asserted in such notice shall survive the applicable Company Representation Termination Date until such time as such Claim is fully and finally resolved pursuant to the terms of this Agreement.
9.4.4All representations and warranties made by the Parent or the Merger Sub in this Agreement or any other Transaction Document shall survive the Closing and the Holder Indemnified Parties shall be entitled to seek indemnification pursuant to Section 9.2.1 (i) with respect to all representations and warranties made by the Parent or the Merger Sub in this Agreement or any other Transaction Document, until the date that is 24 months following the Closing Date, other than as set forth in the following clause (ii), and (ii) with respect to the representations and warranties in Section 6.1 (Organization of the Parent and the Merger Sub) and Section 6.2 (Authority; Non-Contravention), indefinitely (the termination date applicable to any representation or warranty made by the Parent or the Merger Sub pursuant to this Agreement, the “Parent Representation Termination Date”); provided, however, that in the event that, at any time prior to the applicable Parent Representation Termination Date, the Stockholder Representative delivers to the Parent written notice pursuant to this Article 9 of the existence of a breach of any applicable representation or warranty made by the Parent or the Merger Sub and asserting a Claim for recovery under this Article 9 based on such breach, the Claim asserted in such notice shall survive the applicable Parent Representation Termination Date until such time as such Claim is fully and finally resolved pursuant to the terms of this Agreement.
9.4.5Notwithstanding anything to the contrary in this Agreement, the Parent Indemnified Parties’ right to be indemnified pursuant to Section 9.1.2 through and including Section 9.1.8 shall not be subject to any limitation as to time set forth in this Section 9.4. The Parent Indemnified Parties shall only be entitled to seek indemnification pursuant to Section 9.1.9 until the date that is six years following the Closing Date.
9.5Limitation of Liability.
9.5.1Subject to Section 9.5.2 and Section 9.6:
9.5.1.1The Parent Indemnified Parties shall not be entitled to indemnification for any Claim pursuant to Section 9.1.1, unless the total amount of all such Damages for which, but for this Section 9.5.1, the Parent Indemnified Parties have a right to indemnification pursuant to Section 9.1.1 exceeds $[***] in the aggregate, and then for all Damages to the extent in excess thereof.
9.5.1.2Notwithstanding anything to the contrary in this Agreement, the conditions or limitations set forth in Section 9.5.1.1 and Section 9.5.4 shall not apply to any Claims for a breach of a Fundamental Company Representation, Section 5.6 (Taxes) or the IP Special Representations.
9.5.1.3Notwithstanding anything to the contrary in this Agreement, the conditions or limitations set forth in this Section 9.5.1 shall not apply to claims for indemnification pursuant to Section 9.1.2 through and including Section 9.1.9.
9.5.2Except with respect to Claims for Fraud (and except with respect to claims arising under Section 3.2.2.3 or Section 3.5), following the Effective Time, the right of indemnification, pursuant to and subject to the terms, conditions and limitations of this Article 9, shall be the sole and exclusive remedy of any Indemnified Party with respect to this Agreement or any other Transaction Document; provided, that this sentence shall not be deemed a waiver by the Parent or the Stockholder Representative to seek specific performance or injunctive relief in the case of a Person’s failure to comply with the covenants made by a Person in this Agreement or any other Transaction Document.
9.5.3Notwithstanding any other provision of this Agreement, for purposes of calculating Damages hereunder and for purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenants and agreements, any “materiality,” “Company Material Adverse

Effect,” “the Parent Material Adverse Effect” qualifications in the representations, warranties, covenants and agreements shall be disregarded.
9.5.4Notwithstanding anything to the contrary set forth in this Agreement, the Company Holders shall not be liable hereunder to the Parent Indemnified Parties pursuant to Section 9.1.1 as a result of any breach of any of the representations or warranties of the Company as set forth in Article 5 (other than breaches of the Fundamental Company Representations, Section 5.6 (Taxes) and the IP Special Representations) if with respect to any individual item of loss or series of related losses, such item is less than $[***].
9.5.5Notwithstanding anything to the contrary set forth in this Agreement, no Company Holder will have any liability for indemnification under Article 9 for any amount of Damages in excess of the aggregate amount of proceeds actually received by such Company Holder pursuant to this Agreement.
9.5.6Notwithstanding anything to the contrary contained in this Article 9, other than for claims for indemnification pursuant to Section 9.1.2 through and including Section 9.1.8 (but specifically excluding Section 9.1.9), breaches of Fundamental Company Representations or Fraud, the aggregate liability of the Company Holders in respect of Claims for indemnification pursuant to this Article 9 shall not exceed $[***] (the “Indemnity Cap”). When calculating whether or not the Indemnity Cap has been met, the Parties will include any releases from the Indemnity Escrow Fund paid to any Parent Indemnified Parties pursuant to this Agreement.
9.6Sources of Recovery.
9.6.1Subject to the exceptions set forth in this Section 9.6, the primary source of recovery for any indemnification obligations for Damages incurred pursuant to this Agreement shall be paid from the Indemnity Escrow Fund; provided, however, that if the Indemnity Escrow Fund is insufficient or unavailable, then the Parent shall be entitled to set off, from unpaid Milestone Payments, the amount of such Damages for which the Parent Indemnified Parties have a right to indemnification pursuant to this Article 9 not satisfied from the Indemnity Escrow Fund, which sources shall be the exclusive sources of recovery.
9.6.2In the event the Parent Indemnified Parties shall pursue a claim pursuant to Section 9.1.1, for breach of a Fundamental Company Representation, and the Indemnity Escrow Fund and unpaid Milestone Payments are insufficient or unavailable, the Parent Indemnified Parties shall have the right to pursue all available remedies provided pursuant to this Article 9 directly against the Company Holders but subject to the conditions and limitations set forth in this Article 9.
9.6.3In the case of common law “fraud” (“Fraud”) prior to the Effective Time, the Parent Indemnified Parties shall have the right to pursue all available remedies provided pursuant to this Article 9 and to pursue remedies directly against the breaching Company Holder (including, for the avoidance of doubt, indemnification of any Parent Indemnified Party for Claims in excess of the Indemnity Escrow Fund or unpaid Milestone Payments) without being subject to the conditions or limitations set forth in this Article 9, including but not limited to being free from the conditions as to time, amount or source of recovery.
9.7Process for Indemnification Claims.
9.7.1No Indemnified Party shall be entitled to receive any payment under this Article 9 unless the Parent, on the one hand, or the Stockholder Representative, on the other hand, as may be applicable, delivers to the other written notice, pursuant to this Article 9, of the Claim for which the Indemnified Party seeks indemnification (any such notice, a “Claim Notice”). Any Claim Notice shall contain a reasonably detailed summary of the factual basis for the Claim, the provision or provisions of this Agreement or other Transaction Document under which indemnification is sought and, if known, the estimated amount of the maximum Damages incurred or reasonably expected to be incurred by the Indemnified Party. Notwithstanding anything to the contrary in this Section 9.7, no delay or deficiency on the part of the Parent or the Stockholder Representative, as applicable, in so notifying the other shall limit any right of any Indemnified Party to indemnification under this Article 9, except to the extent such failure materially prejudices the Parent, on the one hand, or the Stockholder Representative, on the other hand, as may be applicable. Following the delivery of a Claim Notice to the Stockholder Representative, the Parent shall make available to the Stockholder Representative and its representatives and agents access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and the Parent that are under the direct or indirect control of the Parent, including but not limited to individuals responsible for the matters that are subject of the Claim Notice, at reasonable times and upon reasonable notice to the Parent for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.
9.7.2If the Stockholder Representative does not, in the case of a Parent Claim, or the Parent does not, in the case of a Holder Claim, dispute in writing the basis or amount of the applicable Claim within 30 days of receiving written notice thereof, (i) the Parent, in the case of a Parent Claim, shall have the right to recover such Damages in accordance with the terms of this Agreement and the other Transaction Documents promptly, or (ii) the Stockholder Representative, in the case of a Holder Claim, shall have the right to recover such Damages on behalf of the applicable Holder Indemnified Parties from the Parent promptly.
9.7.3If the Parent disputes, in the case of a Holder Claim, or the Stockholder Representative disputes, in the case of a Parent Claim, the basis or amount of the Claim specified in the Claim Notice, then within 30 days of receiving written notice thereof, the Parent or the Stockholder Representative, as applicable, shall give written notice to the other of such dispute (which written notice shall contain a reasonably detailed summary of the basis for such dispute) and (i) the Parent, in the case of a Parent Claim, shall have the right in relation to any undisputed Damages to recover such Damages in accordance with the terms of this Agreement and the other Transaction Documents promptly, or (ii) the Stockholder Representative, in the case of a Holder Claim, shall have the right in relation to any undisputed Damages to recover such Damages on behalf of the applicable Holder Indemnified Parties from the Parent promptly; provided, however, that the Parent or the Stockholder Representative, as the case may be, shall not recover Damages for any disputed amount hereunder until the earlier of, if at all, (a) a court of competent jurisdiction issues an order specifying the right of the applicable Indemnified Parties to recovery hereunder and the amount thereof and (b) the Parent and the Stockholder Representative agree in writing to the amount of the applicable Damages, at which time, (A) the Parent, in the case of a Parent Claim, shall have the right to recover such Damages in accordance with the terms of this Agreement and the other Transaction Documents promptly or (B) the Stockholder Representative, in the case of a Holder Claim, shall have the right to recover such Damages on behalf of the applicable Holder Indemnified Parties from the Parent promptly. For the avoidance of doubt, any such Damages recovered by the Stockholder Representative under Section 9.7 shall be paid to the Payments Administrator for further distribution to the Company Holders.
9.8Defense of Third Party Claims.
9.8.1Notice of Third Party Claim. Promptly after the Parent, in the case of a Parent Claim, or the Stockholder Representative, in the case of a Holder Claim, obtains knowledge of any actual Action that has been brought or asserted in writing by a Third Party or any threatened Action that has been brought or asserted by a Third Party against the Parent or the Stockholder Representative, as applicable, or any other applicable Indemnified Party (a “Third Party Claim”), the Parent or the Stockholder Representative, as applicable, shall promptly give written notice of such Third Party Claim to the other (the “Third Party Claim Notice”), stating the nature and basis of such Third Party Claim and the maximum estimated dollar amount of such Third Party Claim, to the extent known (which estimate may be updated from time to time). Notwithstanding the foregoing, no delay or deficiency on the part of the Parent or the Stockholder Representative, as applicable, in so notifying the other shall limit any right of any Indemnified Party to indemnification under this Article 9, except to the extent such failure materially prejudices the defense of such Action.
9.8.2Election to Defend. The Stockholder Representative shall have the right to assume and control the defense of any Third Party Claim that is only for monetary damages, by the Stockholder Representative’s own counsel, which shall be reasonably acceptable to the Parent, upon written notice (the “Election to Defend”) to the Parent to that effect within 15 Business Days after the Stockholder Representative’s receipt of the Third Party Claim Notice. In the event that the Stockholder Representative assumes the defense of any Third Party Claims, subject to Section 9.8.3: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Stockholder Representative in connection with defending such Third Party Claim are to be paid out of the Stockholder Representative Reimbursement Fund; and (ii) the Parent shall have the right, at its own cost and expense, to participate in the defense of such Third Party Claim; provided, however, that notwithstanding the foregoing: (A) if in the reasonable opinion of the Parent, there is a conflict of interest between any Company Holder and the Stockholder Representative, on the one hand, and the Parent Indemnified Parties, on the other hand, then the reasonable cost of one separate legal counsel and, if necessary, one separate local counsel in the jurisdiction in which the action is located, for the Parent shall be reimbursed by the Stockholder Representative out of the

Stockholder Representative Reimbursement Fund; (B) the Stockholder Representative may not maintain control of the defense, appeal or settlement of any claim of infringement brought by a Third Party against any Relevant Company in connection with the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any Product or Company Intellectual Property; and (C) the Stockholder Representative may not maintain control of the defense, appeal or settlement of any Third Party Claim if the Stockholder Representative fails to defend in good faith the Third Party Claim. If the Stockholder Representative chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend, the Parent may defend against such Third Party Claim and, subject to Section 9.8.3, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate, and thereafter seek indemnification pursuant to this Article 9 for Damages resulting from such Third Party Claim. The Stockholder Representative and the Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including using commercially reasonable efforts to make available access (including electronic access, to the extent available) to personnel and all books, records and other documents and materials that are under the direct or indirect control of such Party or any of its Subsidiaries or other Affiliates, without expense (other than reimbursement of actual out-of-pocket expenses), at reasonable times and upon reasonable notice, to the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third Party Claim.
9.8.3Withhold Consent to Settlement. Neither the Company Holders nor the Stockholder Representative shall settle or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed if such settlement agreement (i) provides a full and unconditional release of the Parent Indemnified Parties, (ii) does not include any finding or admission of a violation of Law or violation of the rights of any Person by any Parent Indemnified Parties or any of their Affiliates, and (iii) does not impose on the Parent Indemnified Parties or any of their Affiliates any obligation other than an obligation to pay monetary damages in an amount less than or equal to the aggregate cash amount remaining in the Indemnity Escrow Fund; provided, that if the Parent fails to consent to any such proposed settlement or judgment within 15 Business Days after notice of the same is delivered by the Stockholder Representative, the maximum liability of the Company Holders as to such Third Party Claim shall not exceed that which would have been payable by the Company Holders had such proposed settlement or judgment been effected). No Parent Indemnified Party shall settle or consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Parent Indemnified Party is no longer seeking, and will not in the future seek, indemnification in respect of such Third Party Claim and acknowledges the same in writing to the Stockholder Representative.
9.9Tax Treatment of Indemnity Payments. Any payment made pursuant to this Article 9 shall be treated as an adjustment to the Total Merger Consideration for all Tax purposes unless otherwise required by applicable Law.
9.10Offsets. The amount of any Damages for which indemnification is provided under this Agreement shall be reduced on a dollar for dollar basis to take into account (i) any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Damages in excess of the sum of (A) reasonable out-of-pocket costs and expenses relating to collection under such policies, (B) any deductible associated therewith to the extent paid, and (C) any increase in the insurance premium of the Indemnified Party resulting or reasonably anticipated to result therefrom, (ii) any cash recoveries actually received from Third Parties pursuant to indemnification with respect thereto, net of any expenses incurred by the Party seeking indemnification in obtaining payment from such Third Party; provided, that the Party seeking indemnification shall have no duty to pursue payment from any Third Party, and (iii) the net amount of any Tax benefits actually realized by the Parent or its Affiliates (including the Relevant Companies) on account of such Damages, provided, that, if such Tax benefit is actually realized after the applicable indemnity payment is made pursuant to this Article 9 without reduction by such Tax benefit, the Parent and its Affiliates (including the Relevant Companies) shall promptly pay to the Payments Administrator for the benefit of the Company Holders the amount of such Tax benefit at such time or times as (and to the extent that) such Tax benefit is actually realized by the Parent or its Affiliates (including the Relevant Companies) in the taxable year in which the Damages occurred or the next succeeding taxable year (excluding any stub- or shortened taxable years).
9.11Knowledge. The right to indemnification or other remedy based upon any representation or warranty set forth in this Agreement will not be affected by any investigation conducted or any knowledge acquired at any time, whether before or after the Execution Date or before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation or warranty.

9.12No Double Remedy. Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any specific fact, event, condition or circumstance, no Party will be entitled to recover the amount of any Damages suffered by such Party more than once under this Agreement in respect of such specific fact, event, condition or circumstance. For the avoidance of doubt, no Person shall be entitled to indemnification pursuant to this Agreement for any Damages arising from a breach of any representation, warranty or covenant set forth in this Agreement (and the amount of any Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) if, and solely to the extent, such Damages were already taken into account in connection with the calculation of the Post-Closing Adjustment Amount as provided in Section 3.5.
9.13Non-Reliance. The Parent and the Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that, other than for Fraud, the Parent and the Merger Sub may not make a claim for breach of representation or warranty regarding the subject matter of this Agreement, express or implied, except with respect to the representations and warranties in Article 5.
9.14Release of Indemnity Escrow Fund. Subject to the further terms and conditions of the Escrow Agreement and this Article 9, the Parent and the Stockholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Indemnity Escrow Fund as follows:
9.14.1On the date that is [***] following the Closing Date (the “First Release Date”), an amount, if any, equal to $[***], minus (a) any actual payouts in respect of indemnification claims in accordance with this Article 9, minus (b) the amount of any surviving, unresolved Parent Claim shall be released by the Escrow Agent, from the Indemnity Escrow Fund, to the Payments Administrator, for distribution to the Company Holders in accordance with such Company Holders’ applicable portion of such amount.
9.14.2On the date that is [***] following the Closing Date, an amount, if any, equal to $[***], minus (a) any actual payouts in respect of indemnification claims in accordance with this Article 9 following the First Release Date, minus (b) the amount of any surviving, unresolved Parent Claim (to the extent not duplicative and previously reserved pursuant to Section 9.14.1) shall be released by the Escrow Agent, from the Indemnity Escrow Fund, to the Payments Administrator for distribution to the Company Holders in accordance with such Company Holders’ applicable portion of such amount.
9.14.3On the date that is [***] following the Closing Date, an amount, if any, equal to the amount remaining in the Indemnity Escrow Fund, minus the amount of any surviving, unresolved Parent Claim (to the extent not duplicative and previously reserved pursuant to Section 9.14.1 or Section 9.14.2) shall be released by the Escrow Agent, from the Indemnity Escrow Fund, to the Payments Administrator, for distribution to the Company Holders in accordance with such Company Holders’ applicable portion of such amount.
9.14.4Any portion of the Indemnity Escrow Fund that is required pursuant to this Agreement or the Escrow Agreement to be reserved for potential payment and satisfaction of any unresolved Parent Claim properly brought pursuant to this Article 9, shall continue to be held by the Escrow Agent in escrow subject to, and in accordance with, the provisions of the Escrow Agreement, until the earlier of (i) such time as the Parent and the Stockholder Representative reach mutual agreement in writing as to the disposition thereof and provide the Escrow Agent with a joint written instruction with respect to the disbursement of the Indemnity Escrow Fund or (ii) issuance of an order of a court of competent jurisdiction that is final and from which no further appeals may be taken, as to the disposition of such Parent Claim.
ARTICLE 10
STOCKHOLDER REPRESENTATIVE
10.1Appointment; Authorization. In order to administer efficiently the defense or settlement of any dispute pursuant to Article 3 or any Parent Claim for which indemnification to any Parent Indemnified Party may be required pursuant to Article 9 and to administer efficiently the notice provisions under this Agreement, the Payments Administration Agreement and the Escrow Agreement, within 15 Business Days following the Option Exercise Date, the Company shall nominate and appoint Shareholder Representative

Services LLC, a Colorado limited liability company, or such other person as is reasonably acceptable to Parent, as the “Stockholder Representative” and deliver to Parent a signed joinder of the Stockholder Representative agreeing to the terms and conditions applicable to the Stockholder Representative set forth in this Agreement. All Company Holders, by voting in favor of the adoption of this Agreement, the approval of the principal terms of the Option, the approval of the principal terms of the Merger, and the consummation of the Merger, participation in the Merger or acceptance of any portion of the Total Merger Consideration pursuant to this Agreement, irrevocably nominate and appoint, and, in each Company Holder’s Letter of Transmittal shall expressly and irrevocably nominate and appoint the Stockholder Representative as their exclusive agent, attorney-in-fact and representative (with full power of substitution), with the right to: (i) take all action necessary, desirable or expressly permitted by this Agreement or any other Transaction Document; (ii) without limiting the foregoing, take all action in connection with the defense, prosecution or settlement of any dispute pursuant to Article 3 or any Claim pursuant to Article 9; (iii) give and receive all notices required or permitted to be given under this Agreement or the other Transaction Documents; (iv) contract with organizational stockholder representative vendors to perform the duties and responsibilities of the Stockholder Representative hereunder; and (v) take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing. By the Stockholder Representative’s execution of this Agreement, the Stockholder Representative hereby accepts such appointment.
10.2Resignation; Replacement. The Stockholder Representative may resign at any time upon not less than 10 days prior written notice to the Parent. In the event that the Stockholder Representative dies, becomes unable to perform the responsibilities of the Stockholder Representative hereunder or resigns from such position (“Terminating Stockholder Representative”), the Company Holders representing at least two-thirds of the outstanding shares of Company Capital Stock immediately prior to Closing shall elect another representative to fill such vacancy, and such substituted representative shall be deemed to be the Stockholder Representative in place of the Terminating Stockholder Representative for all purposes of this Agreement. If the position of Stockholder Representative shall remain vacant for more than 60 days, the Parent may designate any Company Holder as a Stockholder Representative in place of the Terminating Stockholder Representative and such Company Holder shall serve as the Stockholder Representative until the Company Holders shall elect a successor pursuant to this Section 10.2. The immunities and rights to indemnification granted by the Company Holders in favor of the Stockholder Representative in this Article 10 shall survive the resignation or removal of Stockholder Representative and the Closing and/or any termination of this Agreement, the Payments Administration Agreement and the Escrow Agreement.
10.3Decisions and Actions Binding. All decisions, instructions, consents and actions by the Stockholder Representative, including the defense, prosecution or settlement of any dispute pursuant to Article 3 or any Claim pursuant to Article 9, shall be final, binding and conclusive upon all of the Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same, or any cause of action against any Stockholder Representative for any action taken or not taken, decision made or instruction given by the Stockholder Representative under this Agreement or any other Transaction Document, except for fraud, gross negligence, willful misconduct or bad faith by the Stockholder Representative.
10.4Actions of the Stockholder Representative.
10.4.1The Parent and the Escrow Agent shall be able to rely conclusively on the actions, instructions, decisions and consents of the Stockholder Representative being the actions, instructions, decisions or consents of each Company Holder. The Parent, the Surviving Corporation and the Escrow Agent are hereby relieved from any Liability to any Person for any acts done by Stockholder Representative and any acts done by the Parent, the Surviving Corporation or the Escrow Agent in reliance upon any such action, instruction, decision and consent of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative constitute notices or communications to or from each Company Holder for all purposes under this Agreement or any other Transaction Document, as applicable. Each Company Holder hereby agrees to receive correspondence from the Stockholder Representative, including in electronic form. Without limiting any rights or remedies of the Parent or the Merger Sub under this Agreement or any other Transaction Document, as between the Stockholder Representative and the Company Holders, the Stockholder Representative shall be entitled to: (i) rely upon the Closing Payment Spreadsheet, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder or other party. The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder

Representative’s fraud, gross negligence, willful misconduct or bad faith. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel.
10.4.2Each Company Holder shall indemnify and hold harmless the Stockholder Representative from any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, the “Stockholder Representative Expenses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement or any Transaction Document or the Stockholder Representative’s actions hereunder or thereunder, in each case as such Stockholder Representative Expense is suffered or incurred; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence, willful misconduct or bad faith of the Stockholder Representative, the Stockholder Representative will reimburse the Company Holders the amount of such indemnified Stockholder Representative Expense to the extent attributable to such fraud, gross negligence, willful misconduct or bad faith. If not paid directly to the Stockholder Representative by the Company Holders, any such Stockholder Representative Expense may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Reimbursement Fund, (ii) the amounts in the Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Holders, (iii) from any Milestone Payments at such time as any such amounts would otherwise be distributable to the Company Holders, and (iv) from the Company Holders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Stockholder Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section 10.4.
10.4.3The power of attorney, immunities and rights to indemnification granted by the Company Holders in favor of the Stockholder Representative in this Article 10 are irrevocable and coupled with an interest, may be delegated by the Stockholder Representative, shall survive the bankruptcy, liquidation, death or incapacity of any Company Holder, and shall be enforceable notwithstanding any rights or remedies that any Company Holder may have in connection with the transactions contemplated by this Agreement or any other Transaction Document.
10.5Payment of Expenses.
10.5.1The Stockholder Representative Reimbursement Fund will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and any other Transaction Document. The Stockholder Representative Reimbursement Fund shall be held by the Stockholder Representative as agent and for the benefit of the Company Holders in a segregated client account. The Company Holders will not receive any interest or earnings on the Stockholder Representative Reimbursement Fund and irrevocably transfer to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold the Stockholder Representative Reimbursement Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Reimbursement Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Reimbursement Fund, and has no tax reporting or income distribution obligations hereunder. The costs of establishing and maintaining the Stockholder Representative Reimbursement Fund shall be paid by the Company Holders. For tax purposes, the Stockholder Representative Reimbursement Fund will be treated as having been received and voluntarily set aside by the Company Holders at the time of the Closing.
10.5.2The Stockholder Representative, upon written notice that is received by the Parent no later than three Business Days prior to the relevant distributions by the Parent being made to the Payments Administrator, shall be entitled to cause the Parent to deposit with the Stockholder Representative all or a portion of the proceeds of any Milestone Payment (which has become payable to the Company Holders pursuant to Section 3.2.1) prior to the Parent making any distribution of such Milestone Payment to the

Payments Administrator for further distribution to the Company Holders as provided herein solely for purposes of (i) replenishing the Stockholder Representative Reimbursement Fund or (ii) reimbursing the Stockholder Representative for the amount of any expenses of the Stockholder Representative previously paid by the Stockholder Representative and not discharged out of the Stockholder Representative Reimbursement Fund. Notwithstanding anything to the contrary, the Parties acknowledge that any amounts that the Parent Indemnified Parties are entitled to deduct from any Milestone Payment pursuant to Article 9 above shall have priority over any deductions pursuant to this Section 10.5.2. Any remaining Stockholder Representative Reimbursement Fund after satisfaction of all such costs and expenses shall be distributed to each of the Company Holders as provided in Article 4.
10.6Provision of Information. The Parent agrees that, upon reasonable notice, it will cooperate with and use reasonable efforts to make available (including by electronic means, to the extent reasonably available) to the Stockholder Representative for inspection and copying, during normal business hours, those of the Surviving Corporation’s books and records retained and remaining in existence after the Effective Time which are reasonably necessary in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other similar matter involving a holder of record of shares of Company Capital Stock as of immediately prior to the Effective Time. The Parent shall use reasonable efforts to transmit financial statements, general journal and trial balances of the Company in formats such as Excel spreadsheets or searchable Word or .pdf documents. The Stockholder Representative (on behalf of the Company Holders) shall bear all of the costs and expenses (including attorneys’ fees) incurred in connection with providing such access to such books and records. Except as provided in the next sentence, this Section 10.6 shall not create any obligation on the part of the Parent, the Surviving Corporation or any Affiliate to retain any such books and records for any particular length of time, in any particular location or in any particular format. The Parent shall retain or cause the Surviving Corporation to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other Tax records for all tax periods, or portions thereof, ending on or before the Closing Date.
ARTICLE 11
CLOSING CONDITIONS
11.1Conditions to Obligations of Each Party to Effect the Closing. The respective obligation of each Party to this Agreement to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing exclusively as to itself, by a Party hereto:
11.1.1No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or commenced any Law, Order or Action (whether temporary, preliminary or permanent) having the effect of prohibiting, restraining or delaying the consummation of the Closing or the Merger, and no Governmental Entity shall have indicated in writing its intention to imminently take any such Action.
11.1.2HSR Act and other Antitrust Laws. All applicable waiting periods under the HSR Act and other Antitrust Laws relating to the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents shall have expired or been terminated, and clearance for the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained in all jurisdictions requiring such clearance.
11.1.3Stockholder Approval. This Agreement and the Merger will have been duly adopted and approved by the Required Stockholder Vote.
11.2Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.
11.2.1Representations and Warranties. The representations and warranties of the Parent and the Merger Sub in this Agreement (i) that are qualified by materiality, Parent Material Adverse Effect or similar phrase shall be true and correct in all respects and (ii) that are not so qualified by materiality, Parent Material Adverse Effect or similar phrase shall be true and correct in all material respects, in each case, (A) as of the Execution Date and (B) on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received a certificate with respect to the foregoing signed on behalf of the Parent by an authorized officer of the Parent.
11.2.2Agreements and Covenants. The Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Parent or the Merger Sub at or prior to the Closing. The Company shall have received a certificate to such effect signed on behalf of the Parent by an authorized officer of the Parent.
11.2.3Payments Administration Agreement. The Payments Administrator and the Parent shall have duly executed and delivered the Payments Administration Agreement.
11.2.4Escrow Agreement. The Escrow Agent and the Parent shall have duly executed and delivered the Escrow Agreement.
11.2.5Delivery of Funds. At the Closing, the Parent shall have delivered or caused to be delivered all payments set forth in Section 4.1.3, Section 4.1.4 and Section 4.2.1.
11.3Additional Conditions to the Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate and effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent.
11.3.1Company Representations and Warranties. (i) The representations and warranties of the Company in this Agreement that are qualified by materiality, Company Material Adverse Effect or similar phrase shall be true and correct in all respects, and (ii) the representations and warranties of the Company in this Agreement that are not so qualified by materiality, Company Material Adverse Effect or similar phrase shall be true and correct in all material respects, in the cases of the foregoing clauses (i) through and including (ii), (A) as of the Execution Date and (B) on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be as of such earlier date. The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.
11.3.2Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.
11.3.3Payments Administration Agreement. The Payments Administrator and the Stockholder Representative shall have duly executed and delivered the Payments Administration Agreement.
11.3.4Escrow Agreement. The Escrow Agent and the Stockholder Representative shall have duly executed and delivered the Escrow Agreement.
11.3.5FIRPTA Certification. The Company shall have delivered to the Parent a certification in a form reasonably agreed to by the Parent and the Company for purposes of satisfying the Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
11.3.6Legal Proceedings. (i) No Action shall have been instituted against the Company or the Parent or their respective Affiliates (A) prohibiting, restraining or delaying, or that would result in material damages upon the consummation of the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Documents, or (B) causing or resulting in, any Remedial Action and (ii) no Remedial Action shall have occurred or be in effect.
11.3.7Noncompetition Agreements. Each of the Noncompetition Agreements shall remain in effect for each Person who is still employed by or a Contract Worker of the Company and the Company shall have obtained duly executed Noncompetition Agreements from any Person holding the titles listed on Appendix I who did not enter into a Noncompetition Agreement as of the Execution Date.

11.3.8Support Agreements. The Company shall have received executed Support Agreements from Company Holders representing no less than 75% of the outstanding shares of Company Capital Stock on an as converted to Company Common Stock basis (excluding any shares Company Capital Stock underlying the Company Options), or their successors or permitted assigns and such agreements shall remain in full force and effect. The Berlin Support Agreement shall remain in full force and effect.
11.3.9Company Stock Equivalents. There shall not, following the Closing, be any obligation on the part of the Company to pay any compensation to any holders of stock options, warrants or other convertible securities in relation to such options, warrants or convertible securities, and the Parent shall have received written evidence thereof satisfactory to the Parent.
11.3.10Resignations. The Parent shall have received written resignations of all officers and directors of the Company, to be effective as of the Effective Time.
11.3.11Required Consents. Each of the consents listed in Schedule 11.3.11 hereto shall have been obtained.
11.3.12Repayment of Loans; Payoff and Release of Liens. All Indebtedness owed by the Company shall have been repaid in full prior to or contemporaneous with Closing. The Company will have obtained and delivered to the Parent customary payoff letters reasonably satisfactory to the Parent and lien release documentation relating to the repayment of all Indebtedness or payments of other amounts in connection with any Transaction Expenses to be paid at the Closing and the termination of all Encumbrances (other than Permitted Encumbrances) on any of the Company’s assets securing any such Indebtedness or other amounts.
11.3.13Common Stockholder Approval. This Agreement and the Merger will have been duly adopted and approved by the Common Stockholder Vote.
ARTICLE 12
TERMINATION, AMENDMENT AND WAIVER
12.1Termination. This Agreement may be terminated at any time prior to the Effective Time:
12.1.1by the Parent by written notice to the Company, at any time prior to delivery by the Parent of the Option Exercise Notice;
12.1.2by the written consent of the Parent and the Company, in each case duly authorized by their respective board of directors;
12.1.3by the Parent by written notice to the Company, if the Company has not delivered evidence of (i) the Required Stockholder Vote, (ii) the Support Agreements, duly executed by at least the holders of the Required Stockholder Vote, in the case of each of (i) and (ii), no later than the day following the Execution Date, or (iii) the Common Stockholder Vote, within seven days of the Execution Date (collectively, the “Stockholder Vote Notices”);
12.1.4by the Company by written notice to the Parent, prior to the Parent paying to the Company the Option Price, if the Parent has not paid the Option Price to the Company within ten (10) Business Days following the Company’s delivery of the Stockholder Vote Notices;
12.1.5by the Company by written notice to the Parent, following the Option Expiration Date, if on or prior to the Option Expiration Date, the Parent has not delivered an Option Exercise Notice to the Company;
12.1.6by the Company by written notice to the Parent, prior to the Parent making the applicable Extension Payment, if the Parent has not made the applicable Extension Payment within ten (10) Business Days following the delivery by Parent to the Company of an Extension Notice;
12.1.7by either the Company or the Parent if the Merger shall not have been consummated on or before the later of (i) the date that is three months following the Option Exercise Date (the “Outside

Date”), and (ii)  if all of the conditions set forth in Article 11 (other than those conditions that by their nature are to be satisfied at Closing) have been satisfied by the Outside Date, except for the condition set forth in Section 11.1.2, 10 Business Days following the date on which clearance under the HSR Act is received; provided, however, that (a) if at any time the Parent makes a final determination signed by an officer of the Parent that it is not commercially reasonable to continue to seek to satisfy the condition set forth in Section 11.1.2 in accordance with the terms of Section 8.3, then the Parent shall provide written notice thereof to the Company, and upon the Company’s receipt of such written notice, this Agreement shall terminate, and (b) the right to terminate this Agreement under this Section 12.1.7 shall not be available (A) to the Company, if any action or failure to act by the Company has been a principal cause of or principally resulted in the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement; or (B) to the Parent, if any action or failure to act by the Parent or the Merger Sub has been a principal cause of or principally resulted in the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement;
12.1.8by either the Company or the Parent, if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1.8 shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance of any such Order or the taking of any other action by a Governmental Entity having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
12.1.9by the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Parent or the Merger Sub, or the Parent or the Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 11.2.1 or Section 11.2.2 and (ii) is incapable of being cured prior to the Closing Date by the Parent or the Merger Sub, as the case may be, or is not cured within 60 days of written notice of such breach, inaccuracy or failure to perform or comply; provided, however, that the failure to deliver the payments set forth in Section 4.1.3, Section 4.1.4 and Section 4.2.1 at the Effective Time as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company; provided, further that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
12.1.10by the Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 11.3.1 or Section 11.3.2 and (ii) is incapable of being cured prior to the Closing Date by the Company or is not cured within 60 days of written notice of such breach, inaccuracy or failure to perform or comply; provided, that the Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or
12.1.11by the Parent, if, at any time, a Governmental Entity shall have issued an order or brought an Action under the HSR Act or any other Antitrust Law (i) seeking to prohibit, restrain or delay, or to obtain substantial damages with respect to, the consummation of the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Documents or (ii) seeking any Remedial Action.
12.2Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect and there shall be no further Liability on the part of any Party hereto; provided, however, that nothing herein will relieve or release any Party from Liability arising from a breach of this Agreement by such Party; provided, further, that Section 10.4.2 (Indemnification of the Stockholder Representative), Section 12.1 (Termination), this Section 12.2 (Notice of Termination; Effect of Termination), Article 13 (General Provisions) and Article 1 (Definitions) (to the extent required for interpretation of the other surviving provisions of this Agreement) shall survive the termination of this Agreement.
ARTICLE 13
GENERAL PROVISIONS

13.1Amendment. The Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each Party.
13.2Extension; Waiver. Any Party hereto may, to the extent allowed under applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Subject to the foregoing, any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
13.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or delivered by email (receipt confirmed) to any applicable Party at the applicable following address or email address (or at such other address or email address for such Party as such Party shall specify by like notice, except that, notwithstanding any notice by any Company Holder to the contrary, any notice or communication to the Stockholder Representative after the Effective Time shall be deemed to be a notice or communication to each Company Holder):
If to the Parent or the Merger Sub:
Alcon Research, Ltd.
c/o Alcon Laboratories, Inc.
6201 South Freeway
Fort Worth, TX 76134
Attention: Head, Global Alliances
E-mail: [***]
and

Alcon Research, Ltd.
6201 South Freeway
Fort Worth, Texas 76134
Attention: General Counsel
E-mail: [***]

with a copy (that shall not constitute notice) to:
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Adam H. Golden and Michael Szlamkowicz
E-mail: [***]
[***]
If to the Company:
Ivantis, Inc.
38 Discovery, Suite 150
Irvine, CA 92618
Attention: Dave Van Meter
E-mail: [***]

with a copy (that shall not constitute notice) to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention: Bruce Feuchter and Jeff Estes
E-mail: [***]
[***]
If to any Company Holder or the Stockholder Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attention: Managing Director
E-mail: [***]
with a copy (that shall not constitute notice) to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention: Bruce Feuchter and Jeff Estes
E-mail: [***]
[***]
13.4Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of (i) the Parent and (ii) the Company (if prior to the Effective Time) or the Stockholder Representative (if on or after the Effective Time); provided, that after the Effective Time, the Parent may assign this Agreement to any Affiliate thereof so long as the Parent remains liable for performance under this Agreement. Any change in control of Parent shall not constitute an assignment of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 13.4 shall be null and void.
13.5Successors. The provisions of this Agreement shall be binding upon the heirs, legal representatives, successors and assigns of each Party or Company Holder, and any references in this Agreement to any Party or Company Holder shall mean and include the successors to the rights of such Party or Company Holder under this Agreement or any other Transaction Document, as applicable, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.
13.6Non-Recourse. Except with respect to the Stockholder Representative’s right to enforce the terms of Article 10 against the Company Holders, this Agreement may only be enforced against, and any claims or causes of action that may arise out of this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are parties to this Agreement in their capacities as such, and, except as set forth in Article 10 with respect to the rights of the Stockholder Representative contained therein, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any Party, or any former, current or future equityholder, controlling person, director, officer, employee, agent or Affiliate of any of the foregoing shall have any liabilities for any obligations or liabilities of the parties to this Agreement for any claims or causes of action arising out of this Agreement or the negotiation, execution or performance of this Agreement.
13.7Governing Law; Consent to Jurisdiction. This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute), without regard to the laws as to choice or conflicts of law. Each of the parties hereto irrevocably (i) submits itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any Action directly or indirectly based upon, relating to or arising out of this

Agreement or the Merger or the negotiation, execution or performance hereof or thereof; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any Action relating to this Agreement or the Merger in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 13.7, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper, or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 13.3 and agrees that service of any process, summons, notice or documents by personal delivery to the respective addresses set forth in Section 13.3 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 13.7 shall affect the right of any party to serve legal process in any other matter permitted by Law.
13.8Specific Performance. The Parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby agrees to waive: (i) the defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement; and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The equitable remedies described in this Section 13.8 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.
13.9Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
13.10Disclosure Schedules. The Company has provided a schedule of exceptions to the representations and warranties set forth in Article 5, attached hereto (the “Company Disclosure Schedule”). Any information set forth in any Section or Subsection of the Company Disclosure Schedule shall be deemed to be disclosed for purposes of such Section or Subsection and for purposes of each other Section and Subsection of the Company Disclosure Schedule (whether or not specific cross-references are made), in each case, solely to the extent that is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Section or Subsection. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall: (i) represent a determination that such item or other matter is material (or otherwise establish a standard of materiality) or that such item or matter is required to be referred to or disclosed in the Company Disclosure Schedule; and (ii) represent a determination that such item or other matter did not arise in the ordinary course of business. The information contained in the Company Disclosure Schedule is provided solely for purposes of making disclosures to the Parent and the Merger Sub under this Agreement. In disclosing such information, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in the Company Disclosure Schedule. For purposes of the Company’s representations and warranties on and as of the Closing Date, “Company Disclosure Schedule” shall mean the Updated Disclosure Schedule most recently delivered by the Company to the Parent.
13.11Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Documents, their respective Exhibits and Schedules, the certificates referred to in Sections 11.2.1, 11.2.2, 11.3.1, and 11.3.2 hereof and the Company Disclosure Schedule, (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except the rights of the Company Indemnitees under Section 8.4 hereof.
13.12Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
13.13Mutual Drafting. The Parties have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.
13.14Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parent, the Merger Sub, the Company and the Stockholder Representative and delivered to the Parent and the Company, it being understood that all such Parties need not sign the same counterpart. The Parties agree that all signatures of the Parties to this Agreement may be transmitted by facsimile or email or other electronic or digital means, and such facsimile, email or other electronic delivery will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and shall be sufficient to bind the Parties to the terms and provisions of this Agreement.
13.15Expenses. Except as otherwise expressly provided herein or in any Transaction Document, all expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such expenses, provided, that the Parent shall pay all fees of the Payments Administrator in relation to the Payments Administration Agreement and each of the Parent and the Stockholder Representative (through the Stockholder Representative Reimbursement Fund and/or other sources of funds available to the Stockholder Representative therefor as provided in Article 10) shall each pay one-half of all fees of the Escrow Agent. Subject to Section 8.4 hereof, all fees and expenses payable to any counsel or advisor engaged by any Company Holder in connection with the transactions contemplated by this Agreement shall be paid by such Company Holder and shall not be payable by the Parent, the Company, the Stockholder Representative or the Surviving Corporation.
13.16Waiver of Conflict; Communications. Effective as of the Closing, the Parent hereby waives and agrees not to assert, and the Parent agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) by Stradling Yocca Carlson & Rauth, P.C. or in-house counsel of the Stockholder Representative, any Company Holder, any of their respective Affiliates or any officer, employee or director of the Stockholder Representative, any Company Holder or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (the “Current Representation”).
13.17Attorney-Client Privilege. Effective as of the Closing, the Parent hereby agrees not to control or assert, and the Parent agrees to cause the Surviving Corporation and each of its Subsidiaries not to control or assert, in connection with any Post-Closing Representation any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between Stradling Yocca

Carlson & Rauth, P.C. or in-house counsel and any Designated Person solely to the extent such communication was made in connection with and relates to the Current Representation, including in connection with a dispute with the Parent, the Surviving Corporation or any of their respective Affiliates (including, after the Closing, the Relevant Companies), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 259 of the General Corporation Law of the State of Delaware, as amended, all rights of the Company or the Surviving Corporation under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

IN WITNESS WHEREOF, the Parent, the Merger Sub, the Company and the Stockholder Representative have caused this Option Agreement to be duly executed and delivered as of the date first written above.

PARENT: ALCON RESEARCH, LTD.
By:	/s/ Laurent Attias
Name: Laurent Attias Title: Senior VP, Corporate Strategy, BD&L and M&A

MERGER SUB: ITHACA MERGER SUB, INC.
By:	/s/ Laurent Attias
Name:Laurent Attias Title: Vice President

COMPANY: IVANTIS, INC.
By:	/s/ David Van Meter
Name: David Van Meter Title: President/CEO

STOCKHOLDER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative
By:
Name: Title: